Filed Pursuant to Rule 424(b)(3) Registration No. 333-251573
PROSPECTUS

PROSPECTUS

50,000,000 Shares of Common Stock

AMERICAN BATTERY METALS CORPORATION

This prospectus relates to the offer and sale of up to 50,000,000 shares (the “Resale Shares”) of common stock, par value $0.001 per share (the “Common Stock”) of American Battery Metals Corporation (referred to herein as “we”, “us”, “our”, “ABMC” “Registrant” or the “Company”), by Tysadco Partners, LLC, a Delaware limited liability company (“Tysadco” or the “Selling Stockholder”). The Resale Shares were registered with the Securities and Exchange Commission (“SEC) solely pursuant to the terms of that certain Purchase Agreement dated October 23, 2020, as amended on December 18, 2020 (the “Purchase Agreement”), which is further described elsewhere in this prospectus. The Purchase Agreement permits us to “put” up to $10,000,000 in shares of our Common Stock to Tysadco over a period of up to 24 months.

The resale of such shares by Tysadco pursuant to this prospectus is referred to herein as the “Offering.” Provided that the registration statement of which this prospectus forms a part is declared effective by the SEC, we may sell to the Selling Stockholder a presently indeterminate number of shares from time to time, as and when we determine appropriate in accordance with the terms and conditions of the Purchase Agreement.

The Selling Stockholder may offer all or a portion of the shares for resale from time to time through public or private transactions, at either fixed prices, at prevailing market prices at the time of sale or at privately negotiated prices. For additional information regarding the methods of sale you should refer to the section entitled “Plan of Distribution” on page 12 of this prospectus.

Tysadco is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”), and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We will not receive any of the proceeds from the sale of shares of our Common Stock by the Selling Stockholder.

However, we will receive proceeds from the sale of shares of our Common Stock pursuant to our exercise of the put right offered by Tysadco under the Purchase Agreement. When we “put” an amount of shares to Tysadco, the per-share purchase price that Tysadco will pay to us in respect of the put will be equal to 85% of the average of the two lowest VWAPs during the five (5) trading days commencing on the first trading day following delivery and clearing of the delivered shares. All expenses of registration in connection with this Offering are being borne by us, but all selling and other expenses incurred by the Selling Stockholder will be borne by the Selling Stockholder.

Our Common Stock is quoted on the OTCQB tier of OTC Markets Group under the symbol “ABML.” On January 6, 2021, the closing price of our Common Stock was $0.9889 per share.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this

Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 7, 2021.

You should rely only on the information contained in this prospectus or in any free writing prospectus that we may specifically authorize to be delivered or made available to you. We have not authorized anyone to provide you with any information other than that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to offer and sell our securities. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the common stock offered under this prospectus. The registration statement, including the exhibits, can be read on our website and the website of the Securities and Exchange Commission. See "Where You Can Find More Information."

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains, in addition to historical information, certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that includes information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as "may," "should," "would," "expect," "intend," "anticipate," "believe," "estimate," "continue," "plan," "potential" and similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus or incorporated herein by reference.

You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our Common Stock, you should carefully read this entire prospectus, including our financial statements and the related notes and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each case included elsewhere in this prospectus.

Unless the context indicates or suggests otherwise, references to “we,” “our,” “us,” the “Company,” “ABMC”, “LithiumOre,” or the “Registrant” refer to American Battery Metals Corporation, a Nevada corporation, and its wholly-owned subsidiary LithiumOre Corp., a Nevada corporation.

General

Background

The lithium-ion battery manufacturing supply chain is organized into four industries that operate in series: battery feedstock providers, material refiners, cell manufacturers, and end-use product (electric vehicle, stationary storage, consumer electronics, etc.) manufacturers. While the scale of manufacturing of lithium-ion battery cells and of electric vehicles and other end-use products have grown substantially within the US in recent years, there has been little domestic growth in the battery feedstock and material refining portions of the manufacturing supply chain. This has led to an imbalance within the domestic US supply chain and has caused the majority of cell manufacturing and end-use product manufacturers to rely on foreign supplies of their raw and refined feedstock materials. The situation is so dire that in its “Mineral Commodity Summaries 2020” report, the US Geological Survey calculated that less than 1% of each of the critical and strategic battery metals (lithium, nickel, cobalt, and manganese) produced globally in 2019 were produced within the US.

American Battery Metals Corporation (“ABMC” or the “Company”) is a startup company in the lithium-ion battery industry that is working to increase the domestic US production of these four battery metals through its engagement in the exploration of new primary resources of battery metals, in the development and commercialization of new technologies for the extraction of these battery metals from primary resources, and in the commercialization of an internally developed integrated process for the recycling of lithium-ion batteries for the recovery of battery metals. Through this three-pronged approach ABMC is working to both increase the domestic production of these battery metals, and also to ensure that as these materials reach their end of lives that the constituent elemental battery metals are returned to the manufacturing supply chain in a closed-loop fashion.

The Company was incorporated under the laws of the State of Nevada on October 6, 2011 for the purpose of acquiring rights to mineral properties with the eventual objective of being a producing mineral company, if and when it ever occurs. We have limited operating history and have not yet generated or realized any revenues from our activities. Our principal executive offices are located at 930 Tahoe Blvd., Suite 802-16, Incline Village, NV 89451.

On August 8, 2016, the Company formed Lithortech Resources Inc. as a wholly owned subsidiary of the Company to serve as its operating subsidiary for lithium resource exploration and development. On June 29, 2018, the Company changed the name of Lithortech Resources to LithiumOre Corp. (“LithiumOre”). On May 3, 2019, the Company changed its name to American Battery Metals Corporation.

The growth in demand for lithium-ion batteries is predicted by industry researchers to grow by over ten-fold over the next ten years, while over the same period there are limited announcements for new production sources of domestic US based lithium, nickel, cobalt, or manganese. As a result, there will be increased pressure on the prices of domestically sourced battery metals, and increased reliance on foreign sourced battery metals. These industry trends support and validate the Company’s multifaceted three-pronged business model to increase the production of domestic US sourced battery metals. The Company is currently a pre-revenue organization and we do not anticipate earning revenues until such time as we have initial operations of our lithium-ion battery recycling facility underway, or until we have undertaken sufficient exploration work to identify lithium and or other battery metals reserves and have validated and commercialized a cost-effective extraction system.

See “Description of the Business” on page 17 of this prospectus for more information.

The Offering

The Selling Stockholder identified in this prospectus may offer and sell up to 50,000,000 shares of our Common Stock issuable pursuant to the “Purchase Agreement. All shares registered in accordance with the registration statement were registered solely pursuant to the Purchase Agreement, which permits us to “put” up to $10,000,000 in shares of our Common Stock to Tysadco over a period of up to 24 months.

Purchase Agreement with Tysadco

On October 23, 2020, we entered into the Purchase Agreement with Tysadco pursuant to which we have agreed to issue and sell to Tysadco an indeterminate number of shares of our Common Stock, previously defined as the “Resale Shares,” in exchange for Tysadco’s commitment to invest up to an aggregate of Ten Million Dollars ($10,000,000) (the “Commitment Amount”) over a 24-month term commencing from the effectiveness of this registration statement (the “Open Period”), we may deliver a request notice to Tysadco which states the amount of shares that we intend to sell to Tysadco a date specified in the request notice (the “Request Notice”). The maximum investment amount per notice shall be equal to two hundred percent (200%) of the average of the daily trading volume (U.S. market only) of the Common Stock for the ten (10) consecutive trading days immediately prior to the date of the applicable Request Notice, so long as such amount is at least $25,000 and does not exceed $1,000,000. The purchase price per share to be paid by Tysadco will be 85% of the of the average of the two lowest individual daily VWAPs during the five (5) trading days commencing on the first trading day following delivery and clearing of the delivered shares.

In connection with the Purchase Agreement, we also entered into that certain registration rights agreement dated October 23, 2020 (the “Registration Rights Agreement”) with Tysadco pursuant to which we are obligated to file a registration statement with the SEC providing Tysadco with certain registration rights under the Securities Act with respect to the Resale Shares. Upon becoming effective, such registration statement shall remain effective at all times until the date that the Selling Stockholder no longer owns any of the Resale Shares. We must also take such action as is necessary to register and/or qualify the Resale Shares under such other securities or blue sky laws of all applicable jurisdictions in the United States.

If we were to draw down on the entire 50,000,000 shares of Common Stock being registered hereunder as of the date of this filing it would represent approximately 9.4% of our issued and outstanding Common Stock post issuance.

The Purchase Agreement contains customary representations, warranties, and covenants by, among, and for the benefit of the parties. Unless earlier terminated, the Purchase Agreement will terminate automatically upon: (i) certain bankruptcy events (ii) the first day of the month next following the 24-month anniversary of the date on which the Registration Statement of which this prospectus is a part becomes effective or (iii) the date on which Tysadco has purchased or acquired shares of our Common Stock pursuant to the Purchase Agreement equal to $10,000,000, which represents the Commitment Amount under the Purchase Agreement.

Under certain circumstances set forth in the Purchase Agreement, we and Tysadco each may terminate the Purchase Agreement upon written notice to the other, without fee, penalty, or cost.

Upon the termination of the Purchase Agreement for any of the above-mentioned reasons, any and all shares, or penalties, if any, due under the Purchase Agreement shall be immediately payable and due.

Neither the Company nor Tysadco may transfer its obligations under the Purchase Agreement.

The Resale Shares are being registered for resale in the Registration Statement of which this prospectus is a part. In addition, the Purchase Agreement limits the percentage of beneficial ownership of our Common Stock by Tysadco at any given time to 4.99%. Any shares of Common Stock remaining unissued to Tysadco at the expiration of the Purchase Agreement will be removed from registration and will not be offered for sale under this prospectus.

Registration Rights

As noted above, we entered into a Registration Rights Agreement with Tysadco pursuant to which we are obligated to file a registration statement with the SEC. We are obligated to use our best efforts to file and to maintain an effective registration statement until termination of the Purchase Agreement.

We agreed to file with the SEC one or more additional registration statements to cover all of the securities required to be registered under the Purchase Agreement that are not covered by this Prospectus, in each case, as soon as practicable, but in no event later than the applicable filing deadline for such additional registration statement as provided in the Registration Rights Agreement.

The Registration Rights Agreement also provides for our indemnification of Tysadco and its affiliates in the event that Tysadco incurs losses, liabilities, obligations, claims, contingencies, damages, costs, and expenses related to a breach by us of any of our representations, warranties, covenants, or agreements under the Registration Rights Agreement or the other related transaction documents or any action, suit, claim, or proceeding instituted against Tysadco or its affiliates due to the transactions contemplated by the Registration Rights Agreement or other transaction documents, subject to certain limitations.

Commitment Fee

In connection with the Purchase Agreement, we issued to Tysadco 500,000 shares of our common stock as a commitment fee to evidence our commitment to file the registration statement. In issuing such commitment fee shares to Tysadco, we are relying on an exemption from the registration requirements of Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

Corporate Information

We were incorporated on October 6, 2011 under the laws of the State of Nevada. Our fiscal year ends on June 30 of each year. Our principal executive office is located at 930 Tahoe Blvd., Suite 802-16, Incline Village, NV 89451 and our registered agent's office is located at 2520 St Rose Pkwy Ste 319 Henderson, Nevada 89704. Our telephone number is (775) 473-4744 and our e-mail address is “doug@batterymetals.com”. Our website address is www.batterymetals.com.The information contained on, or that can be accessed through, our website is not incorporated by reference in this prospectus and should not be considered a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

THE OFFERING

Securities offered by the Selling Stockholder	50,000,000 shares of common stock, par value $0.001 per share

Common Stock outstanding before this offering	479,890,177shares (1)

Common Stock outstanding after this offering	529,890,177 shares (2)

Use of proceeds

We will not receive any of the proceeds from the sale of the securities owned by the Selling Stockholder. However, we will receive proceeds from the sale of shares of our Common Stock pursuant to our exercise of the put right offered by the Selling Stockholder pursuant to Purchase Agreement. We intend to use the proceeds received, if any, from any “drawdowns” tendered to the Selling Stockholder under the Purchase Agreement for general corporate and working capital purposes and acquisitions or assets, businesses or operations or for other purposes that our Board of Directors, in its good faith deem to be in the best interest of the Company. See “Use of Proceeds” beginning on page 11.

Risk factors

An investment in our securities involves a high degree of risk and could result in a loss of your entire investment. Prior to making an investment decision, you should carefully consider all of the information in this Prospectus and, in particular, you should evaluate the risk factors set forth under the caption “Risk Factors” beginning on page 5.

Symbol on the OTC Markets Group	ABML

(1)The number of shares outstanding before the offering is based upon 479,890,177 shares outstanding as of December 15, 2020.

(2)The number of shares of Common Stock outstanding after this offering assumes the Selling Stockholder sells all 50,000,000 Resale Shares registered under the registration statement.

RISK FACTORS

An investment in our securities is subject to numerous risks, including the risk factors described below. You should carefully consider the risks, uncertainties and other factors described below, in addition to the other information set forth in this prospectus, before making an investment decision with regard to our securities. Any of these risks, uncertainties and other factors could materially and adversely affect our business, financial condition, results of operations, cash flows or prospects. In that case, the trading price of our Common Stock could decline, and you may lose all or part of your investment. See also “Cautionary Note Regarding Forward-Looking Statements.”

RISKS RELATING TO OUR COMPANY

Since we have a limited operating history and have not commenced revenue-producing operations, it is difficult for potential investors to evaluate our business.

Since formation, we have not commenced revenue-producing operations. To date, our operations have consisted of the prior exploratory activities, development and limited testing of our recycling process and the development of our business plan. Our limited operating history makes it difficult for potential investors to evaluate our technology or prospective operations. As an early-stage company, we are subject to all the risks inherent in the initial organization, financing, expenditures, complications and delays in a new business. Investors should evaluate an investment in us in light of the uncertainties encountered by developing companies in a competitive environment. There can be no assurance that our efforts will be successful or that we will ultimately be able to attain profitability.

We may need additional financing to execute our business plan and fund operations, which additional financing may not be available on reasonable terms or at all.

We believe that we require a minimum of $10 million of working capital over the next 12 months in order to fund our current operations, excluding the construction of our initial recycling facility near Reno, Nevada. We have undertaken registration of our common shares to potentially provide a portion of this necessary capital. However, we may require additional capital over the next 12 months, the receipt of which there can be no assurance. In addition, we will require additional capital in order to fully develop our recycling facilities. We intend to seek additional funds through various financing sources, including the private sale of our equity and debt securities, joint ventures with capital partners and project financing of our recycling facilities. In addition, we will consider alternatives to our current business plan that may enable to us to achieve revenue producing operations and meaningful commercial success with a smaller amount of capital. However, there can be no guarantees that such funds will be available on commercially reasonable terms, if at all. If such financing is not available on satisfactory terms, we may be unable to further pursue our business plan and we may be unable to continue operations, in which case you may lose your entire investment.

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern. If we do not continue as a going concern, investors will lose their entire investment.

In their report on our financial statements included in this prospectus, our independent auditors have expressed substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of ongoing operating losses and a lack of financing commitments then in place to meet expected cash requirements. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans and grants from various financial institutions where possible. If we do not continue as a going concern, investors will lose their entire investment.

We must effectively manage the growth of our operations, or our company will suffer.

Our ability to successfully implement our business plan requires an effective planning and management process. If funding is available, we may elect to increase the scope of our operations and acquire complementary businesses. Implementing our business plan will require significant additional funding and resources. If we grow our operations, we will need to hire additional employees and make significant capital investments. If we grow our operations, it will place a significant strain on our existing management and resources. Additionally, we will need to improve our financial and managerial controls and reporting systems and procedures, and we will need to expand, train and manage our workforce. Any failure to manage any of the foregoing areas efficiently and effectively would cause our business to suffer.

We may be unable to maintain an effective system of internal control over financial reporting, and as a result we may be unable to accurately report our financial results.

Our reporting obligations as a public company place a significant strain on our management, operational and financial resources and systems. We do not currently have effective internal controls. If we fail to maintain an effective system of internal control over financial reporting, we could experience delays or inaccuracies in our reporting of financial information, or non-compliance with the Commission, reporting and other regulatory requirements. This could subject us to regulatory scrutiny and result in a loss of public confidence in our management, which could, among other things, cause our stock price to drop.

We have been and expect to be significantly dependent on consulting agreements for the development of our battery recycling facilities, which exposes us to the risk of reliance on the performance of third parties.

In developing our battery recycling technology we rely to some extent on consulting agreements with third parties as the Company does not have the resources to employ all the necessary staff required for such activities. The failure to obtain and maintain such consulting agreements would substantially disrupt or delay our battery recycling activities. Any such loss would likely increase our expenses and materially harm our business, financial condition and results of operation.

If we are not successful in attracting and retaining highly qualified personnel, we may not be able to successfully implement our business strategy. In addition, the loss of the services of certain key employees would adversely impact our business prospects.

If we are not successful in attracting and retaining highly qualified personnel, we may not be able to successfully implement our business strategy. In addition, the loss of the services of certain key employees, including Douglas Cole, our Chief Executive Officer and Ryan Melsert, our Chief Technology Officer, would adversely impact our business prospects. Our ability to compete in the highly competitive battery recycling technology business depends in large part upon our ability to attract highly qualified managerial, scientific, and engineering personnel. In order to induce valuable employees to remain with us, we intend to provide employees with stock grants that vest over time. The value to employees of stock grants that vest over time will be significantly affected by movements in our stock price that we will not be able to control and may at any time be insufficient to counteract more lucrative offers from other companies. Other technology companies with which we compete for qualified personnel have greater financial and other resources, different risk profiles, and a longer history in the industry than we do. They also may provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high-quality candidates than what we have to offer. If we are unable to continue to attract and retain high-quality personnel, the rate and success at which we can develop and commercialize products would be limited.

The Company’s activities and operations may be affected by existing or threatened medical pandemics, such as the novel coronavirus (COVID-19).

The full extent to which COVID-19 impacts the Company will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning COVID-19 and the actions required to contain or treat its impact, among others. Investors are cautioned that operating and financial performance may vary from the expectations of management and our previously issued financial outlook as a result of the evolving COVID-19 environment.

RISKS RELATING TO OUR BUSINESS AND INDUSTRY

Battery recycling is a highly competitive and speculative business and we may not be successful in seeking available opportunities.

The process of battery recycling is a highly competitive and speculative business. In seeking available opportunities, we will compete with a number of other companies, including established, multi-national companies that have more experience and resources than we do. There also may be other small companies that are developing similar processes and are farther along than the Company. Because we may not have the financial and managerial resources to compete with other companies, we may not be successful in our efforts to develop technology which is commercially viable.

Our new business model has not been proven by us or anyone else.

We intend to engage in the business of lithium recycling through a proprietary recycling technology. While the production of lithium-ion recycling is an established business, to date most lithium-ion recycling has been produced by way of performing bulk high temperature calcinations or bulk acid dissolutions. We have developed a highly strategic recycling processing train that does not employ any high temperature operations or any bulk chemical treatments of the full battery. We have tested our recycling process on a small scale and to a limited degree; however, there can be no assurance that we will be able to produce battery metals in commercial quantities at a cost of production that will provide us with an adequate profit margin. The uniqueness of our process presents potential risks associated with the development of a business model that is untried and unproven.

While the testing of our recycling process has been successful to date, there can be no assurance that we will be able to replicate the process, along with all of the expected economic advantages, on a large commercial scale.

As of the date of this prospectus, we have built and operated our recycling process on a very small scale. While we believe that our development and testing to date has proven the concept of our recycling process, we have not undertaken the build-out or operation of a large-scale facility capable of recycling large commercial quantities. There can be no assurance that as we commence large scale manufacturing or operations that we will not incur unexpected costs or hurdles that might restrict the desired scale of our intended operations or negatively impact our projected gross profit margin.

Our intellectual property rights may not be adequate to protect our business.

We currently do not hold any patents for our products. Although we expect to file applications related to our technology, no assurances can be given that any patent will be issued on such patent applications or that, if such patents are issued, they will be sufficiently broad to adequately protect our technology. In addition, we cannot assure you that any patents that may be issued to us will not be challenged, invalidated, or circumvented. Even if we are issued patents, they may not stop a competitor from illegally using our patented processes and materials. In such event, we would incur substantial costs and expenses, including lost time of management in addressing and litigating, if necessary, such matters. Additionally, we rely upon a combination of trade secret laws and nondisclosure agreements with third parties and employees having access to confidential information or receiving unpatented proprietary know-how, trade secrets and technology to protect our proprietary rights and technology. These laws and agreements provide only limited protection. We can give no assurance that these measures will adequately protect us from misappropriation of proprietary information.

Our processes may infringe on the intellectual property rights of others, which could lead to costly disputes or disruptions.

The applied science industry is characterized by frequent allegations of intellectual property infringement. Though we do not expect to be subject to any of these allegations, any allegation of infringement could be time consuming and expensive to defend or resolve, result in substantial diversion of management resources, cause suspension of operations or force us to enter into royalty, license, or other agreements rather than dispute the merits of such allegation. If patent holders or other holders of intellectual property initiate legal proceedings, we may be forced into protracted and costly litigation. We may not be successful in defending such litigation and may not be able to procure any required royalty or license agreements on acceptable terms or at all.

Our business strategy includes entering into joint ventures and strategic alliances. Failure to successfully integrate such joint ventures or strategic alliances into our operations could adversely affect our business.

We propose to commercially exploit our recycling process, in part, by entering into joint ventures and strategic relationships with parties involved in the manufacture and recycling of lithium-ion products. Joint ventures and strategic alliances may involve significant other risks and uncertainties, including distraction of management’s attention away from normal business operations, insufficient revenue generation to offset liabilities assumed and expenses associated with the transaction, and unidentified issues not discovered in our due diligence process, such as product quality, technology issues and legal contingencies. In addition, we may be unable to effectively integrate any such programs and ventures into our operations. Our operating results could be adversely affected by any problems arising during or from any joint ventures or strategic alliances.

If we are unable to manage future expansion effectively, our business, operations and financial condition may suffer significantly, resulting in decreased productivity.

If our recycling process proves to be commercially valuable, it is likely that we will experience a rapid growth phase that could place a significant strain on our managerial, administrative, technical, operational and financial resources. Our organization, procedures and management may not be adequate to fully support the expansion of our operations or the efficient execution of our business strategy. If we are unable to manage future expansion effectively, our business, operations and financial condition may suffer significantly, resulting in decreased productivity.

The global economic conditions could negatively affect our prospects for growth and operating results.

Our prospects for growth and operating results will be directly affected by the general global economic conditions of the industries in which our suppliers, partners and customer groups operate. We believe that the market price of our principal product, recycled lithium ion, is relatively volatile and reacts to general global economic conditions. A decline in the price of lithium-ion resulting from over supply or a global economic slowdown and the other global economic conditions could negatively affect our business. There can be no assurance that global economic conditions will not, at times, negatively impact our liquidity, growth prospects and results of operations.

Government regulation and environmental, health and safety concerns may adversely affect our business.

Our operations in the United States will be subject to the Federal, State and local environmental, health and safety laws applicable to the reclamation of lithium-ion batteries. Depending on how any particular operation is structured, our facilities will probably have to obtain environmental permits or approvals to operate, including those associated with air emissions, water discharges, and waste management and storage. We may face opposition from local residents or public interest groups to the installation and operation of our facilities. Failure to secure (or significant delays in securing) the necessary approvals could prevent us from pursuing some of our planned operations and adversely affect our business, financial results and growth prospects. In addition to permitting requirements, our operations are subject to environmental health, safety and transportation laws and regulations that govern the management of and exposure to hazardous materials such as the heavy metals and acids involved in battery reclamation. These include hazard communication and other occupational safety requirements for employees, which may mandate industrial hygiene monitoring of employees for potential exposure to hazardous materials. Failure to comply with these requirements could subject our business to significant penalties (civil or criminal) and other sanctions that could adversely affect our business.

The nature of our operations involve risks, including the potential for exposure to hazardous materials such as heavy metals, that could result in personal injury and property damage claims from third parties, including employees and neighbors, which claims could result in significant costs or other environmental liability. Our operations also pose a risk of releases of hazardous substances, such as heavy metals or acids, into the environment, which can result in liabilities for the removal or remediation of such hazardous substances from the properties at which they have been released, liabilities which can be imposed regardless of fault, and our business could be held liable for the entire cost of cleanup even if we were only partially responsible. Like any manufacturer, we are also subject to the possibility that we may receive notices of potential liability in connection with materials that were sent to third-party recycling, treatment, and/or disposal facilities under the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), and comparable state statutes, which impose liability for investigation and remediation of contamination without regard to fault or the legality of the conduct that contributed to the contamination, and for damages to natural resources. Liability under CERCLA is retroactive, and, under certain circumstances, liability for the entire cost of a cleanup can be imposed on any responsible party.

In the event we are unable to present and operate our recycling process and operations as safe and environmentally responsible, we may face opposition from local governments, residents or public interest groups to the installation and operation of our facilities.

Control by management may limit your ability to influence the outcome of director elections and other transactions requiring stockholder approval.

Prior to this offering, our directors and executive officers beneficially own approximately 10.76% of our outstanding common stock. In addition, our five directors each own 100,000 shares of our Series A Preferred Shares which each Series A Preferred Share can vote the equivalent of 1,000 shares of Common Stock. Upon the completion of this offering, in addition to control exercised by their board seats and officer positions, such persons will have significant influence over corporate actions requiring stockholder approval, including the following actions:

•to elect or defeat the election of our directors;

•to amend or prevent amendment of our certificate of incorporation or bylaws;

•to effect or prevent a merger, sale of assets or other corporate transaction; and

•to control the outcome of any other matter submitted to our stockholders for vote.

Such persons’ stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

RISKS RELATED TO AN INVESTMENT IN OUR SECURITIES

We expect to experience volatility in the price of our Common Stock, which could negatively affect stockholders’ investments.

The trading price of our Common Stock may be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. The stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies with securities traded in those markets. Broad market and industry factors may seriously affect the market price of companies’ stock, including ours, regardless of actual operating performance. All of these factors could adversely affect your ability to sell your shares of Common Stock or, if you are able to sell your shares, to sell your shares at a price that you determine to be fair or favorable.

The relative lack of public company experience of our management team could adversely impact our ability to comply with the reporting requirements of U.S. securities laws.

Our management team lacks significant public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by the Sarbanes-Oxley Act of 2002. Our senior management has little experience in managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Our senior management may not be able to implement programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance and reporting requirements, including the establishing and maintaining of internal controls over financial reporting. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our ability to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which is necessary to maintain our public company status. If we were to fail to fulfill those obligations, our ability to continue as a U.S. public company would be in jeopardy, we could be subject to the imposition of fines and penalties and our management would have to divert resources from attending to our business plan.

Our Common Stock is categorized as “penny stock,” which may make it more difficult for investors to sell their shares of Common Stock due to suitability requirements.

Our Common Stock is categorized as “penny stock”. The SEC has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined therein) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. The price of our Common Stock is significantly less than $5.00 per share, and is therefore considered “penny stock.” This designation imposes additional sales practice requirements on broker-dealers who sell to persons other than established customers and accredited investors. The penny stock rules require a broker-dealer buying our securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities given the increased risks generally inherent in penny stocks. These rules may restrict the ability and/or willingness of brokers or dealers to buy or sell our Common Stock, either directly or on behalf of their clients, may discourage potential stockholders from purchasing our Common Stock, or may adversely affect the ability of stockholders to sell their shares.

Financial Industry Regulatory Authority, Inc. (“FINRA”) sales practice requirements may also limit a stockholder’s ability to buy and sell our Common Stock, which could depress the price of our Common Stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require a broker-dealer to have reasonable grounds for believing that the investment is suitable for that customer before recommending an investment to a customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. Thus, the FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may limit your ability to buy and sell our shares of Common Stock, have an adverse effect on the market for our shares of Common Stock, and thereby depress our price per share of Common Stock.

The elimination of monetary liability against our directors, officers and employees under Nevada law and the existence of indemnification rights for or obligations to our directors, officers and employees may result in substantial expenditures by us and may discourage lawsuits against our directors, officers and employees.

Our Articles of Incorporation contain a provision permitting us to eliminate the personal liability of our directors to us and our stockholders for damages for the breach of a fiduciary duty as a director or officer to the extent provided by Nevada law. We may also have contractual indemnification obligations under any future employment agreements with our officers. The foregoing indemnification obligations could result in us incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and the resulting costs may also discourage us from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even though such actions, if successful, might otherwise benefit us and our stockholders.

We may issue additional shares of Common Stock or preferred stock in the future, which could cause significant dilution to all stockholders.

Our Articles of Incorporation authorize the issuance of up to 1,200,000,000 shares of Common Stock with a par value of $0.001 per share. As of December 15, 2020, we had 479,890,177 shares of Common Stock outstanding; however, we may issue additional shares of Common Stock in the future in connection with a financing or an acquisition. Such issuances may not require the approval of our stockholders. In addition, certain of our outstanding rights to purchase additional shares of Common Stock or securities convertible into our Common Stock are subject to some form of anti-dilution protection, which could result in the right to purchase significantly more shares of Common Stock being issued or a reduction in the purchase price for any such shares or both. Any issuance of additional shares of our Common Stock, or equity securities convertible into our Common Stock, including but not limited to, preferred stock, warrants and options, will dilute the percentage ownership interest of all stockholders, may dilute the book value per share of our Common Stock, and may negatively impact the market price of our Common Stock.

Anti-takeover effects of certain provisions of Nevada state law hinder a potential takeover of us.

Certain provisions of the Nevada Revised Statutes have anti-takeover effects and may inhibit a non-negotiated merger or other business combination. These provisions are intended to encourage any person interested in acquiring us to negotiate with, and to obtain the approval of, our board of directors in connection with such a transaction. However, certain of these provisions may discourage a future acquisition of us, including an acquisition in which the stockholders might otherwise receive a premium for their shares. As a result, stockholders who might desire to participate in such a transaction may not have the opportunity to do so.

RISKS RELATED TO THE PURCHASE AGREEMENT

We are registering 50,000,000 shares of Common Stock to be issued under the Purchase Agreement. The sale of such shares could depress the market price of our common stock.

We are registering an aggregate of 50,000,000 shares of Common Stock under the registration statement of which this prospectus forms a part for sale by the Selling Stockholder. The sale of these shares into the public market by the Selling Stockholder could depress the market price of our common stock.

Our Common Stock price may decline by our Request of the shares issuable under the Purchase Agreement.

Effective October 23, 2020, we entered into the Purchase Agreement with Tysadco. Pursuant to the Purchase Agreement, when we deem it necessary, we may raise capital through the private sale of our Common Stock to Tysadco at a price equal to 85% of the average of the two lowest individual daily VWAPs during the five (5) trading days commencing on the first trading day following delivery and clearing of the delivered shares. Because this price is lower than the prevailing market price of our Common Stock, to the extent that the Request right is exercised, your ownership interest will be diluted in direct proportion.

There may not be a sufficient price of our Common Stock to permit us to acquire adequate funds, which may adversely affect our liquidity.

The Purchase Agreement provides that the number of shares sold pursuant to each Put Notice plus the shares held by Tysadco at that time shall not exceed 4.99% of the issued and outstanding shares of Common Stock of the Company. If the price our Common Stock is too low, it is possible that we may not be permitted to draw the full amount of proceeds of the drawdown request, which may not provide adequate funding for our planned operations and may materially decrease our liquidity. Analysis shows that an initial drawdown at current market prices will result in a drawdown of 50,000,000 shares of stock resulting in approximately $8,925,000 of actual available funds. While the Company cannot predict a quantitative risk factor in specific numbers, it can quantify its initial drawdown expectation.

There will be an adverse effect related to declining prices for our common stock.

Our right to require Tysadco pursuant to the Purchase Agreement to purchase our common shares is subject to a maximum number of two hundred percent (200%) of the average of the daily trading volume of the Common Stock for the ten (10) consecutive trading days immediately prior to the date the Company delivers a notice to purchase shares to Tysadco so long as such amount is at least $25,000 and does not exceed $1,000,000. For example, assuming no change in share price, a 50% decline in volume of our shares traded will result in a corresponding 50% decline in the total aggregate amount of our common shares that we can require Tysadco to purchase at one time under the Purchase Agreement.

Additionally, there will be an adverse effect of declining prices for our common stock on the terms at which we will be able to raise the $10 million in capital under the Purchase Agreement with Tysadco. For example:

Stock Price	$0.21[1]	$0.20	$0.15	$0.10	$0.05
Approximate Shares Needed to be Issued to obtain $10,000,000[2]	56,022,409	58,823,529	78,431,373	117,647,059	235,294,118
Approximate amount of dollars that can be obtained from each Request Notice (assuming average daily volume of 2,000,000 shares)	$714,000	$680,000	$510,000	$340,000	$170,000

Tysadco will pay less than the then-prevailing market price for our Common Stock.

Our Common Stock to be issued to Tysadco pursuant to the Purchase Agreement will be purchased at 85% of the average of the two lowest individual daily VWAPs during the five (5) trading days commencing on the first trading day following delivery and clearing of the delivered shares. Tysadco has a financial incentive to sell our Common Stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If Tysadco sells the shares, the price of our Common Stock could decrease. If our stock price decreases, Tysadco may have a further incentive to sell the shares of our Common Stock that it holds. These sales may have a further impact on our stock price.

Your ownership interest may be diluted and the value of our Common Stock may decline by exercising the request right pursuant to the purchase agreement with Tysadco.

Pursuant to the Purchase Agreement with Tysadco, when we deem it necessary, we may raise capital through the private sale of our Common Stock to Tysadco at a discounted price. Because the request price is lower than the prevailing market price of our Common Stock, to the extent that the request right is exercised, your ownership interest may be diluted.

We may not have access to the full amount available under the Purchase Agreement with Tysadco.

Our ability to draw down funds and sell shares under the Purchase Agreement with Tysadco requires that the registration statement of which this prospectus forms a part to be declared effective and continue to be effective. The registration statement of which this prospectus forms a part registers the resale of 50,000,000 shares issuable under the Purchase Agreement with Tysadco, and our ability to sell any remaining shares issuable under the investment with Tysadco is subject to our ability to prepare and file one or more additional registration statements registering the resale of these shares. These registration statements may be subject to review and comment by the staff of the Securities and Exchange Commission, and will require the consent of our independent registered public accounting firm. Therefore, the timing of effectiveness of these registration statements cannot be assured. The effectiveness of these registration statements is a condition precedent to our ability to sell all of the shares of our common stock to Tysadco under the Purchase Agreement. Even if we are successful in causing one or more registration statements registering the resale of some or all of the shares issuable under the Purchase Agreement with Tysadco to be declared effective by the Securities and Exchange Commission in a timely manner, we may not be able to sell the shares unless certain other conditions are met. For example, we might have to increase the number of our authorized shares in order to issue the shares to Tysadco. Increasing the number of our authorized shares will require board and stockholder approval. Accordingly, because our ability to draw down any amounts under the Purchase Agreement with Tysadco is subject to a number of conditions, there is no guarantee that we will be able to draw down any portion or all of the proceeds of $10,000,000 under the investment with Tysadco.

Certain restrictions on the extent of requests and the delivery of advance notices may have little, if any, effect on the adverse impact of our issuance of shares in connection with the Purchase Agreement with Tysadco, and as such, Tysadco may sell a large number of shares, resulting in substantial dilution to the value of shares held by existing stockholders.

Tysadco has agreed, subject to certain exceptions listed in the Purchase Agreement, to refrain from holding an amount of shares which would result in Tysadco or its affiliates owning more than 4.99% of the then-outstanding shares of our Common Stock at any one time. These restrictions, however, do not prevent Tysadco from selling shares of our Common Stock received in connection with a request, and then receiving additional shares of our Common Stock in connection with a subsequent request. In this way, Tysadco could sell more than 4.99% of the outstanding Common Stock in a relatively short time frame while never holding more than 4.99% at one time.

____________________________

1.Closing price of our on Common Stock on December 15, 2020

2.Based on the purchase price of 85% of the average of the two lowest VWAPs during the five (5) trading days commencing on the first trading day following delivery and clearing of the delivered shares, per the Purchase Agreement.

USE OF PROCEEDS

This prospectus relates to shares of our Common Stock that may be offered from time to time by the Selling Stockholder. We will not receive any of the proceeds from the sale of the securities owned by the Selling Stockholder. However, we will receive proceeds from the sale of shares of our Common Stock pursuant to our exercise of the put right offered by the Selling Stockholder pursuant to the Purchase Agreement. We intend to use the proceeds received, if any, from any “drawdowns” tendered to the Selling Stockholder under the Purchase Agreement for general corporate and working capital purposes and acquisitions or assets, businesses or operations or for other purposes that our Board of Directors, in its good faith deem to be in the best interests of the Company.

We will pay for expenses of this Offering, except that the Selling Stockholder will pay any broker discounts or commissions or equivalent expenses and expenses of its legal counsel applicable to the sale of the Resale Shares.

DETERMINATION OF OFFERING PRICE

The prices at which the shares covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of our common stock, by negotiations between the Selling Stockholder and buyers of our common stock in private transactions or as otherwise described in the "Plan of Distribution."

DILUTION

The issuance of our Common Stock to Selling Stockholder under the Purchase Agreement will have dilutive impact on our shareholders. As a result, our net income per share could decrease or net loss per share could increase in future periods and the market a price of our Common Stock could decline.

SELLING STOCKHOLDER

The Selling Stockholder may offer and sell, from time to time, any or all of the shares of our Common Stock that have been or may be issued by us to the Selling Stockholder under the Purchase Agreement. For additional information regarding the issuance of Common Stock covered by this prospectus, see “Prospectus Summary—Purchase Agreement with Tysadco” above. We are registering the shares of Common Stock pursuant to the provisions of the Registration Rights Agreement in order to permit the Selling Stockholder to offer the shares for resale when and as it deems appropriate.

The following table sets forth:

•the name of the Selling Stockholder;

•the number and percent of shares of our Common Stock that the Selling Stockholder beneficially owned prior to the offering for resale of the shares under this prospectus;

•the number of shares of our Common Stock that may be offered for resale for the account of the Selling Stockholder under this prospectus; and

•the number and percent of shares of our Common Stock to be beneficially owned by the Selling Stockholder after the offering of the Resale Shares (assuming all of the offered Resale Shares are sold by the Selling Stockholder).

As used in this prospectus, the term “Selling Stockholder” includes Tysadco Partners, LLC, its affiliates and any donees, pledgees, transferees or other successors in interest selling shares received after the date of this prospectus from the Selling Stockholder as a gift, pledge, or other non-sale related transfer.

The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of Common Stock that the Selling Stockholder may offer under this prospectus. The Selling Stockholder may sell some, all or none of its shares in this Offering. We do not know how long the Selling Stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Stockholder regarding the sale of Resale Shares.

This table is prepared based solely on information supplied to us by the Selling Stockholder and any other public documents filed with the SEC. The percentage of shares of Common Stock beneficially owned by the Selling Stockholder prior to the Offering is based on an aggregate of 479,890,177 shares of our Common Stock issued and outstanding as of December 15, 2020.

Except as noted herein, to our knowledge, the Selling Stockholder has never held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years other than as a result of the ownership of our securities. To our knowledge, the Selling Stockholder is neither a broker-dealer nor affiliate of a broker-dealer. See “Plan of Distribution” for additional information about the Selling Stockholder and the manner in which the Selling Stockholder may dispose of its shares. Beneficial ownership has been determined in accordance with the rules of the SEC, and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shares voting or investment power of that security, and includes options that are currently exercisable or exercisable within 60 days. Our registration of these securities does not necessarily mean that the Selling Stockholder will sell any or all of the securities covered by this prospectus.

Because the purchase price of the shares of Common Stock issuable under the Purchase Agreement is determined on each settlement date, the number of shares that may actually be sold by the Company under the Purchase Agreement may be fewer than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the Selling Stockholder pursuant to this prospectus.

Name of Selling	Number of Shares of Common Stock Owned Prior to Offering (1)		Maximum Number of Shares of Common Stock to be Offered Pursuant to this	Number of Shares of Common Stock Owned After Offering
Stockholder	Number	Percent	Prospectus	Number	Percent
Tysadco Partners, LLC (2)	7,500,000 (3)	1.6%	50,000,000	7,500,000 (4)	1.4% (5)

(1) In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the Offering all of the shares that the Selling Stockholder may be required to purchase under the Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to certain conditions, the satisfaction of all of which are outside of Tysadco’s control, including the registration statement of which this prospectus is a part becoming and remaining effective. Furthermore, the maximum dollar value of each put of Common Stock to the Selling Stockholder under the Purchase Agreement is subject to certain agreed upon threshold limitations set forth in the Purchase Agreement. Also, under the terms of the Purchase Agreement, we may not issue shares of our Common Stock to Tysadco to the extent that Selling Stockholder or any of its affiliates would, at any time, beneficially own more than 4.99% of our outstanding Common Stock.

(2) Howard Davner, the Managing Member of Tydasco, is deemed to be beneficial owner of all of the shares of common stock owned by Tydasco. Mr. Davner has sole voting and investment power over the shares being offered under the prospectus filed with the SEC in connection with the transactions contemplated under the Purchase Agreement. The address of Tydasco is 222 West 80th Street, New York, New York 10024. We have been advised that Tysadco is not a member of FINRA, or an independent broker-dealer, and that neither Tysadco nor any of its affiliates is an affiliate or an associated person of any FINRA member or independent broker-dealer.

(3) As of December 15, 2020, the Selling Stockholder held 0 shares of our Common Stock pursuant to the requests made under the Purchase Agreement.

(4) Represents the number of shares that will be held by the Selling Stockholder after completion of the Offering based on the assumptions that (a) all shares of Common Stock registered for sale by the registration statement of which this prospectus is part will be issued and sold and (b) that no other shares of our Common Stock beneficially owned by the Selling Stockholder are acquired or are sold prior to completion of this Offering by the Selling Stockholder.

(5) Based on 479,890,177 shares of common stock outstanding as of December 15, 2020 and the assumptions set forth in note (4) above.

PLAN OF DISTRIBUTION

We are registering shares of Common Stock that have been or may be issued by us from time to time to Tysadco under the Purchase Agreement to permit the sale of the Resale Shares after the issuance thereof by the Selling Stockholder from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholder of the Resale Shares. We will bear all fees and expenses incident to our obligation to register the Resale Shares.

The Selling Stockholder may decide not to sell any of the Resale Shares. The Selling Stockholder may sell all or a portion of the Resale Shares beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of the Resale Shares for whom they may act as agent. In effecting sales, broker-dealers that are engaged by the Selling Stockholder may arrange for other broker-dealers to participate. Tysadco is an “underwriter” within the meaning of the Securities Act. Any brokers, dealers or agents who participate in the distribution of the shares of Common Stock by the Selling Stockholder may also be deemed to be “underwriters,” and any profits on the sale of the shares of Common Stock by them and any discounts, commissions or concessions received by any such brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Tysadco has advised us that it will use an unaffiliated broker-dealer to effectuate all sales of the Resale Shares. To our knowledge, Tysadco has not entered into any agreement, arrangement or understanding with any particular broker-dealer or market maker with respect to the Resale Shares offered hereby, nor do we know the identity of the broker-dealers or market makers that may participate in the resale of the shares. Because Tysadco is, and any other selling stockholder, broker, dealer or agent may be, deemed to be, an “underwriter” within the meaning of the Securities Act, Tysadco will (and any other selling stockholder, broker, dealer or agent may) be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of the Securities Act (including, without limitation, Sections 11, 12 and 17 thereof) and Rule 10b-5 under the Exchange Act.

The Selling Stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The Resale Shares may be sold in one or more public or private transactions, at either fixed prices, at prevailing market prices at the time of the sale, at privately negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•in the over-the-counter market in accordance with the rules of OTC Markets Group;

•in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•an exchange distribution in accordance with the rules of the applicable exchange;

•privately negotiated transactions;

•broker-dealers may agree with the Selling Stockholder to sell a specified number of such shares at a stipulated price per share;

•a combination of any such methods of sale; and

•any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell or transfer the Resale Shares under Rule 144 under the Securities Act, if available, rather than under this prospectus or by other means not described in this prospectus.

Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Stockholder (and, if they act as agent for the purchaser of such shares, from such purchaser). Selling Stockholder has informed us that each such broker-dealer will receive commissions from Selling Stockholder which will not exceed customary brokerage commissions. Broker-dealers may agree with the Selling Stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in one or more transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above and pursuant to the one or more of the methods described above) at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. To the extent required under the Securities Act, an amendment to this prospectus or a supplemental prospectus will be filed, disclosing:

•the name of any such broker-dealers;

•the number of shares involved;

•the price at which such shares are to be sold;

•the commission paid or discounts or concessions allowed to such broker-dealers, where applicable;

•that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

•other facts material to the transaction.

Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Resale Shares. Pursuant to a requirement of FINRA, the maximum commission or discount and other compensation to be received by any FINRA member or independent broker-dealer shall not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 under the Securities Act.

Under the securities laws of some states, the Resale Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Resale Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the Selling Stockholder will sell any or all of the Resale Shares registered pursuant to the Registration Statement, of which this prospectus forms a part.

Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the Resale Shares, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. The Selling Stockholder and any other person participating in the sale or distribution of the Resale Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder (including, without limitation, Regulation M of the Exchange Act), which may restrict certain activities of, and limit the timing of purchases and sales of any of the Resale Shares by, the Selling Stockholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Resale Shares to engage in market-making and certain other activities with respect to the shares of Common Stock. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the Resale Shares in the market. All of the foregoing may affect the marketability of the Resale Shares and the ability of any person or entity to engage in market-making activities with respect to the Resale Shares.

We have agreed to indemnify Tysadco and certain other persons against certain liabilities in connection with the offering of the Resale Shares offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Tysadco has agreed to indemnify us against liabilities under the Securities Act that may arise from any written information furnished to us by Tysadco specifically for use in this Prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

At any time a particular offer of the Resale Shares is made by the Selling Stockholder, a revised prospectus or prospectus supplement, if required, will be distributed. Such prospectus supplement or post-effective amendment will be filed with the SEC to reflect the disclosure of any required additional information with respect to the distribution of the Resale Shares. We may suspend the sale of shares by the Selling Stockholder pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering up to 50,000,000 shares of our common stock.

Common Stock

The material terms and provisions of our common stock and each other class of our securities which qualifies or limits our common stock are described under the caption "Description of Capital Stock" in this prospectus.

Registration Rights

Pursuant to the terms of a Registration Rights Agreement entered into between us and the Selling Stockholder dated as of October 23, 2020, which was entered into in connection with the Purchase Agreement, we agreed to file a registration statement for the resale of the shares of common stock that have been or will be issued to the Selling Stockholder. We will pay all reasonable expenses incurred in connection with the registration described above. However, we will not be responsible for any broker or similar concessions or any legal fees or other costs of the Selling Stockholder.

DESCRIPTION OF CAPITAL STOCK

The following summary includes a description of material provisions of our capital stock; however, the description does not purport to be complete and is subject to, and is qualified by, our Articles of Incorporation and Bylaws, which are filed as exhibits to the Registration Statement of which this prospectus is a part.

Authorized and Outstanding Securities

The Company is authorized to issue two classes of shares, designated "Common Stock" and "Preferred Stock." The total number of shares which the Company is authorized to issue is 1,225,000,000. The number of shares of Preferred Stock which the Corporation is authorized to issue is 25,000,000 with a $.001 par value per share. The number of shares of Common Stock which the Corporation is authorized to issue is 1,200,000,000, with a $.001 par value per share. As of December 15, 2020, there were 479,890,177 shares of Common Stock issued and outstanding.

Common Stock

The holders of our Common Stock are entitled to one vote per share on all matters requiring a vote of the stockholders, including the election of directors. Holders of Common Stock do not have cumulative voting rights. Holders of Common Stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board in its discretion from funds legally available therefor, subject to preferences that may be applicable to preferred stock, if any, then outstanding. At present, we have no plans to issue dividends. See “Dividend Policy” for additional information. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock.

Preferred Stock

Our amended and restated articles of incorporation authorize 25,000,000 shares of preferred stock and provide that shares of preferred stock may be issued from time to time in one or more series. Our board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without stockholder approval, issue shares of preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue shares of preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management.

Series A Preferred Stock

Designation

The Company has designated 500,000 shares of its preferred stock as Series A Preferred Stock.

Ranking

The Series A Preferred Stock ranks senior to the common stock of the Company and to all other Preferred Stock of the Company.

Voting Rights

On all matters submitted to a vote of the shareholders of the Company, each share of Series A Preferred Stock will have 1,000 votes and holders of Series A Preferred Stock will vote with the holders of the Common Stock as one class.

Conversion Rights

The Series A Preferred Stock does not have any conversion rights into the common stock of the Company.

Dividends

The holders of the Series A Preferred Stock are not eligible to participate with respect to any dividends that may be declared by the Board of Directors.

Redemption

Subject to applicable law, the Company may, at any time and from time to time, purchase any shares of the Series A Preferred Stock from the holders.

Liquidation Preference

The Series A Preferred Stock is entitled to liquidation rights according to its rank (as set forth above) and at its par value.

Transfer Restrictions

The outstanding shares of the Series A Preferred Stock may not be transferred, assigned, hypothecated or otherwise conveyed to any party without the affirmative vote of the Board of Directors.

Series B Preferred Stock

Designation

The Company has designated 2,000,000 shares of its preferred stock as Series B preferred stock. The stated value of the Series B Preferred Stock is $10.00 per share.

Ranking

The Series B Preferred Stock ranks senior to the common stock of the Company and to all other Preferred Stock of the Company, except Series A.

Voting Rights

The holders of the Series B Preferred stock do not have voting rights.

Conversion Rights

Each share of Series B Preferred Stock is convertible into forty (40) shares of the Company’s common stock.

Dividends

The holders of the Series B Preferred Stock are entitled to receive, and the Company shall pay, non-cumulative dividends at the rate per share (as a percentage of the Stated Value) of 8% per annum. The dividends shall be payable at the Company’s option either in cash or in common shares of the Company.

Liquidation Preference

The Series B Preferred Stock is entitled to liquidation rights according to its rank (as set forth above) and at its stated value.

Transfer Restrictions

The Series B Preferred Stock may only be sold, transferred, assigned, pledged or otherwise disposed of in accordance with state and federal securities laws.

Series C Preferred Stock

Designation

The Company has designated 1,000,000 shares of its preferred stock of Series C preferred stock. The stated value of the Series C Preferred Stock is $10.00 per share.

Ranking

The Series C Preferred Stock ranks senior to the common stock of the Company and to all other Preferred Stock of the Company, except Series A and Series B.

Voting Rights

The holders of the Series C Preferred stock do not have voting rights.

Conversion Rights

Each share of Series C Preferred Stock is convertible into eighty (80) shares of the Company’s common stock.

Dividends

The holders of the Series C Preferred Stock are entitled to receive, and the Company shall pay, non-cumulative dividends at the rate per share (as a percentage of the Stated Value) of 8% per annum. The dividends shall be payable at the Company’s option either in cash or in common shares of the Company.

Liquidation Preference

The Series C Preferred Stock is entitled to liquidation rights according to its rank (as set forth above) and at its stated value.

Transfer Restrictions

The Series C Preferred Stock may only be sold, transferred, assigned, pledged or otherwise disposed of in accordance with state and federal securities laws.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. We do not intend to pay cash dividends on our Common Stock for the foreseeable future. Any future determination related to dividend policy will be made at the discretion of our Board of Directors. The holders of the Series B and Series C Preferred Stock are entitled to receive an 8% per annum dividend on their stated value which can be paid in cash or Common Stock at the discretion of the Company (see description of Series B and Series C Preferred Stock above).

The current and future holders of our Common Stock are entitled to receive dividends pro rata based on the number of shares held, when and if declared by our board of directors, from funds legally available for that purpose. Nevada Revised Statutes prohibits us from declaring dividends where, after giving effect to the distribution of the dividend, we would not be able to pay our debts as they become due in the ordinary course of business, or our total assets would be less than the sum of our total liabilities.

Our Articles of Incorporation and Bylaws do not contain provisions restricting our ability to pay dividends of our Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

We cannot predict the effect, if any, that market sales of shares of our Common Stock or the availability of shares of our Common Stock for sale will have on the market price of our Common Stock prevailing from time to time. Future sales of our Common Stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. The availability for sale of a substantial number of shares of our Common Stock acquired through the exercise of outstanding warrants could materially adversely affect the market price of our Common Stock. In addition, sales of our Common Stock in the public market after the restrictions lapse as described below, or the perception that those sales may occur, could cause the prevailing market price to decrease or to be lower than it might be in the absence of those sales or perceptions.

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated), including a person who may be deemed an “affiliate” of the company, who has beneficially owned restricted securities for at least six months may sell, within any three-month period, a number of shares that does not exceed the greater of: (1) 1% of the then outstanding shares of common stock, or (2) if and when the Common Stock is listed on a national securities exchange, the average weekly trading volume of the common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Sales of shares held by our affiliates that are not “restricted” are subject to such volume limitations, but are not subject to the holding period requirement. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and availability of current public information about our company. A person who is not deemed to have been an affiliate of our company at any time during the 90 days preceding a sale by such person, and who has beneficially owned the restricted shares for at least one year, is entitled to sell such shares under Rule 144 without regard to any of the restrictions described above.

We cannot estimate the number of shares of our Common Stock that our existing stockholders will elect to sell under Rule 144.

Anti-Takeover Effects of Nevada Law and Our Charter Documents

Certain provisions of Nevada law and our Articles of Incorporation and Bylaws could make more difficult the acquisition of us by means of a tender offer or otherwise, and the removal of incumbent officers and directors. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us.

Transfer Agent

The transfer agent for our Common Stock is Action Stock Transfer at 2469 E. Fort Union Blvd, Suite 214, Salt Lake City, UT 84121. The transfer agent’s telephone number is (801) 274-1088.

DESCRIPTION OF THE BUSINESS

Overview

Background

The lithium-ion battery manufacturing supply chain is organized into four industries that operate in series: battery feedstock providers, material refiners, cell manufacturers, and end-use product (electric vehicle, stationary storage, consumer electronics, etc.) manufacturers. While the scale of manufacturing of lithium-ion battery cells and of electric vehicles and other end-use products have grown substantially within the US in recent years, there has been little domestic growth in the battery feedstock and material refining portions of the manufacturing supply chain. This has led to an imbalance within the domestic US supply chain and has caused the majority of cell manufacturing and end-use product manufacturers to rely on foreign supplies of their raw and refined feedstock materials. The situation is so dire that in its “Mineral Commodity Summaries 2020” report, the US Geological Survey calculated that less than 1% of each of the critical and strategic battery metals (lithium, nickel, cobalt, and manganese) produced globally in 2019 were produced within the US.

American Battery Metals Corporation (“ABMC”) is a startup company in the lithium-ion battery industry that is working to increase the domestic US production of these four battery metals through its engagement in the exploration of new primary resources of battery metals, in the development and commercialization of new technologies for the extraction of these battery metals from primary resources, and in the commercialization of an internally developed integrated process for the recycling of lithium-ion batteries for the recovery of battery metals. Through this three-pronged approach ABMC is working to both increase the domestic production of these battery metals, and also to ensure that as these materials reach their end of lives that the constituent elemental battery metals are returned to the manufacturing supply chain in a closed-loop fashion.

Battery Metals Exploration

The Company’s exploration efforts are currently focused on the sampling and characterization of lithium-bearing of brine and claystone sedimentary resources in the Western Nevada Basin (WNB) located in Nye County, Nevada. Through sampling and evaluation of its previous holdings over the past year, the Company has recently down selected from 1,300 claims to the most promising resources and currently holds 647 placer mining claims on over 12,940 acres of land. The Company is performing bench scale characterization and extraction trials to evaluate the technical and economic feasibility of extracting elemental lithium from these resources in order to produce battery grade lithium hydroxide, and other high value lithium products, for sale to the battery metals market.

ABMC has been evaluating the expansion of exploration efforts to nickel, cobalt, and manganese rich resources throughout the US and Canada, however, it has not yet entered into any formal agreements or contracts.

Battery Metals Extractions

In addition, ABMC has been working in collaboration with several lithium-rich resource owners within the Clayton Valley area of Central Nevada. These resources largely consist of lithium-rich claystone sedimentary deposits, and ABMC has been working with these resource owners in order to receive sample quantities of materials from various drilling locations. Through characterizations and experimentation, ABMC has found that the mechanisms by which lithium is held within these deposits is quite unique, and ABMC has been performing bench scale trials on an internally developed first-of-kind selective leaching process for the low-cost extraction of lithium from these claystone resources. This novel method of enabling a selective leaching of lithium from these claystone sedimentary resources has allowed for significantly lower consumption of acid, lower levels of contaminants in the generated leach liquor, and lower overall costs of production. After reviewing the performance of this novel process and confirming its uniqueness through discussions with third party industry analysts, ABMC is considering preparing and submitting an initial provisional patent application for this technology.

With the material generated during these selective extraction trials, ABMC has performed bench scale separations, purification, and concentration processes to produce a high purity aqueous lithium hydroxide solution followed by crystallization and filtration processes to produce a battery cathode grade lithium hydroxide powder product. ABMC is currently evaluating the composition and morphology of these product materials relative to the required material specifications from high energy density cathode manufacturers in order to determine the technical and economic feasibility of manufacturing lithium hydroxide monohydrate products through this set of technologies with Clayton Valley claystone sedimentary resources as the feedstock.

The remainder of the Company’s extraction efforts have been through using recycled materials as feedstock.

Lithium-Ion Battery Recycling

ABMC has developed a universal lithium-ion battery recycling system that is able to recycle batteries of a wide range of form factors (packs, modules, cylindrical cells, prismatic cells, pouch cells, defect and intermediate waste cells, metal scraps, slurries, and powders) and of a wide range of cathode chemistries (lithiated cobalt oxide, lithiated nickel-cobalt-aluminum oxide, lithiated nickel-cobalt-manganese oxide, lithiated nickel-cobalt-manganese-aluminum oxide, lithiated nickel-oxide, and lithiated manganese-oxide) of various relative weighting of transition metals. While there currently has not been a large proliferation of lithium-ion battery recycling facilities in operation globally, the few that are operating generally implement “brute force” methods of processing batteries, by performing bulk high temperature calcinations or bulk acid dissolutions. These upfront processes can be simpler to implement; however, they also make it very difficult to enable high material recovery efficiencies of high value metal products downstream.

ABMC has developed a highly strategic recycling processing train that does not employ any high temperature operations or any bulk chemical treatments of the full battery. Several of the leaders of the ABMC team have previously worked in the design, construction, commissioning, and optimization of one of the largest lithium-ion battery manufacturing factories in the world. Through these experiences they gained a first principles physics-based understanding of every stage of lithium-ion battery cell manufacturing, and more importantly a fundamental understanding of the failure mechanisms that can cause battery components, cells, and modules to fail. Through these fundamental understandings the ABMC team has developed an automated high-speed mechanical separation process, which works to exploit the weaknesses in battery design to essentially “de-manufacture” the modules and cells in a rapid and automated fashion in order to dissect and separate the constituent components. This system is able to feed battery materials, without bulk discharging operations, and separate module materials, cell casings, electrode foils, low density materials, material powders, and wastewater in a matter of minutes without any direct hands-on operator interactions.

After the battery feedstock material is separated and sorted, what remains is a stream that contains rinse water, organic carbonates, dissolved fluorine and phosphorous species, and dissolved metals, and is of very high pH due to the leaching of loosely held lithium from the electrodes. While many current facilities lightly treat this water stream in order to meet discharge requirements, the ABMC team has instead developed a 6-part system that is able to treat this water in a targeted fashion, extract contaminants in non-hazardous forms, and purify the water to a higher quality than even the onsite well water. This treated water is then re-used back in the separations process in a closed loop fashion. The avoidance of the discharge of this water, and of the purchasing of makeup water, results in significant levelized cost savings and a dramatically lowered environmental footprint.

While the scrap metal products are sold directly after being separated from the automated disassembly system, the cathode and anode powders are sent for further processing in an internally developed chemical extraction system. This consists of a series of dilute acid dissolution, impurity removal, selective extraction, and purification systems that are able to individually extract lithium, nickel, cobalt, and manganese elemental metals and upgrade them to the battery cathode grade specifications demanded by high energy density cathode manufacturers.

Through the high speed and automated de-manufacturing of a wide variety of battery feedstock materials, and the low cost and high material recovery efficiency chemical extraction train, ABMC is able to successfully extract battery metals from end of life products and manufacturing waste and return them to the lithium-ion battery manufacturing supply chain in an economically sustainable fashion. As a result of their lower environmental footprint, lower total cost of production, and high stability of supply these recycled battery cathode metal feedstocks are highly valuable and sought after by domestic US high energy density cathode manufacturers.

The largest high energy density cathode manufacturing within the US is BASF, and in order to accelerate the commercialization of closed loop lithium-ion battery recycling, they initiated the Circularity Challenge in early 2019. This was a global competition where they challenged companies throughout the world to develop new innovative technologies for the recycling of large format lithium-ion batteries to establish a circular economy in the battery supply chain industries. To winners of the Circularity Challenge, BASF offered seed funding, access to development laboratories, and the exploration of partnership agreements. Over 100 companies throughout the world applied to this challenge throughout 2019, and after several down select and review presentations, in September 2019 BASF selected ABMC as the sole winner of the battery recycling portion of this Circularity Challenge. BASF is one of the largest purchasers of lithium-ion battery metal feedstocks in the US, and through the relationship established through this Circularity Challenge ABMC and BASF have been exploring several avenues of working together to accelerate the commercialization of this lithium-ion battery recycling technology.

Company History

The Company was incorporated under the laws of the State of Nevada on October 6, 2011 for the purpose of acquiring rights to mineral properties with the eventual objective of being a producing mineral company, if and when it ever occurs. We have limited operating history and have not yet generated or realized any revenues from our activities. Our principal executive offices are located at 930 Tahoe Blvd., Suite 802-16, Incline Village, NV 89451.

On August 8, 2016, the Company formed Lithortech Resources Inc. as a wholly owned subsidiary of the Company to serve as its operating subsidiary for lithium resource exploration and development. On June 29, 2018, the Company changed the name of Lithortech Resources to LithiumOre Corp. (“LithiumOre”). On May 3, 2019, the Company changed its name to American Battery Metals Corporation.

The growth in demand for lithium-ion batteries is predicted by industry researchers to grow by over ten-fold over the next ten years, while over the same period there are limited announcements for new production sources of domestic US based lithium, nickel, cobalt, or manganese. As a result, there will be increased pressure on the prices of domestically sourced battery metals, and increased reliance on foreign sourced battery metals. These industry trends support and validate the Company’s multifaceted three-pronged business model to increase the production of domestic US sourced battery metals. The Company is currently a pre-revenue organization and we do not anticipate earning revenues until such time as we have initial operations of our lithium-ion battery recycling facility underway, or until we have undertaken sufficient exploration work to identify lithium and or other battery metals reserves and have validated and commercialized a cost effective extraction system.

Market and Industry

Lithium is extracted from primarily two sources: hard rock spodumene and pegmatite crystals, and dissolved lithium salts from brine pools. Currently, the world’s top producers of Lithium are located in Australia, Chile, Argentina, and China.

In 2019, worldwide Lithium production totaled approximately 77,000 metric tons, with the top 4 countries (Australia, Chile, China, Argentina) contributing roughly 95% of the global production. Most of the world’s lithium supply is produced by five companies: Albemarle Corporation, FMC Corporation/Livent, Chile’s Sociedad Quimica Y Minera de Chile (SQM), Ganfeng Lithium, and Tianqi Lithium. Albemarle, FMC, and SQM have traditionally been considered the “Big 3” of global lithium producers. FMC Corporation spun off its lithium production to Livent in 2018.

In 2019, the market share of the “Big 3” companies decreased from 85% to 53%, with the Chinese companies attaining 40% market share.

Much of the current production of Lithium in Australia is derived from conventional mining techniques of ancient Precambrian rocks containing Lithium ore which is crushed and fed into capital intensive processing plants which upgrade the lithium mineral using gravity, flotation, magnetic and roasting purification processes.

Alternatively, Lithium production from Chile and Argentina uses a much less capital intense extraction method. Lithium is located beneath various salt flats. The Lithium is leached from nearby source rocks and becomes concentrated in salty brines just under the surface. The Lithium enriched brines are then pumped up to settle in multiple shallow surface evaporation pools which produces a thicker Lithium rich liquid. That liquid is treated with sodium carbonate, which creates lithium carbonate.

The Lithium market has typically been dominated by the ceramic and medical sectors, however recently the demand for Lithium for the battery markets- to fuel electric vehicles and energy storage applications- outstripped any other sector.

The primary lithium-ion battery manufacturers by capacity are: CATL, BYD, Tesla, Panasonic of Japan, and LG Chem of South Korea.

Lithium is not currently traded on any commodity exchanges, but rather is usually distributed in a chemical form such as lithium carbonate (Li2CO3) and sold directly to end users for a negotiated price per ton of lithium carbonate.

General Market Analysis

Lithium-ion batteries have become the rechargeable battery of choice in cell phones, computers, electric cars and now larger scale electric storage. The growth in demand for lithium batteries is predicted to far outpace lithium production in the coming decade; in particular, Lithium-ion batteries for the automotive industry is expected to continue to drive demand beyond supply.

Recently, Japan and South Korea have both recorded high levels of lithium-ion battery exports as auto companies’ ramp up battery consumption to power all-electric vehicle sales. China has the most electric vehicles on the road, but both European and North American auto manufacturers are committed to significantly increasing EV sales by 2025. In November 2019, Ford unveiled its long awaited fully electric Mustang-styled SUV.

According to Goldman Sachs, 25% of cars sold will have electric engines by 2025, up from 5% today. Just a 1% increase of Electric Vehicles hitting the market could increase lithium demand by roughly half of the current production of lithium today.

Tesla’s mile long Gigafactory started producing powerful lithium-ion batteries in January 2017 with its partner Panasonic. The Gigafactory will supply batteries for the 500,000 cars Tesla hopes to produce by the end of the decade, as well as to power homes. Also, Chrysler, Dodge, Ford, GM, BMW, Volkswagen, Mercedes-Benz, Mitsubishi, Nissan, Saturn, Tesla and Toyota have all announced plans to build lithium-ion battery powered cars. After Tesla released the Model 3 in July 2017, there have been over 500,000 reservations for the vehicle and production is starting 2 years ahead of schedule. Elon Musk has stated that Tesla will have to acquire the entire lithium market to meet the current demands. Thus, the global lithium market is approaching shortages, which has made it a useful commodity and mineral explorers have launched efforts to locate and bring new suppliers to the marketplace.

Lithium brine exploration and development has proven to be much more cost effective and faster to be put into production than the hard rock mine counterparts. Lithium brine deposits are considered placer deposits and are easier to gain mining permits for. Brine is also a liquid which means that drilling to find it is more akin to drilling for water or oil. It’s also typically located relatively close to surface, which limits the depth of required drilling. Once lithium brine is found, the reserve data is more straightforward to understand and quantify.

As the brines are found in large flat areas, the construction of numerous flat evaporation pools or direct solvent extraction can be achieved at relatively low cost. Environmental impact is minimized as the excess residual brines can be pumped back into the salt flats.

In Summary:

Historically, lithium demand came from industrial sectors manufacturing greases, glass, and ceramics. The processing of lithium for industrial applications requires lower specification products.

The introduction of the lithium-ion battery for consumer electronics, EV, and energy storage applications changed the demand dynamic; the batteries for e-mobility and energy storage now dominate current and future demand for lithium. Electric vehicles will continue to require vast amounts of lithium with higher grade and purities.

Electric Vehicle OEM are increasingly quality-conscious and develop close relationships to the modern “megafactories” that supply them with battery cells. In order to consistently supply the desired high nickel cathodes, megafactories need high purity raw materials - particularly lithium - to create low impurity lithium hydroxide.

In the United States, there are not currently enough chemical producers in operation to meet existing or future standards; battery grade hydroxide production is quite small as compared to the whole lithium supply chain. To meet market demand, this segment must quickly grow in the short term, at an estimated rate of 35-40% between now and 2025.

In 2019, explanations for the drop in the price of lithium were erroneously attributed to the “oversupply myth.” The reality is that there is not “too much lithium” in production but rather that there is not enough battery grade lithium hydroxide to meet market demand to fuel the explosive projections for Electric Vehicles.

Existing producers know that aside from handling and limited shelf life, consistently producing battery grade hydroxide within "spec,” while meeting the qualification challenges going forward will require significantly more high-grade lithium products. This will require new resources of raw materials, which demands investment in new exploration and mining projects.

Competition

We compete with other mining/exploration and battery recycling companies, many of which possess greater financial resources and technical facilities than we do, in connection with the acquisition of suitable exploration properties, building and operating process plants and in connection with the engagement of qualified personnel. The lithium exploration/mining and battery recycling industries are fragmented, and we are a very small participant in these sectors. Many of our competitors have been in business longer than we have and have established more strategic partnerships and relationships and have greater financial accessibility than we have.

While we compete with other exploration companies in acquiring suitable properties, we believe that there would be readily available purchasers of lithium and other precious metals if they were to be produced from any of our leased properties. The price of precious metals can be affected by a number of factors beyond our control, including:

•fluctuations in the market prices for lithium;

•fluctuating supplies of lithium;

•fluctuating demand for lithium; and

•mining activities of others.

If lithium mineralization that is determined to be of economic grade and in sufficient quantity to justify production were located, additional capital would be required to develop, mine and sell our production.

Patents and Trademarks

We do not have any patents or trademarks.

Employees

The company has fourteen employees: (a) two officers: Mr. Cole, our chief executive officer and Ryan Melsert, our Chief Technical Officer, and (b) twelve other employees which include Head of Resources, Principal Chemical Engineer, Lead Onsite Project Manager, Senior Chemist, Head of Business Development, Controller, Human Resources head, and Corporate Communications head. On January 4, 2021, the Board of Directors of the Company appointed David Corsaut as Chief Financial Officer.

Address and Telephone Number

Our executive office is located at 930 Tahoe Blvd., Suite 802-16, Incline Village, NV 89451, and our phone number is (775) 473-4744. Our website, www.batterymetals.com, contains a description of our company, but such website and the information contained on our website should not be viewed as part of this Prospectus.

Covid-19 Impact

In March 2020, the World Health Organization declared COVID-19 a pandemic. As COVID-19 continues to spread throughout the world, the ongoing global pandemic continues to prompt governments and businesses to maintain and, in some cases, extend unprecedented measures in response. Such measures have included federal, state, county and local governments, and public health organizations and authorities around the world implementing a variety of measures intended to control the spread of the virus, including quarantines, “stay-at-home” orders, travel restrictions, school closures, business limitations and closures, social distancing and hygiene requirements. The COVID-19 pandemic has also disrupted global supply chains and workforce participation and created significant volatility and disruption of financial markets. A prolonged economic downturn and adverse impact to global economies or a sustained slowdown in growth or demand could have an adverse effect on commodity prices and/or our ability to raise financing to meet our ongoing obligations. The full extent to which COVID-19 impacts the Company will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning COVID-19 and the actions required to contain or treat its impact, among others.

DESCRIPTION OF PROPERTIES

DESCRIPTION OF PROPERTIES

We operate within the U.S.A, with our principal executive offices located in Incline Village, Nevada, our corporate offices located in Moraga, California, our battery metal extraction and lithium-ion battery recycling technologies laboratory located in Greentown, Massachusetts, our mining claims located in the Western Nevada Basin, our farm and water rights located in Currant, Nevada and our undeveloped industrial land located in Fernley, Nevada.

We believe that all our property and facilities are generally well maintained, effectively used and are adequate to operate our business.

Set forth below is information regarding significant properties operated by us:

Undeveloped Industrial Land – Fernley, NV

On July 29, 2020, the Company entered into escrow to purchase approximately 12 ½ acres of industrial land in Fernley, Nevada in a Qualified Opportunity Zone (QOZ). The Company intends to construct a commercial pilot plant of its first-of-its-kind lithium-ion battery recycling facility on this land. The Company intends to invest approximately $15 million between January 2021 and September 2021 in order to construct and commission the first portion of this facility. This first portion will consist of approximately 30,000 sq. ft. of industrial processing space, as well as laboratory and office space. Once this first portion is operational, the Company estimates that this battery recycling facility will be operating in a financially self-sufficient manner as it sells scrap metal and high value metal filter cake products.

Subsequently, between Q2 2021 and the end of Q4 2021 the Company intends to invest an additional approximately $20 million in order to install value-add operations to this recycling facility in order to further increase operating margins. These value-add operations will allow for the manufacturing of battery cathode grade metal products (lithium hydroxide, nickel sulfate, cobalt sulfate, manganese sulfate) in addition to the sale of scrap metals.

Laboratory Facilities

The Company operates out of two laboratory facilities for the research and development of its battery metal extraction and lithium-ion battery recycling technologies.

Greentown Labs, Somerville, MA

The Company occupies wet chemistry laboratory space, free of charge, from Greentown Labs, which is the largest clean technology incubator in North America. Besides desk and lab space, the Company also has access to more than $1 million worth of resources, equipment, programming, and staff support. The Company was afforded this opportunity by winning the Greentown Labs Circularity Challenge, an accelerator program for start-ups developed in partnership with BASF, one of the world's leading chemical companies. The program intends to advance innovative ideas to disrupt the plastics, energy storage and recycling value chains to enable a circular economy. The Company is utilizing Greentown Labs to advance its metal extraction techniques and lithium-ion battery recycling technologies.

Mining Claims

LithiumOre, the Company’s wholly owned subsidiary, currently has 647 placer mining claims on over 12,940 acres in the area known as the Western Nevada Basin, situated in Railroad Valley in Nye County, Nevada. We do not currently have any partnership agreements or royalty agreements in connection with such claims.

We also own a 120-acre parcel of private property with water rights, in the town of Currant, NV near Railroad Valley, which we acquired for exploratory purposes and was fully impaired in prior years. It will act as a base for such operations of the Company.

We lease from the Bureau of Land Management our Western Nevada Basin Claims where we are exploring and drilling for possible lithium-rich brine.

The Western Nevada Basin (WNB) Claims are located in east central Nye County, Nevada (Figure 1) approximately 93 miles northeast of the county seat of Tonopah, NV, the major commercial center for the region; 56 miles southwest of the town of Ely, NV and 120 miles northeast of Silver Peak NV, the only currently operating lithium producer in the State.

Figure 1. Location Map. The Western Nevada Basin Claim is located within the central portion of the Railroad Valley, approximately 169 miles north-northwest of Las Vegas, NV and 234 miles east-southeast of Reno, NV.

Figure 2. The Western Nevada Basin Mining Property covers 12,940 acres. It consists of a total six hundred and forty-seven (647) placer claims. Each claim covers approximately 20 acres and was laid out by aliquot parts as required by the Bureau of Land Management.

Lithium is a locatable mineral according to the Code of Federal Regulations. Rights to lithium are to be held by lode claims where it occurs in bedrock and by placer claims where it occurs in sediments and brines. A body of legal precedents set during the original development of lithium brines in the area provides that lithium in valley sediments by nature of the unconsolidated host rock are staked by and produced from placer claims.

In Nevada the claim staking procedure requires recording documents with both the county Recorder’s Office and the state BLM office. Claims must be held by posts at the claims four corners and a Notice of Location which describe the claims legal description of location and owner. The claims are required to be recorded at the county courthouse within the proper jurisdiction within 90 days from the staking date.

Placer claims on Federal lands are held to a September 1 to August 31 assessment year when Intent to Hold or Proof of labor documents need to be filed with the county for the annual assessment work. The pertinent documents are filed with the Nye County Recorder’s Office.

The current annual maintenance fee is $165 per 20-acre (or a portion thereof) placer claim (http://www.blm.gov/ca/st/en/info/iac/miningfacts.html). Payment of those fees allows the claim to stay on the BLM active database. Non-payment results in the claims moving to ‘closed’ status.

Before August 31st of each year, a payment of $165 per claim is made to the BLM to hold the claims in good standing for the following assessment year. The total BLM cost for the 2020 assessment year for the 647 WNB Claims was $106,755. These fees were also paid in 2018 and 2019 in order to maintain the current mining claims.

In 2020 the total number of placer mining claims were reduced from 1,300 to 647. The decision to reduce the current mining claim holdings was based on detailed geologic and geophysical interpretations of field studies conducted on the WNB Claims over several months in 2019 and 2020. In order to increase shareholder value “on a claim by claim basis”; only the most prospective claims were maintained while interpreted potential unproductive claims were effectively dropped in order to save exploration funds.

When fees are paid a claim is deemed ‘active’. Active and approved claim fees are also due to the County before November 1st of each year. A payment to Nye County, NV, of $12 per claim to file an affidavit of assessment fees paid and notice of intent to hold the claims into the next assessment year. The total Nye County holding cost for the current 647 WNB claims is $7,774 and payments to the County are current as of October 31, 2020.

As public lands, there is right of free access and both surface and mineral rights are held by the Federal government. Public records (Bureau of Land Management) show no military withdrawals or Areas of Critical Environmental Concern. The Railroad Valley Wildlife Management Area is located to the west of the WNB claim boundary and has no effect on any planned work on the WNB claim area.

To the Company’s knowledge, there are no known environmental liabilities to which the property is subject or other significant factors and risks that may access, title, or the right or ability to perform work on the property. The NOI permit for the drilling site was approved on July 13, 2018.

Accessibility

The main route of access to the WNB project is Nevada State U.S. Route 6 which provides all year access to Railroad Valley and the project area. U.S. Route 6 provides direct access to the two nearby commercial centers; Tonopah, located southwest of the project at the junction of Routes 6 and 95, approximately 90 minutes away, and Ely, a slightly larger commercial center with a population of over 4,200 approximately, located northeast of the project approximately 60 minutes away. US Highway 95 is the main highway linking Las Vegas and Reno, the two largest metropolitan areas in Nevada.

Climate

Railroad Valley is in the rain shadow of the Sierra Nevada Mountains. The region is arid to almost semiarid. Winters are cold while summers are hot. Average annual precipitation is approximately 5 inches; however, variations occur at differing altitudes. Exploration can be conducted in the spring, summer, and fall seasons.

Local Resources

Railroad Valley contains several small communities which include Currant, Crow’s Nest, Green Springs, Locke’s, and Nyala. Electrical power is available within the valley area.

The larger population centers of Ely and Tonopah are connected via U.S. Route 6 to the project area. Tonopah has a population of approximately 2,500 and is the governmental center for the region. Ely has a population of approximately 4,200 and is the closest commercial center. Groceries, hardware, a bank and a choice of motels and restaurants are available in both Ely and Tonopah.

The area has a long history of mining. Mining personnel can be sourced mostly from the larger towns of Tonopah or Ely.

Infrastructure

A reasonable network of 4x4, graded and paved roads connects the claim area to the rest of Nevada. Electrical power is available at several sites throughout the valley and could easily provide power to any operation at the project area. The nearest rail and large commercial airline service are in Las Vegas, NV approximately 169 miles to the south.

Physiography

Railroad Valley is one of the longest topographically closed drainage basins in Nevada, extending more than 110 miles in a north-south direction and up to 20 miles wide. This valley is one of the Central Nevada Desert Basins in the Tonopah Basin. The southern end of the valley begins near Gray Top Mountain (7,036 feet) and stretches north all the way to Mount Hamilton (10,745 feet). The mountain masses are dominated by the White Pine, Grant and Quinn Canyon ranges east of the valley.

Railroad Valley comprises an area of approximately 2,750 square miles. Two large flat areas occur within the valley. The claims are located on the large Northern flat area of the valley floor at elevations generally of 4400 – 4700 feet. The valley floor is characterized by subdued topography with washes eroding into slightly older valley-fill sediments.

The claims are located on flat areas where vegetation is scarce. There is sufficient surface area for recovery and processing facilities within the Claims.

Geologic Setting

The claims are located in the Basin and Range physiographic province which stretches from southern Oregon and Idaho to Mexico. It is characterized by extreme elevation changes between mountains and flat intermountain valleys or basins.

Plate tectonics powered by crustal spreading broadly generates two types of forces: compression as plates are moved together and extension as those forces relax. Compression was the dominant geologic force affecting the western United States beginning about 200 million years ago as the Pacific Ocean plate moved eastward under the North American continental plate. Those forces compressed the overlying pile of sedimentary rocks accumulated over hundreds of millions of years into a thick stack reaching up to elevations of 14,000 feet, similar to the altiplano of Mexico and South America which formed at the same time from similar forces. That highland plateau stretched west – east from the Sierra Nevada Mountains in California to the Wasatch Range in Utah.

Extension became the dominant force beginning in the Eocene - Oligocene epochs approximately 55 to 25 million years ago. Also, the relative movement of the tectonic plates changed about 30 million years ago with the movement becoming more oblique to the continent. This relaxed the compressional forces and also tended to ‘tear’ the crust apart, creating diagonal extensions.

The resulting compressional and extensional tectonics have created throughout Nevada a classical Basin and Range province consisting of narrow, N- to NE-trending, fault block mountain chains separated by flat linear valleys. This geological pattern is repeated across the State and has created a number of currently arid, ‘trapped’ or closed basins with respect to drainage that have the potential of containing lithium brine deposits.

Geology of Lithium Brines

Lithium brine deposits are accumulations of saline groundwater that are enriched in dissolved lithium. All producing lithium brine deposits share a number of first-order characteristics:

(1)arid climate;

(2)closed basin containing a salt flat (also known as a Playa or Salar);

(3)tectonically driven subsidence;

(4)associated igneous or geothermal activity;

(5)suitable lithium source-rocks;

(6)one or more adequate aquifers; and

(7)sufficient time to concentrate a brine.

The single most important factor determining if a nonmarine basin can accumulate lithium brine is whether or not the basin is closed.

Lithium enriched brines are formed by complex processes that include evaporation, re-mobilization, salt and lithium clay dissolution and precipitation. In essence, lithium is liberated through weathering or derived from hydrothermal fluids from a variety of rock sources within a closed basin where lithium, a lightweight element, cannot escape.

Lithium is highly soluble and, unlike sodium (Na), potassium (K), or calcium (Ca), does not readily produce evaporite minerals when concentrated by evaporation. Instead, it ends up in residual brines in the shallow subsurface. Economic brines have Li concentrations in the range of 200 to 4,000 milligrams per liter (mg/l). 1 mg/l = 1 ppm.

Clayton Valley contains the only currently producing lithium brine project in Nevada. Production has been on-going since 1967. The production at Clayton Valley is located approximately 120 miles west of Railroad Valley. Evidence from Clayton Valley suggests that felsic vitric tuffs are a particularly favorable primary source of lithium as well, uplifted Neogene lake beds from earlier in the basin’s history, which have been altered to hectorite, may provide a source of lithium.

Geology of Railroad Valley

Railroad Valley has produced about 44 million barrels of oil (MMBO) from nine petroleum fields and has been extensively studied to determine relations between structure and oil production. Several interpretations of basin configuration have evolved, based on improved seismic acquisition and processing and better understanding of deformation styles and kinetics.

Oil was first discovered at Railroad Valley by Shell Oil in 1954. Their first discovery well reached a depth of 10,360 feet and it was determined that there were commercial oil reserves at intervals between 6,450 and 6,730 feet. The valley area is essentially wedge shaped with the wedge increasing in thickness from west to east. A low-angle attenuation fault has been reported to underlie Railroad Valley which has been interpreted to be a result of asymmetric arching rather than a series of down-to-the-west high-angle normal faults.

The stratigraphy of the valley is known to contain Paleozoic platform carbonate rocks, Tertiary volcanic rocks, and Tertiary lacustrine sediments. In comparison to Clayton Valley, Railroad Valley has a large endowment of Neogene volcanic flows and tophaceous rocks.

Oil exploration has reported several laterally continuous thick lithium brine horizons throughout Railroad Valley. Testing for lithium from the brines was not conducted by the oil industry. Good reservoir rocks for oil may not represent good reservoir hosts for lithium. The underlying brine-waters of the Railroad Valley were at one time examined as a potential reservoir for Las Vegas.

Volcanic rocks form a large part of the Neogene rock sequence: ash-flow tuffs and basalt flows from major calderas in eastern and central Nevada. Thickness of the volcanic section can vary greatly because of Neogene erosion and faulting. The thickness of ash flow tuffs in Railroad Valley can range from less than 1,000 ft to more than 3,000 ft. These rocks have shown good porosity and may represent an enormous source for lithium.

Tertiary lacustrine formations consist of varying proportions of fresh-water carbonate, shale, sandstone, and volcanic debris. To date, oil production from Tertiary lacustrine reservoirs is limited, but there is production from the Sheep Pass Formation in the Eagle Springs field, and formerly there was production from Currant field; both in Railroad Valley.

The northern Playa area of Railroad Valley contained a large lake during the Pleistocene Epoch, more than 7,000 years ago. The lake has subsequently evaporated within the valley; however, at one point it reportedly covered an area of over 525 square miles and attained a maximum depth of 315 feet. The large Railroad Valley north playa today is partly covered by young erosional alluvium.

Mineral Resources and Mineral Reserves

The Railroad Valley has demonstrated enrichment in lithium in the nearby dry sediments as evidenced from the NURE sample database from the U.S. Geological Survey. However, the project is at an exploration stage. There are no lithium brine mineral resources or reserves for the property.

Exploration and Development

Exploration and Development would consist of direct sampling and analysis of lithium both laterally and vertically across the project area from both volcanic horizons and underground brines contained within the Playa. Drilling and mobilization represent the largest costs of the program. Every effort would be made to minimize costs and maximize the sampling of brine from either re-entry and perforation of ‘shut-in’ oil wells or testing of current water wells in the project area.

Future Exploration and Development

The Company believes there is value in their WNB claims and will continue to evaluate those claims. However, resources are limited, and the Company’s primary focus is on the development of its battery recycling facility in Fernley, NV.

LEGAL PROCEEDINGS

In January 2018, the Company filed a complaint in Nevada seeking the return or cancellation of 16 million common shares which the Company believes were fraudulently issued as well as claims against the former CEO of the Company, Craig Alford. As a result, the Company entered into agreements to cancel eleven million shares (of which ten million shares have already been cancelled). The remaining five million shares were cancelled and reissued after the Company determined that the recipients provided proper consideration for such shares. Alford has filed a counterclaim against the Company for amounts allegedly owed to him that the Company believes is entirely without merit. The litigation continues against Alford and certain other relief defendants but has been delayed due to Covid -19 restrictions.

Other than the preceding, to the best of our knowledge, we are not currently a party to any legal proceedings that, individually or in the aggregate, are deemed to be material to our financial condition or results of operations.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our shares of common stock are eligible for quotation on “OTCQB” operated by the OTC Markets Group under the symbol “ABML.” Quotations for our securities represent inter-dealer prices, without retail markups, markdowns or commissions and may not necessarily represent actual transactions.

On December 15, 2020, the closing price of our Common Stock as reported by the OTC Markets Group was $0.21 per share.

Holders

As of December 15, 2020, we have approximately 113 shareholders including our directors and officers. One such holder is Cede & Co., a nominee for Depository Trust Company, or DTC. Shares of Common Stock that are held by financial institutions as nominees for beneficial owners are deposited into participant accounts at DTC, and are considered to be held of record by Cede & Co. as one stockholder.

Dividends

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. We do not intend to pay cash dividends on our common stock for the foreseeable future. Any future determination related to dividend policy will be made at the discretion of our Board of Directors. The Nevada Revised Statutes, however, prohibits us from declaring dividends where, after giving effect to the distribution of the dividend:

•we would not be able to pay our debts as they become due in the usual course of business; or

•our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution, unless otherwise permitted under our Articles of Incorporation.

Securities Authorized for Issuance under Equity Compensation Plans

There are no shares being offered pursuant to an employee benefit plan or a dividend reinvestment plan as no such plans exist. We expect to develop an employee benefit plan in the near future and would likely seek shareholder approval of such plan prior to implementing.

Penny Stock Regulations

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share. Our Common Stock, when and if a trading market develops, may fall within the definition of penny stock and be subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 individually, or $300,000, together with their spouse).

For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell our Common Stock and may affect the ability of investors to sell their Common Stock in the secondary market.

Corporate Information

We were incorporated on October 6, 2011 under the laws of the State of Nevada. Our fiscal year ends June 30 of each year. Our principal executive office is located at 930 Tahoe Blvd., Suite 802-16, Incline Village, NV 89451 and our registered agent's office is located at 2520 St Rose Parkway, Ste 319, Henderson, NV 89074. Our telephone number is (775) 473-4744 and our e-mail address is “doug@batterymetals.com”. Our website address is www.batterymetals.com. The information contained on, or that can be accessed through, our website is not incorporated by reference in this prospectus and should not be considered a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Transfer Agent

The transfer agent for our common stock is Action Stock Transfer at 2469 E. Fort Union Blvd, Suite 214, Salt Lake City, UT 84121. The transfer agent’s telephone number is (801) 274-1088.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the results of operations and financial condition for the three months ended September 30, 2020 and 2019 and for the nine months ended June 30, 2020 and the twelve month ended September 30, 2019 should be read in conjunction with the financial statements and related notes and the other financial information that are included elsewhere in this Prospectus. This discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results or other developments. Forward-looking statements are based upon estimates, forecasts, and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by us, or on our behalf. We disclaim any obligation to update forward-looking statements. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Note Regarding Forward-Looking Statements and Business sections in this Prospectus. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

We and our representatives may from time to time make written or oral statements that are “forward-looking,” including statements contained in this Prospectus and other filings with the SEC, reports to our stockholders and news releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “project,” “forecast,” “may,” “should,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. We undertake no obligation to update or revise any of the forward-looking statements after the date of this Prospectus to conform forward-looking statements to actual results. Important factors on which such statements are based are assumptions concerning uncertainties, including but not limited to, uncertainties associated with the following:

•Inadequate capital and barriers to raising the additional capital or to obtaining the financing needed to implement our business plans;

•Our failure to earn revenues or profits;

•Inadequate capital to continue business;

•Volatility or decline of our stock price;

•Potential fluctuation in quarterly results;

•Rapid and significant changes in markets;

•Litigation with or legal claims and allegations by outside parties; and

•Insufficient revenues to cover operating costs.

The following discussion should be read in conjunction with the financial statements and the notes thereto which are included in this Prospectus. This discussion contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ substantially from those anticipated in any forward-looking statements included in this discussion as a result of various factors.

RESULTS OF OPERATIONS

THREE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019

Results of Operations

Revenues

During the three months ended September 30, 2020 and 2019, the Company has not realized any revenues.

Expenses

Three Months Ended September 30, 2020 and 2019

During the three months ended September 30, 2020, the Company incurred $2,413,093 of operating expenses compared to $1,394,637 of operating expenses during the three months ended September 30, 2019. Overall, the increase in operating expense was due to the fact that the Company issued 13,240,000 common shares for services with a fair value of $1,582,270 in fiscal 2020 compared to 3,650,000 common shares for fair value of $690,500 during fiscal 2019. The Company also had an increase in payroll expense from $151,000 during the three months ended September 30, 2019 to $447,000 during the three months ended September 30, 2020 as the Company had more employees and operations compared to the prior year.

In addition to operating expenses, the Company incurred interest and accretion expense of $1,362,547 during the three months ended September 30, 2020 compared to $1,100,494 during the three months ended September 30, 2019. The increase in interest and accretion expense was due to the fact that the Company had more conversions of outstanding convertible notes in the current year compared to prior year which resulted in the acceleration of accretion on the debt discount that was originally derived due to the fair value of the convertibility features on the convertible notes. The Company also had an increase in the loss due to the change in the fair value of the derivative liability from $62,554 for the three months ended September 30, 2019 to $773,886 for the three months ended September 30, 2020 due to the fact that the Company had a more volatile share price during the current year which resulted in a wider spread between the fair value of the common stock and the discounted conversion rates for the convertible debentures. Finally, the Company recorded a gain on the settlement of debt of $1,612,433 compared a gain of $86,187 during the three months ended September 30, 2019 due to the fact that the Company entered into more settlement agreements for the conversion of notes payable as well as cash settlements of outstanding notes payable during the current fiscal period that resulted in an elimination of a larger amount of the outstanding derivative liability which resulted in a higher gain on settlement of debt. As part of the cash settlement of outstanding notes payable, the Company incurred financing costs of $214,116 during the current period compared to $nil in the prior year.

Net Loss

During the three months ended September 30, 2020, the Company incurred a net loss of $3,151,209 or $0.01 loss per share compared to a net loss of $2,475,244 or $0.02 loss per share during the three months ended September 30, 2019. The increase in the net loss is due to the fact that the Company had more general and administrative costs due to increases in payroll expense and share-based compensation, but was offset by the fact that the Company recorded a larger gain on settlement of debt in the current year due to an increase in the number of debt settlements which included the elimination of the derivative liability.

Liquidity and Capital Resources

At September 30, 2020, the Company had cash of $1,292,358 and total assets of $1,627,240 compared to cash of $829,924 and total assets of $1,161,314 as at June 30, 2020. The increase in cash is due to the fact that the Company received $1,343,750 of financing from private placements and $1,075,000 of proceeds from convertible debentures during the period ended September 30, 2020 less repayments of convertible debentures of $882,571. The increase in total assets is due to the increase in cash of $462,434 and increase in prepaid expense of $6,093.

The Company had total current liabilities of $4,718,322 at September 30, 2020 compared to $5,795,170 at June 30, 2020. The decrease is due to a decline in the derivative liability from $4,519,654 at June 30, 2020 to $2,777,634 at September 30, 2020 based on the settlement of convertible notes payable from the conversion of debt and the repayment of notes payable with cash during the period. As at September 30, 2020, the Company had total face value of convertible debt outstanding of $2,116,000 compared to total face value of convertible debt of $2,211,200 as at June 30, 2020.

As at September 30, 2020, the Company had a working capital deficit of $3,182,537 compared to a working capital deficit of $4,727,912 at June 30, 2020. The decrease in the working capital deficit was due to the settlement of outstanding convertible notes payable, and the corresponding derivative liabilities associated with those convertible notes, with the issuance of common shares and payment of cash during the period.

During the three months ended September 30, 2020, the Company issued 13,240,000 common shares for services with a fair value of $1,582,270, issued 15,153,315 common shares to convert outstanding notes payable and accrued interest totaling $1,770,232, issued 60,625,000 common shares in a private placement for $2,450,000 (which was received during the year ended June 30, 2020), and issued 5,055,132 common shares for the exercise of cashless share purchase warrants that were previously issued to note holders as an inducement for the convertible note proceeds.

As at September 30, 2020 and June 30, 2020, the Company does not have any issued or outstanding stock options.

Cash Flows

Cash from Operating Activities.

During the three months ended September 30, 2020, the Company used $1,071,651 of cash for operating activities as compared to $838,772 during the three months ended September 30, 2019. The increase in the use of cash for operating activities was due to the fact that the Company raised more funding from financing activities, including $1,343,750 from share subscriptions, which allowed them to incur more operating costs to further the Company’s development and operations.

Cash from Investing Activities

During the three months ended September 30, 2020, the Company incurred $2,094 for the acquisition of equipment. The Company did not have any investing activities during the three months ended September 30, 2019.

Cash from Financing Activities

During the three months ended September 30, 2020, the Company received $1,536,179 of financing, which included $1,343,750 from subscription proceeds related to a private placement of units, $1,075,000 of funding from the issuance of convertible notes payable less repayments of $882,571 on the convertible notes during the period. Comparatively, for the three months ended September 30, 2019, the Company received $829,453 of funding from financing activities which was primarily from the funding and repayment of outstanding convertible notes.

.

NINE MONTHS ENDED JUNE 30, 2020 AND TWELVE MONTHS ENDED SEPTEMBER 30, 2019

Working Capital

	June 30, 2020	September 30, 2019
	$	$
Current Assets	1,067,258	57,444
Current Liabilities	5,795,170	4,879,614
Working Capital (Deficit)	(4,727,912)	(4,822,170)

Cash Flows

	Nine Months Ended	Twelve Month Ended
	June 30, 2020	September 30, 2019
	$	$
Cash Flows used in Operating Activities	(3,018,519)	(3,233,467)
Cash Flows used in Investing Activities	(3,896)	-
Cash Flows provided by Financing Activities	3,844,968	3,118,069
Net increase (decrease) in Cash During Period	822,553	(115,398)

Operating Revenues

During the nine months ended June 30, 2020 and the twelve months ended September 30, 2019, the Company did not record any revenues from operations.

Operating Expenses and Net Loss

During the nine months ended June 30, 2020, the Company incurred operating expenses of $4,387,169 compared to $10,486,623 during the twelve months ended September 30, 2019. The decrease in operating expenses is due to a decrease in exploration costs of $744,379 relating to the Company lessening work on the Nye County property, a decrease of $5,780,093 of management and consulting fees which includes stock-based compensation costs from prior year, a decrease of $524,980 for general and administrative expenses as the Company had less operating activity in the current year compared to the prior year, and $245,820 decrease in legal fees due to lower stock-based compensation relating to legal fees that were paid in the prior year. The decreases were offset by an increase of $1,195,818 of payroll costs for employees of the Company as the Company had more day-to-day operations.

The Company incurred a net loss of $13,318,408 for the nine months ended June 30, 2020 compared to a net loss of $12,625,204 for the twelve months ended September 30, 2019. In addition to operating expenses, the Company incurred interest and accretion expense of $4,391,184 during the nine months ended June 30, 2020 compared to $2,491,621 for the twelve months ended September 30, 2019. The increase is due to the fact that the Company entered into more convertible notes during the current year which resulted in more interest expense and a larger accretion amount given that the majority of the convertible notes had variable conversion rates at a discount to the market price that resulted in the recognition of derivative liabilities. The Company also recorded a loss of $5,863,127 for the change in the fair value of derivative liabilities compared to $218,922 for the twelve months ended September 30, 2019 due in part to more volatility in the Company’s share price during the year which resulted in a larger spread between conversion prices and market prices which created higher derivative liabilities.

Finally, the Company recorded a gain on the settlement of debt of $1,319,326 and $571,962 during the nine months ended June 30, 2020 and twelve months ended September 30, 2019, respectively, due to increased conversion and settlement of outstanding convertible notes payable during 2020, due in part to a large derivative liability balance which would reverse upon full conversion of the notes.

The Company incurred a net loss of $13,318,408, or $0.05 loss per share, during the nine months ended June 30, 2020 compared to a net loss of $12,625,204, or $0.11 loss per share, during the twelve months ended September 30, 2019.

Liquidity and Capital Resources

As of June 30, 2020, the Company had cash of $829,924 and total assets of $1,161,314 compared to cash of $7,371 and total assets of $92,694 as at September 30, 2019. The increase in cash and total assets was mainly due to the fact that the Company received additional financing from issuance of convertible debts, private placements and bank loans.

As of June 30, 2020, the Company had total liabilities of $6,101,818 compared to total liabilities of $4,880,156 as at September 30, 2019. The increase in total liabilities is due to an increase in the derivative liabilities of $1,082,454 due to an increase in the number of convertible notes outstanding during the current year and the fact that the majority of the convertible notes in fiscal 2020 had variable conversion rates. The increase was offset by a decrease in the carrying value of convertible notes payable of $272,283 due in part to a greater number of convertible notes being entered into near the end of the fiscal year which resulted in a full discount of the carrying value due to the fair value of the derivative liability at the onset of the convertible note. At June 30, 2020, the Company had total face value of convertible debentures of $2,211,200 compared to total face value of convertible notes of $3,643,259 at September 30, 2019. In addition, the Company had a decrease of $70,959 in accounts payable and accrued liabilities offset by an increase of $166,680 in amounts due to related parties which are related to management fees incurred to the Chief Executive Officer of the Company. Moreover, the Company had an increase of $315,228 in loans payable due from a finance loan agreement relating to the acquisition of a company vehicle and another $255,992 from the U.S. Small Business Administration as part of the Paycheck Protection Program.

As of June 30, 2020, the Company had a working capital deficit of $4,727,912 compared to a working capital deficit of $4,822,170 as at September 30, 2019. The decrease in the working capital deficit is mainly due to the additional financing received from convertible debentures, private placement, bank loan and increase in prepaid expenses.

During the nine months ended June 30, 2020, the Company issued 24,111,031 common shares with a fair value of $1,072,378 for services and 193,014,921 common shares with a fair value of $9,313,911 for the conversion of outstanding convertible notes payable. In addition, the Company issued 3,750,000 common shares for proceeds of $150,000 as part of a private placement of units, 9,924,304 common shares for the exercise of cashless warrants, and 1,712,824 common shares due to cancellation of share purchase warrants.

As at June 30, 2020, the Company received $2,450,000 relating to share subscriptions received relating to private placement units at $0.04 per unit. The units were issued subsequent to June 30, 2020.

Cashflows from Operating Activities

During the nine months ended June 30, 2020, the Company used $3,018,519 of cash for operating activities compared to $3,233,467 of cash for operating activities during the twelve months ended September 30, 2019. The decrease in the use of cash for operating activities was due to significantly less costs incurred during the nine-month period from day-to-day operation and the change in year-end, which results in a shorter period than the comparative period.

Cashflows from Investing Activities

During the nine months ended June 30, 2020, the Company used cash of $3,896 for acquisition of equipment compared to use of $nil for investing activities during the twelve months ended September 30, 2019.

Cashflows from Financing Activities

During the nine months ended June 30, 2020, the Company received $3,844,968 of proceeds from financing activities which included $2,522,250 of cash from issuance of notes payable less repayment of $1,533,274, $2,600,000 of proceeds from private placements during the period, and $255,992 of proceeds from bank loan. Comparatively, during the twelve months ended September 30, 2019, the Company received proceeds of $3,118,069 from financing activities from notes payable including $4,601,900 from issuance of convertible notes payable less repayment of $1,483,831.

Going Concern

We have not attained profitable operations and are dependent upon obtaining financing to pursue any extensive acquisitions and activities. For these reasons, our auditors stated in their report on our audited financial statements that they have substantial doubt that we will be able to continue as a going concern without further financing.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

Future Financings

We will continue to rely on equity sales of our common shares in order to continue to fund our business operations. Issuances of additional shares will result in dilution to existing stockholders. There is no assurance that we will achieve any additional sales of the equity securities or arrange for debt or other financing to fund planned acquisitions and exploration activities.

Critical Accounting Policies

Our financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

We regularly evaluate the accounting policies and estimates that we use to prepare our financial statements. A complete summary of these policies is included in the notes to our financial statements. In general, management's estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

Recently Issued Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

As a smaller reporting company (as defined in Rule 12b-2 of the Exchange Act), we are not required to provide the information called for by Item 304 of Regulation S-K.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names and ages of our current directors and executive officers, the principal offices and positions held by each person:

Name	Age	Positions
William Hunter	52	Director
Douglas MacLellan	65	Director
Douglas Cole	65	Director, Chairman, CEO
Ryan Melsert	38	Director, CTO
David Batstone	62	Director
David Corsaut	65	CFO

William Hunter, Director

Mr. Hunter, age 52, received his B.Sc. from DePaul University in Chicago and an MBA with distinction from the Kellstadt School of Business at DePaul University. Mr. Hunter is currently the CFO of AMCI Group and CEO and board member of AMCI Acquisition Corp (Nasdaq: AMCIU). He is a seasoned financial executive with over 20 years of advisory and capital markets experience and has been involved in over $20 billion of transactions throughout his career in the natural resources and industrial industries. Prior to joining AMCI, Mr. Hunter led the Americas Banking team at Nomura where he advised Mitsui in their acquisition of a minority interest in the Moatize Coal Mining complex from Vale and Globe Specialty Metals in their $3.1 billion ‘merger of equals’ transaction with FerroAtlantica. Before Nomura he led industrial and natural resource teams at Jefferies, TD Securities and BMO Nesbitt Burns.

There have been no transactions since the beginning of the Company's last fiscal year, and there are no currently proposed transactions, in which the Company was or is to be a participant and in which Mr. Hunter (or any member of his immediate family) had or will have any interest, that are required to be reported under Item 404(a) of Regulation S-K. The appointment of Mr. Hunter was not pursuant to any arrangement or understanding between him and any person, other than a director or executive officer of the Company acting in his or her official capacity.

Douglas MacLellan, Director

Mr. MacLellan, age 65, currently serves as Chairman of the Board of eWellness Healthcare Corporation (OTCQB: EWLL), since May 2013. From November 2009 to December 2017 Mr. MacLellan was an independent director and Chairman of the Audit Committee of ChinaNet Online Holdings, Inc. (NASDAQ: CNET) a media development, advertising and communications company. From June 2011 to present Mr. MacLellan has been Chairman of Innovare Products, Inc., a privately held company that develops innovative consumer products. From May 2014 to October 2016, Mr. MacLellan was a member of the Board as an independent director of Jameson Stanford Resources Corporation (OTCBB: JMSN) an early-stage mining company. From September 1992 through April 2014, Mr. MacLellan held various Board positions and was Chairman and chief executive officer at Radient Pharmaceuticals Corporation. (OTCQB: RXPC.PK), a vertically integrated specialty pharmaceutical company. He also continued to serve as president and chief executive officer for the MacLellan Group, an international financial advisory firm from March 1992 through January 2016. From August 2005 to May 2009, Mr. MacLellan was co-founder and vice chairman at Ocean Smart, Inc., a Canadian based aquaculture company. From February 2002 to September 2006, Mr. MacLellan served as chairman and cofounder at Broadband Access MarketSpace, Ltd., a China based IT advisory firm, and was also co-founder at Datalex Corp., a software and IT company specializing in mainframe applications, from February 1997 to May 2002. Mr. MacLellan was educated at the University of Southern California in economics and international relations.

There have been no transactions since the beginning of the Company's last fiscal year, and there are no currently proposed transactions, in which the Company was or is to be a participant and in which Mr. MacLellan (or any member of his immediate family) had or will have any interest, that are required to be reported under Item 404(a) of Regulation S-K. The appointment of Mr. MacLellan was not pursuant to any arrangement or understanding between him and any person, other than a director or executive officer of the Company acting in his or her official capacity.

Douglas Cole, Director, CEO, CFO, Chairman

Mr. Cole, age 65, has been a Partner overseeing all ongoing deal activities with Objective Equity LLC since 2005, a boutique investment bank focused on the high technology, data analytics and the mining sector. Mr. Cole currently serves on the Board of Directors of eWellness Healthcare Corporation (EWLL). Since 1977 Mr. Cole has held various executive roles, including Chairman, Executive Vice Chairman, Chief Executive Officer and President of multiple public corporations. From May 2000 to September 2005, he was also the Director of Lair of the Bear, The University of California Family Camp located in Pinecrest, California. During the period between 1991 and 1996 he was the CEO of HealthSoft and he also founded and operated Great Bear Technology, which acquired Sony Image Soft and Starpress, then went public and eventually sold to Graphix Zone. In 1995 Mr. Cole was honored by NEA, a leading venture capital firm, as CEO of the year. In 1997 Mr. Cole became CEO of NetAmerica until merging in 1999. Since 1982 he has been very active with the University of California, Berkeley mentoring early-stage technology companies. Mr. Cole has extensive experience in global M&A and global distributions. He obtained his BA in Social Sciences from UC Berkeley in 1978.

There have been no transactions since the beginning of the Company's last fiscal year, and there are no currently proposed transactions, in which the Company was or is to be a participant and in which Mr. Cole (or any member of his immediate family) had or will have any interest, that are required to be reported under Item 404(a) of Regulation S-K. The appointment of Mr. Cole was not pursuant to any arrangement or understanding between him and any person, other than a director or executive officer of the Company acting in his or her official capacity.

Ryan Melsert, Director, CTO

Mr. Melsert, age 38, is the CTO at American Battery Metals Corporation, overseeing all aspects of the Company’s battery metal extraction and battery recycling divisions. Mr. Melsert specializes in the development and scale-up of highly innovative first-of-kind systems. This development process consists of fundamental conceptual design, rigorous thermodynamic and process modeling, design and fabrication of bench-scale prototypes, construction and operation of integrated pilot systems, and implementation of commercial-scale systems. Joining the Company in August 2019, Mr. Melsert has been accelerating the development and implementation of the Company’s proprietary battery metal extraction technologies and battery recycling programs with the planning and construction of a multi-functional facility. Since June 2019, Mr. Melsert has been the CEO of M2 Thermal Solutions whose first-of-kind residential air conditioning system, that exhibits a disruptive ~400% improvement in energy efficiency over current state-of-the-art systems, has been accepted as one of eight finalist designs in the Global Cooling Prize challenge. From May 2015 to March 2019 Mr. Melsert served as R&D Manager for Tesla's Giga Factory Battery Materials Processing group. He founded and led this cross-functional team of mechanical and chemical engineers who implemented first principles design to develop novel first-of-kind systems for the extraction, purification, and synthesis of precursor and active battery materials. This development scope included the fundamental conceptual design, rigorous thermodynamic and process modeling, design and fabrication of bench-scale prototypes, construction and operation of integrated pilot systems, and implementation of commercial scale systems for the processing of battery materials. During this time Mr. Melsert was awarded 5 different patents. From April 2013 to May 2015 Mr. Melsert served as R&D Manager, Advanced Energy & Transportation Technologies for Southern Research where he led a project team of 5-10 chemical/mechanical engineers in fundamental design of first-of-kind systems throughout energy systems field. While there, Mr. Melsert wrote and won several DOE grants in addition to winning the company-wide “Invention of the Year” 2015, presented at ARPA-E Innovation Summit. From September 2010 to March 2013 Mr. Melsert served as an Energy Systems Consultant for the Advanced Technology Development Center in Atlanta Georgia. From January 2008 to June 2011 Mr. Melsert was the Program Manager at General Motors while also serving as the Lead Development Engineer for a solar driven chemical heat engine from May 2008 to December 2018 which was sponsored by King Saud University in Riyadh, Saudi Arabia. From August 2005 to September 2009 Mr. Melsert was the Lead Development Engineer for C2 Biofuels. In 2005 Mr. Melsert worked at Lockheed Martin as a Fluid Dynamics Engineer. Mr. Melsert has 12 publications to his name written between 2007 and 2015. His education includes an MS in Mechanical Engineering and an MBA from Georgia Tech awarded in 2007 and 2011, and a BS in Mechanical Engineering with Minors in Engineering Mechanics, French, and International Studies from Penn State University awarded in 2004.

There have been no transactions since the beginning of the Company's last fiscal year, and there are no currently proposed transactions, in which the Company was or is to be a participant and in which Mr. Melsert (or any member of his immediate family) had or will have any interest, that are required to be reported under Item 404(a) of Regulation S-K. The appointment of Mr. Melsert was not pursuant to any arrangement or understanding between him and any person, other than a director or executive officer of the Company acting in his or her official capacity.

David Batstone, Director

Mr. Batstone, age 62, is the co-founder and president of Not For Sale and co-founder and Managing Partner of Just Business that are behind the success of Relocity, Rebbl and other companies that leverage business success to address human trafficking, climate change, and greater access to economic opportunity for all. He is a former investment banker in the technology industry and holds an appointment as Professor of entrepreneurship and innovation at the University of San Francisco School of Management. Mr. Batstone is a catalyst for driving positive change across the world. Working with entrepreneurs and investors to create forward-thinking companies that return dignity to people and planet, he is quietly leading a revolution in the way 21st century business operates. A sought-after speaker and investor to businesses and non-profits alike, he shares his unique model for developing successful enterprises that create opportunity for everyone. His groundbreaking work has earned him numerous awards, most significantly the UN Women for Peace Association named him a 2017 Peace Award winner for his international work toward economic and social empowerment for communities at risk for exploitation. Mr. Batstone has authored five books, is the recipient of two national journalist awards, and was named National Endowment for the Humanities Chair at the University of San Francisco for his work in technology and ethics.

There have been no transactions since the beginning of the Company's last fiscal year, and there are no currently proposed transactions, in which the Company was or is to be a participant and in which Mr. Batstone (or any member of his immediate family) had or will have any interest, that are required to be reported under Item 404(a) of Regulation S-K. The appointment of Mr. Batstone was not pursuant to any arrangement or understanding between him and any person, other than a director or executive officer of the Company acting in his or her official capacity.

David Corsaut, Chief Financial Officer

Mr. Corsaut, age 65, has more than 35 years’ experience as a founder, leader, senior executive, advisor, trustee and financier of businesses in the United States, Europe, Latin America and Asia. Mr. Corsaut has managed more than 100 successful mergers and acquisitions. Mr. Corsaut was the co-founder of Exxedus Capital Partners, LLC (“ECP”) based in St Louis, a business consulting firm that receives 95% of its engagements through its extensive referral network. Mr. Corsaut was the COO of Distribution Services Limited (“DSL”), a $400 million international logistics/supply chain concern. Mr. Corsaut was a founder and COO of a global software services (“LMI”) company where his responsibilities included securing equity capital from VC funds for the expansion of the Company. LMI’s customers included Ford, Sony, Mitsubishi, Allen Bradley, CA and Microsoft. From 2003 to 2005, Mr. Corsaut acted as Trustee for the restructuring and merger of two publicly traded semiconductor firms. From 1999 through 2009, Mr. Corsaut was the co-founder and Managing Director of Cloyses Partners, LLC, a very successful consulting, merchant banking and turnaround firm based in Denver, CO. From 1987 to 1992, Mr. Corsaut was the Economic Development Advisor to the city government of Barcelona, Spain and the Spanish Government. Mr. Corsaut was the lead financier and a Director of a Colorado based real estate development and residential home builder, Pride-Mark Homes (“PMH”). PMH grew from annual sales of $15,000,000 to annual sales of over $100,000,000 in 1998. Mr. Corsaut earned a Bachelor of Science degree from Western Michigan University and has completed graduate work in accounting, finance and management both in the U. S. and Europe.

There have been no transactions since the beginning of the Company's last fiscal year, and there are no currently proposed transactions, in which the Company was or is to be a participant and in which Mr. Corsaut (or any member of his immediate family) had or will have any interest, that are required to be reported under Item 404(a) of Regulation S-K. The appointment of Mr. Corsaut was not pursuant to any arrangement or understanding between him and any person, other than a director or executive officer of the Company acting in his or her official capacity.

Director Qualifications

We believe that our directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. They should have broad experience at the policy-making level in business or banking. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties for us. Each director must represent the interests of all stockholders. When considering potential director candidates, the Board also considers the candidate’s character, judgment, diversity, age and skills, including financial literacy and experience in the context of our needs and the needs of the Board.

Family Relationships

None.

Involvement in Certain Legal Proceedings

Our directors and executive officers have not been involved in any of the following events during the past ten years:

•Any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any type of business, securities or banking activities or to be associated with any person practicing in banking or securities activities;

•Being found by a court of competent jurisdiction in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•Being subject of, or a party to, any Federal or state judicial or administrative order, judgment decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any Federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•Being subject of or party to any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Code of Ethics

The Company has not adopted a Code of Ethics and Business Conduct. Management intends to adopt a Code of Ethics and Business Conduct in the future.

Term of Office

Our directors are appointed to hold office until the next annual general meeting of our stockholders or until removed from office in accordance with our Bylaws. Our officers are appointed by our Board and hold office until removed by the Board, absent an employment agreement.

Conflicts of Interest

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our directors. The Board has not established an audit committee and does not have an audit committee financial expert, nor has the Board established a nominating committee. The Board is of the opinion that such committees are not necessary since the Company is the early stages of operations.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Executive Compensation Directors and Officers Table

The following table provides certain summary information concerning compensation awarded to, earned by or paid to our Chief Executive Officer and each of our Directors for fiscal year 2019 and the transition period ended June 30, 2020.

Name and Principal Position	Fiscal Year Ended 9/30/19 and Transition Period Ended 6/30/20	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Douglas Cole	2019	250,000	-	1,237,600	-	-	-	-	1,487,600.00
CEO, CFO, and Chairman of the Board	2020	341,346	60,000	135,700	-	-	-	-	537,046.00
Douglas MacLellan	2019	57,500	-	886,600	-	-	-	-	944,100.00
Director	2020	47,500	20,000	122,000	-	-	-	-	189,500.00
William Hunter	2019	65,000	-	903,600	-	-	-	-	968,600.00
Director	2020	47,500	20,000	120,000	-	-	-	-	187,500.00
Ryan Melsert	2019	-	-	-	-	-	-	-	-
Director, Chief Technology Officer	2020	156,250	-	233,720	-	-	-	24,000.00	413,970.00

Compensation of Officers and Directors

As of June 30, 2020, we had no standard arrangement to compensate our directors for their services in the capacity as a director. On December 29, 2017, the Company entered into consulting agreements with Mr. Douglas Cole, Mr. William Hunter, and Mr. Douglas MacLellan and entered into an employment agreement with its executive officer, Mr. Douglas Cole. On September 16, 2019 the Company entered into an employment agreement with its Chief Technology Officer, Mr. Ryan Melsert. On September 8, 2020, the Company entered into a director agreement with Mr. Ryan Melsert. On October 8, 2020 the Company entered into a director agreement with Mr. David Batstone. All travel and lodging expenses associated with corporate matters are reimbursed by us, if and when incurred.

Outstanding Equity Awards

Since incorporation on October 6, 2011 to June 30, 2020, we have not granted any stock options or stock appreciation rights to our executive officer or directors.

Employment Agreements

Except as set forth above regarding Compensation of Officers and Directors, the Company has not entered into any other employment agreements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of December 15, 2020 regarding the beneficial ownership of our common stock, based on 479,890,177 shares of Common Stock issued and outstanding, by (i) each person or entity who, to our knowledge, owns more than 5% of our common stock and (ii) each executive officer and director. Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power and that person’s address is deemed to be the address of our principal executive offices.

Shares of common stock subject to options, warrants, or other rights currently exercisable or exercisable within 60 days of December 15, 2020, are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the stockholder holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other stockholder.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned
William Hunter	11,190,000	2.33%
Douglas Cole	16,190,000	3.37%
Doug MacLellan	10,190,000	2.12%
Ryan Melsert	12,075,000	2.52%
David Batstone	2,000,000	0.42%
Total	51,645,000	10.76%

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS AND DIRECTOR INDEPENDENCE

Related Party Transactions

Except as described below, during the past two fiscal years, there have been no transactions, whether directly or indirectly, between us and any of our respective officers, directors, beneficial owners of more than 5% of our outstanding Common Stock or their family members, that exceeded the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years.

As of September 30, 2020, the Company owes $120,146 (June 30, 2020 - $120,146) to the former Chief Executive Officer and Director of the Company for advances to the Company to fund day-to-day operations. The amounts owing are unsecured, non-interest bearing, and due on demand.

As of September 30, 2020, the Company owes $85,500 (June 30, 2020 - $85,500) to the former Chief Executive Officer and Director of the Company for advances to the Company to fund day-to-day operations and accrued management fees. The amounts owing are unsecured, non-interest bearing, and due on demand.

As of September 30, 2020, the Company owes $142,084 (June 30, 2020 - $388,577) to the Chief Executive Officer of the Company for accrued management fees. The amounts owing are unsecured, non-interest bearing, and due on demand.

As of September 30, 2020, the Company owes $30,726 (June 30, 2020– $30,726) to directors of the Company for accrued management fees. The amounts owing are unsecured, non-interest bearing, and due on demand.

Director Independence

Directors Douglas Cole and Ryan Melsert are not independent within the meaning of Section 5605 of NASDAQ.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Law Office of Jeffrey Maller, PC, Los Angeles, California, has provided an opinion, and will continue to will provide opinions, regarding the validity of the shares of our Common Stock. Law Office of Jeffrey Maller, PC may also provide opinions regarding certain other matters.

EXPERTS

The consolidated financial statements of American Battery Metals Corporation and its subsidiaries as of June 30, 2020 and September 30, 2019, and for the nine and twelve month periods then ended, respectively, have been incorporated by reference herein in reliance upon the report of Pinnacle Accountancy Group of Utah, independent registered public accounting firm (a dba of the PCAOB-registered firm Heaton & Company, PLLC), and upon the authority of said firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Sections 78.7502 and 78.751 of the Nevada Revised Statutes authorizes a court to award, or a corporation’s board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit indemnification, including reimbursement of expenses incurred, under certain circumstances for liabilities arising under the Securities Act. In addition, our Bylaws provide that we have the authority to indemnify our directors and officers and may indemnify our employees and agents (other than officers and directors) against liabilities to the fullest extent permitted by Nevada law. We are also empowered under our Bylaws to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement, together with all amendments and exhibits, with the SEC. This prospectus, which forms a part of that Registration Statement, does not contain all information included in the Registration Statement. Certain information is omitted and you should refer to the Registration Statement and its exhibits. With respect to references made in this prospectus to any of our contracts or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the Registration Statement for copies of the actual contracts or documents. You may read and copy any document that we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings, including the Registration Statement, can also be reviewed by accessing the SEC’s website at www.sec.gov.

We file periodic reports and other information with the SEC. Such periodic reports and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.batterymetals.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information and other content contained on any of our websites are not part of this Prospectus.

FINANCIAL STATEMENTS

Our audited financial statements for the nine-month transition period ended June 30, 2020 and for the year ended September 30, 2019, and our quarterly report for the three months ended September 30, 2020 and September 30, 2019 are included herewith.

AMERICAN BATTERY METALS CORPORATION

Condensed Financial Statements

For the Period Ended September 30, 2020 (unaudited)

AMERICAN BATTERY METALS CORPORATION

Condensed Consolidated Balance Sheets

	September 30, 2020 $	June 30, 2020 $
ASSETS
Current assets
Cash	1,292,358	829,924
Prepaid expenses	243,427	237,334

Total current assets	1,535,785	1,067,258

Investment in joint venture	35,250	35,250
Property and equipment	56,205	58,806

Total assets	1,627,240	1,161,314

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	533,585	514,838
Due to related parties	378,456	624,949
Derivative liability	2,777,634	4,519,654
Notes payable, net of unamortized discount of $1,096,108 and $2,084,051, respectively	1,019,892	127,149
Current portion of loans payable	8,755	8,580

Total current liabilities	4,718,322	5,795,170

Loans payable	304,379	306,648

Total liabilities	5,022,701	6,101,818

STOCKHOLDERS’ DEFICIT
Series A Preferred Stock Authorized: 500,000 preferred shares, par value of $0.001 per share Issued and outstanding: 300,000 preferred shares	300	300

Common Stock Authorized: 1,200,000,000 common shares, par value of $0.001 per share
Issued and outstanding: 459,264,660 and 365,191,213 common shares, respectively	459,265	365,191

Additional paid-in capital	61,161,379	55,452,951
Share subscriptions received	1,343,750	2,450,000
Deficit	(66,360,155)	(63,208,946)

Total stockholders’ deficit	(3,395,461)	(4,940,504)

Total liabilities and stockholders’ deficit	1,627,240	1,161,314

(The accompanying notes are an integral part of these condensed consolidated financial statements)

AMERICAN BATTERY METALS CORPORATION

Condensed Consolidated Statements of Operations

(unaudited)

	For the three months ended September 30, 2020 $	For the three months ended September 30, 2019 $
Revenues	-	-
Operating Expenses
Exploration costs	106,797	323,368
General and administrative	2,306,296	1,071,269

Net loss from operations	(2,413,093)	(1,394,637)

Other income (expense)
Accretion and interest expense	(1,362,547)	(1,100,494)
Change in fair value of derivative liability	(773,886)	(62,554)
Gain on settlement of debt	1,612,433	86,187
Financing cost	(214,116)	-
Other expense	-	(3,746)

Total other income (expense)	(738,116)	(1,080,607)

Net loss	(3,151,209)	(2,475,244)
Net loss per share, basic and diluted	(0.01)	(0.02)
Weighted average shares outstanding, basic and diluted	437,878,302	123,558,942

(The accompanying notes are an integral part of these condensed consolidated financial statements)

AMERICAN BATTERY METALS CORPORATION

Condensed Consolidated Statements of Stockholders’ Deficit

(unaudited)

	Series A Preferred Shares		Common Shares
	Number	Amount $	Number	Amount $	Additional Paid-In Capital $	Share Subscriptions $	Accumulated Deficit $	Total Shareholders’ Deficit $
Balance, June 30, 2019	-	-	116,234,968	116,235	42,849,297	-	(47,419,040)	(4,453,508)

Shares issued for services	-	-	3,650,000	3,650	686,850	-	-	690,500

Shares issued pursuant to note conversion	-	-	12,793,165	12,793	1,434,251	-	-	1,447,044

Net loss for the period	-	-	-	-	-	-	(2,471,498)	(2,471,498)

Balance, September 30, 2019	-	-	132,678,133	132,678	44,970,398	-	(49,890,538)	(4,787,462)

	Series A Preferred Shares		Common Shares
	Number	Amount $	Number	Amount $	Additional Paid-In Capital $	Share Subscriptions Received $	Accumulated Deficit $	Total Shareholders’ Deficit $
Balance, June 30, 2020	300,000	300	365,191,213	365,191	55,452,951	2,450,000	(63,208,946)	(4,940,504)

Shares issued for services	-	-	13,240,000	13,240	1,569,030	-	-	1,582,270

Shares issued for exercise of warrants	-	-	5,055,132	5,055	(5,055)	-	-	-

Shares issued from private placement	-	-	60,625,000	60,625	2,389,375	(2,450,000)	-	-

Shares issued pursuant to note conversion	-	-	15,153,315	15,154	1,755,078	-	-	1,770,232

Share subscriptions received	-	-	-	-	-	1,343,750	-	1,343,750

Net loss for the period	-	-	-	-	-	-	(3,151,209)	(3,151,209)

Balance, September 30, 2020	300,000	300	459,264,660	459,265	61,161,379	1,343,750	(66,360,155)	(3,395,461)

AMERICAN BATTERY METALS CORPORATION

Condensed Consolidated Statements of Cash Flows

(unaudited)

	For the three months ended September 30, 2020 $	For the three months ended September 30, 2019 $
Operating Activities

Net loss	(3,151,209)	(2,471,498)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	2,601	-
Accretion expense	1,306,443	989,643
Change in fair value of derivative liability	773,886	62,554
Discount on convertible notes payable	230,020	66,349
Gain on settlement of debt	(1,612,433)	(86,187)
Shares issued for services	1,582,270	690,500

Changes in operating assets and liabilities:
Prepaid expenses	(6,093)	(8,788)
Accounts payable and accrued liabilities	49,357	54,241
Due to related parties	(246,493)	(135,586)

Net Cash Used In Operating Activities	(1,071,651)	(838,772)

Investing Activities
Acquisition of equipment	(2,094)	-

Net Cash Used In Investing Activities	(2,094)	-

Financing Activities
Proceeds from issuance of convertible notes payable	1,075,000	1,042,150
Repayment of convertible note payable	(882,571)	(212,697)
Proceeds from share subscriptions received	1,343,750	-

Net Cash Provided By Financing Activities	1,536,179	829,453

Change in Cash	462,434	(9,319)
Cash – Beginning	829,924	16,690

Cash – End	1,292,358	7,371

Supplemental disclosures:
Interest paid	30,662	8,966
Income taxes paid	-	-

Non-cash investing and financing activities:
Discount on convertible debenture	275,000	700,922
Original issuance discount on convertible debentures	43,500	30,900
Common shares issued for conversion of debt	1,770,232	1,447,044

(The accompanying notes are an integral part of these condensed consolidated financial statements)

AMERICAN BATTERY METALS CORPORATION

Notes to the Condensed Consolidated Financial Statements

For the period ended September 30, 2020

(unaudited)

1. Organization and Nature of Operations

The accompanying unaudited condensed consolidated financial statements of American Battery Metals Corporation have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”), including the instructions to Form 10-Q and Regulation S-X. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States of America have been condensed or omitted from these statements pursuant to such rules and regulations and, accordingly, they do not include all the information and notes necessary for comprehensive consolidated financial statements and should be read in conjunction with our audited consolidated financial statements for the period ended June 30, 2020, included in our Annual Report on Form 10-KT for the period ended June 30, 2020.

The Company was incorporated under the laws of the state of Nevada on October 6, 2011 for the purpose of acquiring and developing mineral properties. The Company has a wholly-owned subsidiary called Oroplata Exploraciones E Ingenieria SRL, which was incorporated in the Dominican Republic on January 10, 2012. On July 26, 2016, the Company incorporated Lithortech Resources Inc., a Nevada company, as a wholly-owned subsidiary. The Company currently holds mineral rights in the Western Nevada Basin of Nye County in the state of Nevada.

On March 11, 2020, the World Health Organization declared COVID-19 a global pandemic. This contagious disease outbreak and any related adverse public health developments, has adversely affected workforces, economies, and financial markets globally, leading to an economic downturn. The impact on the Company is not currently determinable, but management continues to monitor the situation.

Going Concern

These condensed consolidated financial statements have been prepared on a going concern basis, which implies that the Company will continue to realize its assets and discharge its liabilities in the normal course of business. As at September 30, 2020, the Company has not earned any revenue, has a working capital deficit of $3,182,537, and an accumulated deficit of $66,360,155. The continuation of the Company as a going concern is dependent upon the continued financial support from its management, and its ability to identify future investment opportunities and obtain the necessary debt or equity financing, and generating profitable operations from the Company’s future operations. If the Company is able to obtain financing, there is no certainty that terms will be favorable to the Company. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These unaudited condensed consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2. Summary of Significant Accounting Policies

(a)Basis of Presentation

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”) and are expressed in U.S. dollars. The Company’s fiscal year end is June 30.

(b)Principles of Consolidation

These condensed consolidated financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States and are expressed in U.S. dollars. These condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Oroplata Exploraciones E Ingenieria SRL and LithiumOre Corporation (formerly Lithortech Resources Inc). All inter-company accounts and transactions have been eliminated on consolidation.

AMERICAN BATTERY METALS CORPORATION

Notes to the Condensed Consolidated Financial Statements

For the period ended September 30, 2020

(unaudited)

3. Convertible Notes Payable

	September 30, 2020 $	June 30, 2020 $
Eagle Equities, LLC, $147,250 on January 31, 2020, unsecured, bears interest at 10% per annum, due on January 31, 2021, convertible into common stock at 60% of the lowest trading price in the ten trading days prior to conversion, unamortized discount of $nil (June 30, 2020 - $137,038)	-	10,212

GS Capital Partners, LLC, $147,250 on January 31, 2020, unsecured, bears interest at 10% per annum, due on January 31, 2021, convertible into common stock at 40% of the lowest trading price in the twenty trading days prior to conversion, unamortized discount of $nil (June 30, 2020 - $134,584)	-	12,666

GS Capital Partners, LLC, $177,200 on February 7, 2020, unsecured, bears interest at 10% per annum which increases to 22% per annum on default, due on February 7, 2021, convertible into common stock at 60% of the lowest trading price in the twenty trading days prior to conversion, unamortized discount of $nil (June 30, 2020 - $165,770)	-	11,430

Power Up Lending Group Ltd., $83,000 on February 14, 2020, unsecured, bears interest at 10% per annum, due on December 1, 2021, convertible into common stock at 61% of the lowest trading price in the ten trading days prior to conversion, unamortized discount of $nil (June 30, 2020 - $76,662)	-	6,338

Crown Bridge Partners, LLC, $75,000 on February 14, 2020, unsecured, bears interest at 10% per annum, due on February 14, 2021, convertible into common stock at 65% of the lower of the lowest closing bid or the lowest trading price in the twenty trading days prior to conversion, unamortized discount of $nil (June 30, 2020 - $70,577)	-	4,423

BHP Capital NY Inc., $110,000 on February 18, 2020, unsecured, bears interest at 10% per annum, due on February 18, 2021, convertible into common stock at 61% of the lesser of: (i) lowest trading price during the previous twenty trading days before the issue date; or (ii) the lowest trading price during the twenty trading days prior to conversion, unamortized discount of $nil (June 30, 2020 - $103,282)	-	6,718

Jefferson Street Capital, LLC, $110,000 on February 18, 2020, unsecured, bears interest at 10% per annum, due on February 18, 2021, convertible into common stock at 61% of the lesser of: (i) the lowest trading price during the previous twenty trading days before the issue date; or (ii) the lowest trading price during the twenty trading days prior to conversion, unamortized discount of $90,991 (June 30, 2020 - $103,818)	19,009	6,182

AMERICAN BATTERY METALS CORPORATION

Notes to the Condensed Consolidated Financial Statements

For the period ended September 30, 2020

(unaudited)

3. Convertible Notes Payable (continued)

	September 30, 2020 $	June 30, 2020 $
Odyssey Capital, LLC, $220,000 on February 19, 2020, unsecured, bears interest at 10% per annum, due on February 19, 2021 convertible into common stock at 60% of the lowest closing bid price for the fifteen trading days prior to conversion, unamortized discount of $nil (June 30, 2020 - $205,226)	-	14,774

GS Capital Partners, LLC, $520,000 on March 17, 2020, unsecured, bears interest at 10% per annum, due on March 17, 2021, convertible into common stock at 63% of the lowest trading price in the twenty trading days prior to conversion, unamortized discount of $119,537 (June 30, 2020 - $478,979)	130,463	41,021

Power Up Lending Group Ltd., $78,000 on April 6, 2020, unsecured, bears interest at 12% per annum which increases to 22% per annum on default, due on April 6, 2021, convertible into common stock at 61% of the lowest trading price in the ten trading days prior to conversion, unamortized discount of $68,409 (June 30, 2020 - $75,816)	9,591	2,184

Adar Alef, LLC, $110,000 on April 7, 2020, unsecured, bears interest at 10% per annum, due April 7, 2021, convertible into common stock at 60% of the lowest closing bid price for the fifteen trading days prior to conversion, unamortized discount of $100,110 (June 30, 2020 - $107,464)	9,890	2,536

Auctus Fund, LLC, $150,000 on April 10, 2020, unsecured, bears interest at 10% per annum which increases to 24% per annum on default, due on April 10, 2021, convertible into common stock at 68% of the lowest trading in the twenty trading days prior to conversion, unamortized discount of $136,632 (June 30, 2020 - $146,667)	13,368	3,333

Power Up Lending Group Ltd., $43,000 on April 21, 2020, unsecured, bears interest at 10% per annum which increases to 22% per annum on default, due on April 21, 2021, convertible into common stock at 61% of the lowest trading price during the ten trading days prior to conversion, unamortized discount of $39,615 (June 30, 2020 - $42,176)	3,385	824

Black Ice Advisors, LLC, $115,500 on April 22, 2020, unsecured, bears interest at 10% per annum, due on April 22, 2021, convertible into common stock at 60% of the lowest closing bid price for the fifteen trading days prior to conversion, unamortized discount of $106,709 (June 30, 2020 - $113,318)	8,791	2,182

Efrat Investments, LLC, $125,000 on April 23, 2020, unsecured, bears interest at 10% per annum, due on April 23, 2021, convertible into common stock at 60% of the lowest closing bid price for the fifteen trading days prior to conversion, unamortized discount of $115,613 (June 30, 2020 - $122,674)	9,387	2,326

AMERICAN BATTERY METALS CORPORATION

Notes to the Condensed Consolidated Financial Statements

For the period ended September 30, 2020

(unaudited)

3. Convertible Notes Payable (continued)

	September 30, 2020 $	June 30, 2020 $
GS Capital Partners, LLC, $520,000 on July 27, 2020, unsecured, bears interest at 10% per annum, due on October 27, 2021 convertible into common stock at 1) fixed price of $0.25 per share during the first 6 months this note is in effect; and 2) 64% of the lowest trading price for the twenty trading days prior to conversion after the 6th monthly anniversary of the note, unamortized discount of $10,000 (June 30, 2020 - $nil)	510,000	-

GS Capital Partners, LLC, $312,000 on August 14, 2020, unsecured, bears interest at 10% per annum, due on August 14, 2021, convertible into common stock at 1) fixed price of $0.25 per share during the first 6 months this note is in effect; and 2) 64% of the lowest trading price for the twenty trading days prior to conversion after the 6th monthly anniversary of the note, unamortized discount of $6,000 (June 30, 2020 - $nil)	306,000	-

Jefferson Street Capital, LLC, $302,500 on September 29, 2020, unsecured, bears interest at 1% per annum which increases to 22% per annum on default, due on March 29, 2021, convertible into common stock at the lesser of 1) 70% of the lowest trading price for the ten trading days prior to the issue date of this note or; 2) 70% of the lowest trading price for the ten trading days prior to conversion, unamortized discount of $302,492 (June 30, 2020 - $nil)	8	-

	1,019,892	127,149

During the three months ended September 30, 2020, the Company paid $913,233 (2019 - $221,663) for the settlement of $635,250 (2019 - $163,766) of outstanding principal balance of convertible notes, $30,662 (2019 - $8,966) of accrued interest, $213,599 (2019 - $nil) of financing costs, and $1,418,312 (2019 - $128,013) of derivative liabilities resulting in a gain on settlement of debt of $1,384,590 (2019 - $79,082).

4. Equipment

Vehicle $
Cost:

Balance, June 30, 2020	61,916
Additions	-

Balance, September 30, 2020	61,916

Accumulated Depreciation:

Balance, June 30, 2019	3,110
Additions	2,601

Balance, September 30, 2020	5,711

Carrying Amounts:

Balance, June 30, 2020	58,806
Balance, September 30, 2020	56,205

AMERICAN BATTERY METALS CORPORATION

Notes to the Condensed Consolidated Financial Statements

For the period ended September 30, 2020

(unaudited)

5. Related Party Transactions

(a)As of September 30, 2020, the Company owes $120,146 (June 30, 2020 - $120,146) to the former Chief Executive Officer and Director of the Company for advances to the Company to fund day-to-day operations. The amounts owing are unsecured, non-interest bearing, and due on demand.

(b)As of September 30, 2020, the Company owes $85,500 (June 30, 2020 - $85,500) to the former Chief Executive Officer and Director of the Company for advances to the Company to fund day-to-day operations and accrued management fees. The amounts owing are unsecured, non-interest bearing, and due on demand.

(c)As of September 30, 2020, the Company owes $142,084 (June 30, 2020 - $388,577) to the Chief Executive Officer of the Company for accrued management fees. The amounts owing are unsecured, non-interest bearing, and due on demand.

(d)As of September 30, 2020, the Company owes $30,726 (June 30, 2020– $30,726) to directors of the Company for accrued management fees. The amounts owing are unsecured, non-interest bearing, and due on demand.

6. Investment in Joint Venture

On October 8, 2018, the Company entered into a joint venture agreement with CINC Industries Inc. (“CINC”), a non-related Nevada company, for a period of five years whereby the joint venture will propagate the sale of a new process for extraction of lithium salt from salt brine solutions using CINC’s existing and future processing equipment. As part of the joint venture, each of CINC and the Company holds a 50% interest in the joint venture.

CINC is responsible for completing testing on the pilot project, providing training to the Company for use of its processing equipment, manufacturing up to 20 test units, and support and product development, as well as shared costs on other personnel utilized in the joint venture company. The Company is responsible for the initial funding for all equipment and associated expenses, the cost of the lease space, and marketing and sales of the joint venture agreement.

As part of the joint venture agreement, the Company issued 250,000 common shares to CINC. The joint venture is committed to acquiring a minimum amount of processing equipment, goods, accessories, and/or materials totaling: (i) $1,000,000 by October 8, 2020; (ii) $3,000,000 by October 8, 2021; (iii) $6,000,000 by October 8, 2022; and (v) $10,000,000 by October 8, 2023. In the event that the joint venture fails to meet the minimum amounts above, the Company will lose the exclusive right to market, promote and sell the processing equipment provided by CINC.

While technically still in place, the October 8, 2020 milestone was not met, and the Company does not believe this joint venture agreement will go forward.

7. Derivative Liabilities

The Company records the fair value of the conversion price of the convertible debentures in accordance with ASC 815, Derivatives and Hedging. The fair value of the derivatives was calculated using a multi-nominal lattice model. The fair value of the derivative liabilities is revalued on each balance sheet date with corresponding gains and losses recorded in the consolidated statement of operations. For the three months ended September 30, 2020, the Company recorded a loss on the change in the fair value of derivative liability of $773,886 (2019 - $62,554). As at September 30, 2020, the Company recorded a derivative liability of $2,777,634 (June 30, 2020 - $4,519,654).

The following inputs and assumptions were used to value the derivative liabilities outstanding at September 30, 2020 and June 30, 2020:

	September 30, 2020	June 30, 2020
Expected volatility	134-235%	158-240%
Risk free rate	0.11-0.18%	0.16%
Expected life (in years)	0.375-1.0	0.5-1.0

AMERICAN BATTERY METALS CORPORATION

Notes to the Condensed Consolidated Financial Statements

For the period ended September 30, 2020

(unaudited)

7. Derivative Liabilities (Continued)

A summary of the activity of the derivative liability is shown below:

$

Balance, June 30, 2020	4,519,654
Derivative additions associated with convertible notes	275,000
Adjustment for conversion/prepayment	(2,790,906)
Mark-to-market adjustment	773,886

Balance, September 30, 2020	2,777,634

8. Loans Payable

(a)On January 27, 2020, the Company entered into a finance loan agreement relating to the acquisition of a company vehicle. Under the terms of the finance loan, the Company will make monthly installment payments of $1,089 at a finance loan interest rate of 7.99% per annum, which is due in February 2026. As of September 30, 2020, the Company owed $57,142 (June 30, 2020 - $59,236) on the finance loan, including $8,755 (June 30, 2020 - $8,580) which is due in the next twelve months.

(b)On May 7, 2020, the Company received $255,992 from the U.S. Small Business Administration as part of as part of the Coronavirus Aid Relief and Economic Security (“CARES”) Act Paycheck Protection Program. The amounts are unsecured, bears interest at 1% per annum and is payable monthly commencing on November 7, 2020, and is due on May 7, 2022. The terms of the loan provide that certain amount may be forgiven if the funds are used for qualifying expenses as described in the CARES Act.

9. Common Shares

The Company’s authorized common stock consists of 1,200,000,000 shares of common stock, with par value of $0.001 per share, and authorized Series A preferred stock of 500,000 shares of preferred stock, with par value of $0.001 per share.

Period ended September 30, 2020

On July 9, 2020, the Company issued 7,950,000 common shares with a fair value of $941,280 for consulting services.

On July 9, 2020, the Company issued 6,081,150 common shares with a fair value of $720,008 for the conversion of $147,250 of note payable, $6,503 of accrued interest, $105 of fees and $614,477 of derivative liability resulting in a gain on settlement of $48,327.

On August 18, 2020, the Company issued 2,890,000 common shares with a fair value of $262,990 for consulting services.

On August 26, 2020, the Company issued 2,196,822 common shares with a fair value of $193,320 for the conversion of $100,000 of note payable, $5,342 of accrued interest, $105 of fees and $110,007 of derivative liability resulting in a gain on settlement of $22,134.

On August 27, 2020, the Company issued 5,055,132 common shares for the exercise of cashless warrants.

On September 16, 2020, the Company issued 1,696,856 common shares with a fair value of $157,808 for the conversion of $77,200 of note payable, $4,931 of accrued interest, $105 of fees and $87,842 of derivative liability resulting in a gain on settlement of $12,270.

On September 29, 2020, the Company issued 2,400,000 common shares with a fair value of $378,000 for consulting services, including 2,000,000 common shares with a fair value of $315,000 issued to a director of the Company as management fee.

AMERICAN BATTERY METALS CORPORATION

Notes to the Condensed Consolidated Financial Statements

For the period ended September 30, 2020

(unaudited)

9. Common Shares (continued)

On September 30, 2020, the Company issued 5,178,487 common shares with a fair value of $699,096 for the conversion of $270,000 of note payable, $13,833 of accrued interest, $105 of fees and $560,268 of derivative liability resulting in a gain on settlement of $145,110.

During the three months ended September 30, 2020, the Company issued 60,625,000 units for proceeds of $2,450,000 received during the year ended June 30, 2020. Each unit is comprised of one common share of the Company and 0.8 share purchase warrant where each whole share purchase warrant can be exercised into one common share of the Company at $0.15 per share until October 31, 2024.

As at September 30, 2020, the Company received share subscriptions of $1,343,750 for the future issuance of private placement units at $50,000 per unit, where each unit is comprised of 5,000 shares of Series C Preferred Stock (each share of Series C Preferred Stock is convertible into 80 shares of common stock) and a warrant to purchase 400,000 common shares of the Company at $0.075 per share until December 31, 2023.

Period ended September 30, 2019

On July 8, 2019, the Company issued 1,650,000 common shares with a fair value of $396,000 for consulting services.

On July 15, 2019, the Company issued 1,352,240 common shares with a fair value of $311,015 as part of a conversion of $190,000 of convertible notes payable, $11,192 of accrued interest and derivative liability of $133,574, resulting in a gain on settlement of debt of $23,750.

On July 19, 2019, the Company issued 1,414.000 common shares with a fair value of $162,610 as part of the conversion of $136,100 of convertible notes payable and $26,510 of accrued interest.

On July 30, 2019, the Company issued 160,552 common shares with a fair value of $27,294 for the settlement of $15,000 of convertible notes payable, conversion fees of $500, accrued interest of $9, and derivative liability of $12,388 resulting in a gain on settlement of debt of $603.

On July 31, 2019, the Company issued 129,453 common shares with a fair value of $23,302 for the settlement of $12,500 of convertible notes payable and $10,853 of derivative liability resulting in a gain on settlement of debt of $51.

On August 1, 2019, the Company issued 300,000 common shares with a fair value of $54,000 for consulting services.

On August 8, 2019, the Company issued 196,711 common shares with a fair value of $34,424 for the settlement of $20,000 of convertible notes payable, conversion fees of $500, and derivative liability of $13,998 resulting in a gain on settlement of debt of $74.

On August 12, 2019, the Company issued 167,946 common shares with a fair value of $28,551 for the settlement of $17,500 of convertible notes payable and $11,110 of derivative liability resulting in a gain on settlement of debt of $59.

On August 21, 2019, the Company issued 1,500,000 common shares with a fair value of $226,500 for consulting services including 1,000,000 common shares with a fair value of $151,000 to the Chief Executive Officer of the Company.

On August 22, 2019, the Company issued 1,233,035 common shares with a fair value of $188,038 for the conversion of $110,000 of convertible notes payable, $6,781 of accrued interest, and $76,580 of derivative liability resulting in a gain on settlement of debt of $5,223.

On August 27, 2019, the Company issued 310,606 common shares with a fair value of $34,167 for the conversion of $20,000 of convertible notes payable, conversion fees of $500, and derivative liability of $13,717 resulting in a gain on settlement of debt of $50.

On August 27, 2019, the Company issued 303,030 common shares with a fair value of $33,333 for the conversion of $20,000 of convertible notes payable and $13,383 of derivative liability resulting in a gain on settlement of debt of $50.

AMERICAN BATTERY METALS CORPORATION

Notes to the Condensed Consolidated Financial Statements

For the period ended September 30, 2020

(unaudited)

9. Common Shares (continued)

On September 3, 2019, the Company issued 507,826 common shares with a fair value of $49,513 for the settlement of $30,000 of convertible notes payable, conversion fees of $500, and derivative liability of $19,078 resulting in a gain on settlement of debt of $65.

On September 3, 2019, the Company issued 249,727 common shares with a fair value of $24,348 for the settlement of $15,000 of convertible notes payable, $988 of accrued interest, and $9,149 of derivative liability resulting in a gain on settlement of debt of $789.

On September 5, 2019, the Company issued 504,919 common shares with a fair value of $40,394 for the settlement of $25,000 of convertible notes payable, $1,660 of accrued interest, and $15,344 of derivative liability resulting in a gain on settlement of debt of $1,610.

On September 6, 2019, the Company issued 388,257 common shares with a fair value of $29,090 for the settlement of $20,000 of convertible notes payable, conversion fees of $500, and derivative liability of $8,620 resulting in a gain on settlement of debt of $40.

On September 9, 2019, the Company issued 622,086 common shares with a fair value of $42,862 for the settlement of $25,000 of convertible notes payable, $1,688 of accrued interest, and $17,260 of derivative liability resulting in a gain on settlement of debt of $1,086.

On September 11, 2019, the Company issued 426,997 common shares with a fair value of $43,554 for the settlement of $15,000 of convertible notes payable, $500 of conversion fees, and $28,080 of derivative liability resulting in a gain on settlement of debt of $25.

On September 11, 2019, the Company issued 471,763 common shares with a fair value of $48,120 for the settlement of $12,500 of convertible notes payable, $500 of conversion fees, and $2,913 of accrued interest and derivative liability resulting in a loss on settlement of debt of $32,207.

On September 11, 2019, the Company issued 650,000 common shares with a fair value of $66,300 for the settlement of $17,375 of convertible notes payable, $500 of conversion fees, and $49,683 of derivative liability resulting in a gain on settlement of debt of $1,258.

On September 13, 2019, the Company issued 200,000 common shares with a fair value of $14,000 for consulting services.

On September 16, 2019, the Company issued 736,532 common shares with a fair value of $51,395 for the settlement of $30,000 of convertible notes payable, $2,100 of accrued interest, and $50,051 of derivative liability resulting in a gain on settlement of debt of $2,564.

On September 17, 2019, the Company issued 1,619,344 common shares with a fair value of $100,399 for the settlement of $55,000 of convertible notes payable, $3,782 of accrued interest, and $50,872 of derivative liability resulting in a gain on settlement of debt of $9,255.

On September 17, 2019, the Company issued 463,843 common shares with a fair value of $28,758 for the settlement of $10,000 of convertible notes payable, $500 of conversion fees, $6,338 of accrued interest, and $1,487 of derivative liability resulting in a loss on settlement of debt of $10,433.

On September 18, 2019, the Company issued 884,298 common shares with a fair value of $79,587 for the settlement of $30,000 of convertible notes payable, $2,100 of accrued interest, and $50,051 of derivative liability resulting in a gain on settlement of debt of $2,564.

AMERICAN BATTERY METALS CORPORATION

Notes to the Condensed Consolidated Financial Statements

For the period ended September 30, 2020

(unaudited)

10. Share Purchase Warrants

	Number of warrants	Weighted average exercise price $
Balance, June 30, 2020	8,603,112	0.14
Issued	48,500,000	0.15
Exercised	(250,000)	0.17

Balance, September 30, 2020	56,853,112	0.15

Additional information regarding share purchase warrants as of September 30, 2020, is as follows:

	Outstanding and exercisable
Range of Exercise Prices $	Number of Warrants	Weighted Average Remaining Contractual Life (years)
0.075	51,500,000	3.7
0.1	3,250,000	0.16
0.15	1,500,000	0.09
0.18	361,112	0.02
0.5	242,000	0

	56,853,112	3.97

11. Subsequent Events

(a)On October 1, 2020, the Company purchased land for $900,000, of which $50,000 was held in an escrow and included in prepaid expenses for the period ended September 30, 2020. The land is comprised of 12.44 acres and is located at 345 Winston Lane in Fernley, Nevada,

(b)On October 9, 2020, the Company issued 4,805,558 common shares pursuant to the conversion of $250,000 of convertible notes payable and $13,288 of accrued interest dated March 17, 2020.

(c)On October 20, 2020, the Company issued 1,326,098 common shares pursuant to the conversion of $71,548 of convertible notes payable and $6,904 of accrued interest dated April 10, 2020.

(d)Subsequent to September 30, 2020, the Company received $820,750 of subscription proceeds relating to the issuance of units of Series C preferred stock for $50,000 per unit where each unit is comprised of 5,000 Series C Preferred Stock (convertible into common shares of the Company at 80 common shares per Series C Preferred Stock) and one share purchase warrant where each warrant is exercisable into 400,000 common shares of the Company at $0.25 per share until December 31, 2023.

AMERICAN BATTERY METALS CORPORATION

Financial Statements

For the nine months ended June 30, 2020 and twelve months ended September 30, 2019

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Stockholders of

American Battery Metals Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of American Battery Metals Corporation (the “Company”) as of June 30, 2020 and September 30, 2019, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the nine months ended June 30, 2020 and the twelve months ended September 30, 2019 and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2020 and September 30, 2019, and the results of its operations and its cash flows for the periods then ended, in conformity with accounting principles generally accepted in the United States of America.

Consideration of the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has not generated sufficient cash flows from operations to fund its business operations. This factor, among others, raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to this matter are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/Pinnacle Accountancy Group of Utah

We have served as the Company’s auditor since 2016.

Farmington, Utah

September 28, 2020

AMERICAN BATERY METALS CORPORATION

Consolidated Balance Sheets

	June 30, 2020 $	September 30, 2019 $
ASSETS
Current assets
Cash	829,924	7,371
Prepaid expenses	237,334	50,073

Total current assets	1,067,258	57,444

Investment in joint venture	35,250	35,250
Property and equipment	58,806	-

Total assets	1,161,314	92,694

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	514,838	585,797
Due to related parties	624,949	458,269
Derivative liability	4,519,654	3,437,200
Notes payable, net of unamortized discount of $2,084,051 and $3,094,911, respectively	127,149	398,348
Current portion of loans payable	8,580	-

Total current liabilities	5,795,170	4,879,614

Loans payable	306,648	-
Notes payable, non-current portion, net of unamortized discount of $nil and $149,458, respectively	-	542

Total liabilities	6,101,818	4,880,156

STOCKHOLDERS’ DEFICIT
Series A Preferred Stock Authorized: 500,000 preferred shares, par value of $0.001 per share Issued and outstanding: 300,000 and nil preferred shares, respectively	300	-

Common Stock Authorized: 1,200,000,000 common shares, par value of $0.001 per share
Issued and outstanding: 365,191,213 and 132,678,133 common shares, respectively	365,191	132,678

Additional paid-in capital	55,452,951	44,970,398
Share subscription received	2,450,000	-
Deficit	(63,208,946)	(49,890,538)

Total stockholders’ deficit	(4,940,504)	(4,787,462)

Total liabilities and stockholders’ equity (deficit)	1,161,314	92,694

(The accompanying notes are an integral part of these consolidated financial statements)

AMERICAN BATTERY METALS CORPORATION

Consolidated Statements of Operations

	For the nine months ended June 30, 2020 $	For the twelve months ended September 30, 2019 $
Expenses
Exploration costs	292,656	1,037,035
General and administrative	4,094,513	9,449,588

Net loss from operations	(4,387,169)	(10,486,623)

Other income (expense)
Accretion and interest expense	(4,391,184)	(2,491,621)
Change in fair value of derivative liability	(5,863,127)	(218,922)
Gain on settlement of debt	1,319,326	571,962
Other income	3,746	-

Total other income (expense)	(8,931,239)	(2,138,581)

Net loss	(13,318,408)	(12,625,204)
Net loss per share, basic and diluted	(0.05)	(0.11)
Weighted average shares outstanding, basic and diluted	254,938,086	112,948,676

(The accompanying notes are an integral part of these consolidated financial statements)

AMERICAN BATTERY METALS CORPORATION

Consolidated Statement of Stockholders’ Deficit

	Series A Preferred Shares		Common Shares
	Number	Amount $	Number	Amount $	Additional Paid-In Capital $	Share Subscriptions $	Deficit $	Total $
Balance, September 30, 2018	-	-	93,331,449	93,331	34,739,491	-	(37,265,334)	(2,432,512)

Shares issued for services	-	-	26,700,000	26,700	7,066,410	-	-	7,093,110

Shares issued pursuant to note conversion	-	-	22,396,684	22,397	3,119,497	-	-	3,141,894

Shares issued for joint venture	-	-	250,000	250	35,000	-	-	35,250

Share cancellation	-	-	(10,000,000)	(10,000)	10,000	-	-	-

Net loss for the year	-	-	-	-	-	-	(12,625,204)	(12,625,204)

Balance, September 30, 2019	-	-	132,678,133	132,678	44,970,398	-	(49,890,538)	(4,787,462)

(The accompanying notes are an integral part of these consolidated financial statements)

AMERICAN BATTERY METALS CORPORATION

Consolidated Statement of Stockholders’ Deficit

	Series A Preferred Shares		Common Shares
	Number	Amount $	Number	Amount $	Additional Paid-In Capital $	Share Subscriptions Received $	Deficit $	Total $
Balance, September 30, 2019	-	-	132,678,133	132,678	44,970,398	-	(49,890,538)	(4,787,462)

Shares issued for services	-	-	24,111,031	24,111	1,048,267	-	-	1,072,378

Shares issued for exercise of warrants	-	-	9,924,304	9,924	(9,924)	-	-	-

Shares issued from private placement	-	-	3,750,000	3,750	146,250	-	-	150,000

Shares issued pursuant to note conversion	-	-	193,014,921	193,015	9,120,896	-	-	9,313,911

Share subscriptions received	-	-	-	-	-	2,450,000	-	2,450,000

Warrant cancellation	-	-	1,712,824	1,713	(1,713)	-	-	-

Fair value of share purchase warrants	-	-	-	-	179,077	-	-	179,077

Issuance of preferred shares	300,000	300	-	-	(300)	-	-	-

Net loss for the period	-	-	-	-	-	-	(13,318,408)	(13,318,408)

Balance, June 30, 2020	300,000	300	365,191,213	365,191	55,452,951	2,450,000	(63,208,946)	(4,940,504)

(The accompanying notes are an integral part of these consolidated financial statements)

AMERICAN BATTERY METALS CORPORATION

Consolidated Statements of Cash Flows

	For the nine months ended June 30, 2020 $	For the twelve months ended September 30, 2019 $
Operating Activities

Net loss	(13,318,408)	(12,625,204)

Adjustments to reconcile net loss to net cash used in operating activities:
Accretion expense	3,971,342	2,241,933
Change in fair value of derivative liability	5,863,127	218,922
Discount on convertible notes payable	396,893	198,602
Fair value of share purchase warrants issued	179,077	-
Gain on settlement of debt	(1,319,326)	(571,962)
Shares issued for services	1,072,378	7,093,110

Changes in operating assets and liabilities:
Prepaid expenses	(182,935)	135,927
Accounts payable and accrued liabilities	152,653	199,813
Due to related parties	166,680	(124,608)

Net Cash Used in Operating Activities	(3,018,519)	(3,233,467)

Investing Activities
Acquisition of equipment	(3,896)	-

Net Cash Used in Investing Activities	(3,896)	-

Financing Activities
Proceeds from issuance of convertible notes payable	2,522,250	4,601,900
Proceeds from bank loan	255,992	-
Repayment of convertible note payable	(1,533,274)	(1,483,831)
Proceeds from share subscriptions received	2,600,000	-

Net Cash Provided by Financing Activities	3,844,968	3,118,069

Change in Cash	822,553	(115,398)
Cash – Beginning	7,371	122,769

Cash – End	829,924	7,371

Supplemental disclosures:
Interest paid	64,973	-
Income taxes paid	-	-

Non-cash investing and financing activities:
Discount on convertible debenture	396,893	198,602
Original issuance discount on convertible debentures	149,300	99,750
Preferred shares issued to officers and directors	300	-
Common shares issued to settle accrued interest	-	123,795
Common shares issued for joint venture	-	35,250
Common shares issued for conversion of debt	9,313,911	3,018,099

(The accompanying notes are an integral part of these consolidated financial statements)

AMERICAN BATTERY METALS CORPORATION

Notes to the Consolidated Financial Statements

For the nine months ended June 30, 2020 and twelve months ended September 30, 2019

1. Organization and Nature of Operations

American Battery Metals Corporation (formerly Oroplata Resources Inc.) (“the Company”) was incorporated under the laws of the state of Nevada on October 6, 2011 for the purpose of acquiring and developing mineral properties. The Company has a wholly owned subsidiary called Oroplata Exploraciones E Ingenieria SRL, which was incorporated in the Dominican Republic on January 10, 2012. On July 26, 2016, the Company incorporated LithiumOre Corporation (formerly Lithortech Resources Inc.), a Nevada company, as a wholly owned subsidiary. On July 5, 2019, the Company incorporated ABMC AG, LLC, a Nevada company, as a wholly owned subsidiary. The Company currently holds mineral rights in the Western Nevada Basin of Nye County in the state of Nevada. In July 2020, management changed its year end date from September 30th to June 30th, and these consolidated financial statements reflect the nine-month period ended June 30, 2020 and the twelve-month period ended September 30, 2019.

On March 11, 2020, the World Health Organization declared COVID-19 a global pandemic. This contagious disease outbreak and any related adverse public health developments, has adversely affected workforces, economies, and financial markets globally, leading to an economic downturn. The impact on the Company is not currently determinable, but management continues to monitor the situation.

Going Concern

These consolidated financial statements have been prepared on a going concern basis, which implies that the Company will continue to realize its assets and discharge its liabilities in the normal course of business. As at June 30, 2020, the Company has not earned revenue, has a working capital deficit of $4,727,912, and an accumulated deficit of $63,208,946. The continuation of the Company as a going concern is dependent upon the continued financial support from its management, and its ability to identify future investment opportunities and obtain the necessary debt or equity financing and generating profitable operations from the Company’s future operations. If the Company is able to obtain financing, there is no certainty that terms will be favorable to the Company. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2. Summary of Significant Accounting Policies

(a)Basis of Presentation

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”) and are expressed in U.S. dollars. The Company’s fiscal year end is June 30, which has been amended from September 30.

These consolidated financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States and are expressed in U.S. dollars. These consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Oroplata Exploraciones E Ingenieria SRL and LithiumOre Corporation (formerly Lithortech Resources Inc) and ABMC AG, LLC. All inter-company accounts and transactions have been eliminated on consolidation.

(b)Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to the fair value of stock-based compensation, recoverability of long-lived assets, valuation of derivative liability, and deferred income tax asset valuation allowances.

The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

AMERICAN BATTERY METALS CORPORATION

Notes to the Consolidated Financial Statements

For the nine months ended June 30, 2020 and twelve months ended September 30, 2019

2. Summary of Significant Accounting Policies (continued)

(c)Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents. As of June 30, 2020, and September 30, 2019, there were no cash equivalents.

(d)Long-Lived Assets

Long-lived assets, such as property and equipment, mineral properties, and purchased intangibles with finite lives (subject to amortization), are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable in accordance with ASC 360, Property, Plant, and Equipment and ASC 350, Intangibles – Goodwill and Other. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life. The Company’s long-lived assets consist of vehicles, which is amortized on a straight-line basis over its estimated useful life of 6 years.

Recoverability of assets is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by an asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized as the amount by which the carrying amount exceeds the estimated fair value of the asset. The estimated fair value is determined using a discounted cash flow analysis. Any impairment in value is recognized as an expense in the period when the impairment occurs.

(e)Asset Retirement Obligations

The Company follows the provisions of ASC 410, Asset Retirement and Environmental Obligations, which establishes standards for the initial measurement and subsequent accounting for obligations associated with the sale, abandonment or other disposal of long-lived tangible assets arising from the acquisition, construction or development and for normal operations of such assets.

(f)Loss per Share

The Company computes net income (loss) per share in accordance with ASC 260, Earnings per Share. ASC 260 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive. At June 30, 2020, the Company has 8,603,112 (September 30, 2019 – 20,094,150) potentially dilutive shares.

(g)Foreign Currency Translation

The Company’s functional and reporting currency is the United States dollar. Foreign currency transactions are primarily undertaken in Canadian dollars. Foreign currency transactions are translated to United States dollars in accordance with ASC 830, Foreign Currency Translation Matters, using the exchange rate prevailing at the balance sheet date.

Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income.

(h)Comprehensive Loss

ASC 220, Comprehensive Income, establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at June 30, 2020 and September 30, 2019, the Company has no items representing comprehensive income or loss.

AMERICAN BATTERY METALS CORPORATION

Notes to the Consolidated Financial Statements

For the nine months ended June 30, 2020 and twelve months ended September 30, 2019

2. Summary of Significant Accounting Policies (continued)

(i)Revenue Recognition

Revenue from the sale of minerals will be recognized in accordance with ASC 606, Revenue from Contracts with Customers, when a contract is in place and minerals are delivered to the customer.

(j)Financial Instruments

Pursuant to ASC 820, Fair Value Measurements and Disclosures, an entity is required to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 prioritizes the inputs into three levels that may be used to measure fair value:

Level 1

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Company’s financial instruments consist principally of cash, accounts payable and accrued liabilities, amounts due to related parties, derivative liabilities, and notes payable. Pursuant to ASC 820, the fair value of cash is determined based on “Level 1” inputs, which consist of quoted prices in active markets for identical assets and derivative liabilities is determined based on “Level 3” inputs, which consists of unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the liabilities. Refer to Note 7. The recorded values of all other financial instruments approximate their current fair values because of their nature and respective maturity dates or durations.

(k)Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC 740, Accounting for Income Taxes. The asset and liability method provides that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating loss and tax credit carryforwards.

Deferred tax assets and liabilities are measured using the currently enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.

Due to the Company’s net loss position from inception on October 6, 2011 to June 30, 2020, there was no provision for income taxes recorded. As a result of the Company’s losses to date, there exists doubt as to the ultimate realization of the deferred tax assets. Accordingly, a valuation allowance equal to the total deferred tax assets has been recorded at June 30, 2020.

AMERICAN BATTERY METALS CORPORATION

Notes to the Consolidated Financial Statements

For the nine months ended June 30, 2020 and twelve months ended September 30, 2019

2. Summary of Significant Accounting Policies (continued)

(l)Stock-based Compensation

The Company records stock-based compensation in accordance with ASC 718, Compensation – Stock Compensation using the fair value method. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. Equity instruments issued to employees and the cost of the services received as consideration are measured and recognized based on the fair value of the equity instruments issued. As at June 30, 2020 and September 30, 2019, the Company did not grant any stock options.

(m)Mineral Property Costs

Mineral property acquisition costs are capitalized as incurred. Exploration and evaluation costs are expensed as incurred until proven and probable reserves are established. The Company assesses the carrying costs for impairment under ASC 360, Property, Plant, and Equipment at each fiscal quarter end. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs then incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

(n)Advertising and Marketing Costs

The Company expenses advertising and marketing development costs as incurred.

(o)Recent Accounting Pronouncements

In February 2016, Topic 842, Leases, was issued to replace the leases requirements in Topic 840, Leases. The main difference between previous GAAP and Topic 842 is the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous GAAP. A lessee should recognize in the balance sheet a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. If a lessee makes this election, it should recognize lease expense for such leases generally on a straight-line basis over the lease term.

The accounting applied by a lessor is largely unchanged from that applied under previous GAAP. Topic 842 was effective for annual reporting periods beginning after December 15, 2018, including interim periods within those annual periods and is to be retrospectively applied. Earlier application is permitted. The Company adopted the standard on October 1, 2019. The adoption of this standard did not have a material impact on the Company´s consolidated financial statements.

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

AMERICAN BATTERY METALS CORPORATION

Notes to the Consolidated Financial Statements

For the nine months ended June 30, 2020 and twelve months ended September 30, 2019

3. Convertible Notes Payable

	June 30, 2020 $	September 30, 2019 $
Crown Bridge Partners, LLC, $55,000 on January 2, 2019, unsecured, bears interest at 10% per annum, due on January 2, 2020, convertible into common stock 65% of the lowest trading price for the twenty trading days prior to conversion, unamortized discount of $nil (2019 - $32,538)	-	5,087

GS Capital Partners, LLC, $54,000 on January 3, 2019, unsecured, bears interest at 10% per annum, due on January 3, 2020, convertible into common stock at 66% of the lowest trading price in the twenty trading days prior to conversion, unamortized discount of $nil (2019 - $173)	-	6,061

GS Capital Partners, LLC, $220,000 on January 9, 2019, unsecured, bears interest at 10% per annum, due on January 9, 2020, convertible into common stock at 66% of the lowest trading price in the twenty trading days prior to conversion, unamortized discount of $nil (2019 - $21,451)	-	33,549

Eagle Equities, LLC, $220,000 on January 9, 2019, unsecured, bears interest at 10% per annum, due on January 9, 2020, convertible into common stock at 66% of the lowest trading price in the twenty trading days prior to conversion, unamortized discount of $nil (2019 - $44,946)	-	55,054

AMERICAN BATTERY METALS CORPORATION

Notes to the Consolidated Financial Statements

For the nine months ended June 30, 2020 and twelve months ended September 30, 2019

3. Convertible Notes Payable (continued)

	June 30, 2020 $	September 30, 2019 $
GS Capital Partners, LLC, $270,000 on March 18, 2019, unsecured, bears interest at 10% per annum, due on March 18, 2020, convertible into common stock at 68% of the lowest trading price in the twenty trading days prior to conversion, unamortized discount of $nil (2019 - $236,736)	-	33,264

Eagle Equities, LLC, $270,000 on March 18, 2019, unsecured, bears interest at 10% per annum, due on March 18, 2020, convertible into common stock at 68% of the lowest trading price in the twenty trading days prior to conversion, unamortized discount of $nil (2019 - $236,736)	-	33,264

BHP Capital NY Inc, $38,500 on April 8, 2019, unsecured, bears interest at 10% per annum which increases to 24% per annum on default, due on January 8, 2020, convertible into common stock at 68% of the lowest trading price in the twenty trading days prior to conversion, unamortized discount of $nil (2019 - $33,292)	-	5,208

Jefferson Street Capital, LLC, $38,500 on April 8, 2019, unsecured, bears interest at 10% per annum which increases to 24% per annum on default, due on January 8, 2020, convertible into common stock at 68% of the lowest trading price in the twenty trading days prior to conversion, unamortized discount of $nil (2019 - $33,292)	-	5,208

Eagle Equities, LLC, $325,000 on May 1, 2019, unsecured, bears interest at 10% per annum, due on May 1, 2020, convertible into common stock at 68% of the lowest trading price in the twenty trading days prior to conversion, unamortized discount of $nil (2019 - $302,195)	-	22,805

GS Capital Partners, LLC, $325,000 on May 1, 2019, unsecured, bears interest at 10% per annum, due on May 1, 2020, convertible into common stock at 68% of the lowest trading price in the twenty trading days prior to conversion, unamortized discount of $nil (2019 - $302,195)	-	22,805

GS Capital Partners, LLC, $325,000 on May 29, 2019, unsecured, bears interest at 10% per annum, due on May 29, 2020, convertible into common stock at 68% of the lowest trading price in the twenty trading days prior to conversion, unamortized discount of $nil (2019 - $308,274)	-	16,726

Power Up Lending Group Ltd, $55,000 on June 3, 2019, unsecured, bears interest at 10% per annum which increases to 22% per annum on default, due on March 30, 2020, convertible into common stock at 61% of the lowest trading price in the ten trading days prior to conversion, unamortized discount of $nil (2019 - $51,512)	-	3,488

Crossover Capital Fund I, LLC, $105,000 on June 11, 2019, unsecured, bears interest at 10% per annum, due on June 11, 2020, convertible into common stock at 68% of the lowest trading price in the twenty trading days prior to conversion, unamortized discount of $nil (2019 - $69,142)	-	35,858

AMERICAN BATTERY METALS CORPORATION

Notes to the Consolidated Financial Statements

For the nine months ended June 30, 2020 and twelve months ended September 30, 2019

3. Convertible Notes Payable (continued)

	June 30, 2020 $	September 30, 2019 $
BHP Capital NY Inc, $55,000 on June 12, 2019, unsecured, bears interest at 12% per annum which increases to 22% per annum on default, due on March 12, 2020, convertible into common stock at 68% of the lowest trading price in the twenty trading days prior to conversion, unamortized discount of $nil (2019 - $51,925)	-	3,075

Jefferson Street Capital, LLC, $55,000 on June 12, 2019, unsecured, bears interest at 12% per annum which increases to 22% per annum on default, due on March 12, 2020, convertible into common stock at 68% of the lowest trading price in the twenty trading days prior to conversion, unamortized discount of $nil (2019 - $51,925)	-	3,075

Crown Bridge Partners, LLC, $75,000 on June 13, 2019, unsecured, bears interest at 10% per annum, due on June 13, 2020, convertible into common stock at 65% of the lowest trading price in the twenty trading days prior to conversion, unamortized discount of $nil (2019 - $72,138)	-	2,862

GS Capital Partners, LLC, $270,000 on June 21, 2019, unsecured, bears interest at 10% per annum, due on June 21, 2020, convertible into common stock at 68% of the lowest trading price in the twenty trading days prior to conversion, unamortized discount of $nil (2019 - $213,989)	-	56,011

GS Capital Partners, LLC, $98,000 on June 27, 2019, unsecured, bears interest at 10% per annum, due on June 27, 2020, convertible into common stock at 66% of the lowest trading price in the twenty trading days prior to conversion, unamortized discount of $nil (2019 - $95,308)	-	2,692

Power Up Lending Group Ltd, $58,000 on June 27, 2019, unsecured, bears interest at 12% per annum, due on June 27, 2020, convertible into common stock at 61% of the lowest trading price in the ten trading days prior to conversion, unamortized discount of $nil (2019 - $56,202)	-	1,798

Odyssey Capital, LLC, $160,000 on July 9, 2019, unsecured, bears interest at 10% per annum, due on July 9, 2020, convertible into common stock at 60% of the lowest trading price in the fifteen trading days prior to conversion, unamortized discount of $nil (2019 - $156,400)	-	3,600

Sunshine Equity Partners., $50,000 on July 11, 2019, unsecured, bears interest at 12% per annum, due on July 11, 2020, convertible into common stock at 60% of the lowest trading price in the twenty trading days prior to conversion, unamortized discount of $nil (2019 - $48,683)	-	1,317

Power Up Lending Group Ltd., $53,000 on July 29, 2019, unsecured, bears interest at 12% per annum, due on June 15, 2020, convertible into common stock at 61% of the lowest trading price in the ten trading days prior to conversion, unamortized discount of $nil (2019 - $51,922)	-	1,078

AMERICAN BATTERY METALS CORPORATION

Notes to the Consolidated Financial Statements

For the nine months ended June 30, 2020 and twelve months ended September 30, 2019

3. Convertible Notes Payable (continued)

	June 30, 2020 $	September 30, 2019 $
Actus Fund, LLC, $175,000 on August 1, 2019, unsecured, bears interest at 10% per annum, due on August 1, 2020, convertible into common stock at 68% of the lowest closing bid in the twenty trading days prior to conversion, unamortized discount of $nil (2019 - $140,864)	-	34,136

Adar Alef, LLC, $105,000 on August 8, 2019, unsecured, bears interest at 10% per annum, due on August 8, 2020, convertible into common stock at 60% of the lowest trading price in the fifteen trading days prior to conversion, unamortized discount of $nil (2019 - $103,483)	-	1,517

Black Ice Advisors, LLC, $105,000 on August 12, 2019, unsecured, bears interest at 10% per annum, due on August 12, 2020, convertible into common stock at 60% of the lowest trading price in the fifteen trading days prior to conversion, unamortized discount of $nil (2019 - $103,600)	-	1,400

BHP Capital NY Inc., $35,200 on August 28, 2019, unsecured, bears interest at 12% per annum, due on May 28, 2020, convertible into common stock at 62% of the lower of the lowest trading price of the Company’s common stock in the twenty trading days prior to the date of conversion and the lowest trading price of the Company’s common stock in the twenty days prior to the date of issuance, unamortized discount of $nil (2019 - $34,825)	-	375

Jefferson Street, LLC, $35,200 on August 28, 2019, unsecured, bears interest at 12% per annum, due on May 28, 2020, convertible into common stock at 68% of the lower of the lowest trading price of the Company’s common stock in the twenty trading days prior to the date of conversion and the lowest trading price of the Company’s common stock in the twenty days prior to the date of issuance, unamortized discount of $nil (2019 - $29,331)	-	5,869

LG Capital Funding, LLC, $110,000 on August 28, 2019, unsecured, bears interest at 10% per annum, due on May 28, 2020, convertible into common stock at 60% of the lowest trading price of the Company’s common stock in the twenty trading days prior to the date of conversion, unamortized discount of $nil (2019 - $109,022)	-	978

EMA Financial, LLC, $150,000 on September 17, 2019, unsecured, bears interest at 10% per annum, due on January 17, 2021, convertible into common at the lower of the closing common stock price and 68% of the lowest trading price in the prior twenty trading days on which at least 100 common shares of the Company were traded including the date of conversion, unamortized discount of $nil (2019 - $149,458)	-	542

Crown Bridge Partners, LLC, $150,000 on September 22, 2019, unsecured, bears interest at 10% per annum, due on September 24, 2020, convertible into common shares at the lower of the closing common stock price and 65% of the lowest trading price in the prior twenty trading days prior to the date of conversion, unamortized discount of $nil (2019 - $54,908)	-	92

AMERICAN BATTERY METALS CORPORATION

Notes to the Consolidated Financial Statements

For the nine months ended June 30, 2020 and twelve months ended September 30, 2019

3. Convertible Notes Payable (continued)

	June 30, 2020 $	September 30, 2019 $
Power Up Lending Group Ltd., $48,000 on September 24, 2019, unsecured, bears interest at 12% per annum, due on September 24, 2020, convertible into common stock at the lower of the closing common stock price and 61% of the lowest trading price in the prior twenty trading days prior to the date of conversion, unamortized discount of $nil (2019 - $47,904)	-	96

Eagle Equities, LLC, $147,250 on January 31, 2020, unsecured, bears interest at 10% per annum, due on January 31, 2021, convertible into common stock at 60% of the lowest trading price in the ten trading days prior to conversion, unamortized discount of $137,038 (2019 - $nil)	10,212	-

GS Capital Partners, LLC, $147,250 on January 31, 2020, unsecured, bears interest at 10% per annum, due on January 31, 2021, convertible into common stock at 40% of the lowest trading price in the twenty trading days prior to conversion, unamortized discount of $134,584 (2019 - $nil)	12,666	-

GS Capital Partners, LLC, $177,200 on February 7, 2020, unsecured, bears interest at 10% per annum which increases to 22% per annum on default, due on February 7, 2021, convertible into common stock at 60% of the lowest trading price in the twenty trading days prior to conversion, unamortized discount of $165,770 (2019 - $nil)	11,430	-

Power Up Lending Group Ltd., $83,000 on February 14, 2020, unsecured, bears interest at 10% per annum, due on December 1, 2021, convertible into common stock at 61% of the lowest trading price in the ten trading days prior to conversion, unamortized discount of $76,662 (2019 - $nil)	6,338	-

Crown Bridge Partners, LLC, $75,000 on February 14, 2020, unsecured, bears interest at 10% per annum, due on February 14, 2021, convertible into common stock at 65% of the lower of the lowest closing bid or the lowest trading price in the twenty trading days prior to conversion, unamortized discount of $70,577 (2019 - $nil)	4,423	-

BHP Capital NY Inc., $110,000 on February 18, 2020, unsecured, bears interest at 10% per annum, due on February 18, 2021, convertible into common stock at 61% of the lesser of: (i) lowest trading price during the previous twenty trading days before the issue date; or (ii) the lowest trading price during the twenty trading days prior to conversion, unamortized discount of $103,282	6,718	-

Jefferson Street Capital, LLC, $110,000 on February 18, 2020, unsecured, bears interest at 10% per annum, due on February 18, 2021, convertible into common stock at 61% of the lesser of: (i) the lowest trading price during the previous twenty trading days before the issue date; or (ii) the lowest trading price during the twenty trading days prior to conversion, unamortized discount of $103,818 (2019 - $nil)	6,182	-

AMERICAN BATTERY METALS CORPORATION

Notes to the Consolidated Financial Statements

For the nine months ended June 30, 2020 and twelve months ended September 30, 2019

3. Convertible Notes Payable (continued)

	June 30, 2020 $	September 30, 2019 $
Odyssey Capital, LLC, $220,000 on February 19, 2020, unsecured, bears interest at 10% per annum, due on February 19, 2021 convertible into common stock at 60% of the lowest closing bid price for the fifteen trading days prior to conversion, unamortized discount of $205,226	14,774	-

GS Capital Partners, LLC, $520,000 on March 17, 2020, unsecured, bears interest at 10% per annum, due on March 17, 2021, convertible into common stock at 63% of the lowest trading price in the twenty trading days prior to conversion, unamortized discount of $478,979 (2019 - $nil)	41,021	-

Power Up Lending Group Ltd., $78,000 on April 6, 2020, unsecured, bears interest at 12% per annum which increases to 22% per annum on default, due on April 6, 2021, convertible into common stock at 61% of the lowest trading price in the ten trading days prior to conversion, unamortized discount of $75,816 (2019 - $nil)	2,184	-

Adar Alef, LLC, $110,000 on April 7, 2020, unsecured, bears interest at 10% per annum, due April 7, 2021, convertible into common stock at 60% of the lowest closing bid price for the fifteen trading days prior to conversion, unamortized discount of $107,464 (2019 - $nil)	2,536	-

Auctus Fund, LLC, $150,000 on April 10, 2020, unsecured, bears interest at 10% per annum which increases to 24% per annum on default, due on April 10, 2021, convertible into common stock at 68% of the lowest trading in the twenty trading days prior to conversion, unamortized discount of $146,667 (2019 - $nil)	3,333	-

Power Up Lending Group Ltd., $43,000 on April 21, 2020, unsecured, bears interest at 10% per annum which increases to 22% per annum on default, due on April 21, 2021, convertible into common stock at 61% of the lowest trading price during the ten trading days prior to conversion, unamortized discount of $42,176 (2019 - $nil)	824	-

Black Ice Advisors, LLC, $115,500 on April 22, 2020, unsecured, bears interest at 10% per annum, due on April 22, 2021, convertible into common stock at 60% of the lowest closing bid price for the fifteen trading days prior to conversion, unamortized discount of $113,318 (2019 - $nil)	2,182	-

Efrat Investments, LLC, $125,000 on April 23, 2020, unsecured, bears interest at 10% per annum, due on April 23, 2021, convertible into common stock at 60% of the lowest closing bid price for the fifteen trading days prior to conversion, unamortized discount of $122,674 (2019 - $nil)	2,326	-

	127,149	398,890

AMERICAN BATTERY METALS CORPORATION

Notes to the Consolidated Financial Statements

For the nine months ended June 30, 2020 and twelve months ended September 30, 2019

4. Equipment

Vehicle $
Cost:

Balance, September 30, 2018 and 2019	-
Additions	61,916

Balance, June 30, 2020	61,916

Accumulated Depreciation:

Balance, September 30, 2018 and 2019	-
Additions	3,110

Balance, June 30, 2020	3,110

Carrying Amounts:

Balance, September 30, 2019	-

Balance, June 30, 2020	58,806

5. Related Party Transactions

(a)As of June 30, 2020, the Company owes $120,146 (September 30, 2019 - $120,146) to the former Chief Executive Officer and Director of the Company for advances to the Company to fund day-to-day operations. The amounts owing are unsecured, non-interest bearing, and due on demand.

(b)As of June 30, 2020, the Company owes $85,500 (September 30, 2019 - $85,500) to the former Chief Executive Officer and Director of the Company for advances to the Company to fund day-to-day operations and accrued management fees. The amounts owing are unsecured, non-interest bearing, and due on demand.

(c)As of June 30, 2020, the Company owes $388,577 (September 30, 2019 - $221,897) to the Chief Executive Officer of the Company for accrued management fees. The amounts owing are unsecured, non-interest bearing, and due on demand.

(d)As of June 30, 2020, the Company owes $30,726 (September 30, 2019– $30,726) to directors of the Company for accrued management fees. The amounts owing are unsecured, non-interest bearing, and due on demand.

6. Investment in Joint Venture

On October 8, 2018, the Company entered into a joint venture agreement with CINC Industries Inc. (“CINC”), a non-related Nevada company, for a period of five years whereby the joint venture will propagate the sale of a new process for extraction of lithium salt from salt brine solutions using CINC’s existing and future processing equipment. As part of the joint venture, each of CINC and the Company holds a 50% interest in the joint venture.

CINC is responsible for completing testing on the pilot project, providing training to the Company for use of its processing equipment, manufacturing up to 20 test units, and support and product development, as well as shared costs on other personnel utilized in the joint venture company. The Company is responsible for the initial funding for all equipment and associated expenses, the cost of the lease space, and marketing and sales of the joint venture agreement.

AMERICAN BATTERY METALS CORPORATION

Notes to the Consolidated Financial Statements

For the nine months ended June 30, 2020 and twelve months ended September 30, 2019

6. Investment in Joint Venture (continued)

The joint venture is committed to acquiring a minimum amount of processing equipment, goods, accessories, and/or materials totaling: (i) $1,000,000 by October 8, 2020; (ii) $3,000,000 by October 8, 2021; (iii) $6,000,000 by October 8, 2022; and (v) $10,000,000 by October 8, 2023. In the event that the joint venture fails to meet the minimum amounts above, the Company will lose the exclusive right to market, promote and sell the processing equipment provided by CINC. As part of the joint venture agreement, the Company issued 250,000 common shares to CINC. Refer to Note 9.

7. Derivative Liabilities

The Company records the fair value of the conversion price of the convertible debentures as disclosed in Note 3 in accordance with ASC 815, Derivatives and Hedging. The fair value of the derivatives was calculated using a multi-nominal lattice model. The fair value of the derivative liabilities is revalued on each balance sheet date with corresponding gains and losses recorded in the consolidated statement of operations. For the nine months ended June 30, 2020, the Company recorded a loss on the change in the fair value of derivative liability of $5,863,127 (year ended September 30, 2019 - $218,922). As at June 30, 2020, the Company recorded a derivative liability of $4,519,654 (September 30, 2019 - $3,437,200). The following inputs and assumptions were used to value the derivative liabilities outstanding during the periods ended June 30, 2020 and September 30, 2019:

	June 30, 2020	September 30, 2019

Expected volatility	158-240%	75-151%
Risk free rate	0.16%	1.75%
Expected life (in years)	0.5-1.0	0.2-1.0

A summary of the activity of the derivative liability is shown below:

$
Balance, September 30, 2018	800,973
Derivative additions associated with convertible notes	3,772,666
Adjustment for conversion/prepayment	(1,355,361)
Mark-to-market adjustment	218,922

Balance, September 30, 2019	3,437,200
Derivative additions associated with convertible notes	2,591,119
Adjustment for conversion/prepayment	(7,371,792)
Mark to market adjustment	5,863,127

Balance, June 30, 2020	4,519,654

8. Loans Payable

(a)On January 27, 2020, the Company entered into a finance loan agreement relating to the acquisition of a company vehicle. Under the terms of the finance loan, the Company will make monthly installment payments of $1,089 at a finance loan interest rate of 7.99% per annum, which is due in February 2026. As of June 30, 2020, the Company owed $59,236 (September 30, 2019 - $nil) on the finance loan, including $8,580 (September 30, 2019 - $nil) which is due in the next twelve months.

(b)On May 7, 2020, the Company received $255,992 from the U.S. Small Business Administration as part of the Coronavirus Aid, Relief and Economic Security (“CARES”) Act Paycheck Protection Program. The amount is unsecured, bears interest at 1% per annum, is payable monthly commencing on November 7, 2020, and is due on May 7, 2022. The terms of the loan provide that certain amounts may be forgiven if the funds are used for qualifying expenses as described in the CARES Act.

AMERICAN BATTERY METALS CORPORATION

Notes to the Consolidated Financial Statements

For the nine months ended June 30, 2020 and twelve months ended September 30, 2019

9. Common Shares

The Company’s authorized common stock consists of 1,200,000,000 shares of common stock, with par value of $0.001, and authorized Series A preferred stock of 500,000 shares of preferred stock, with par value of $0.001.

Period ended June 30, 2020

On October 1, 2019, the Company issued 300,000 Series A preferred stock to officers and directors of the Company for no consideration. The preferred stock has no conversion rights, not entitled to receive dividends, carries voting rights of 1,000 votes per share of preferred stock, and is redeemable at the option of the Company at par value of $0.001 per share.

On October 3, 2019, the Company issued 917,777 common shares with a fair value of $49,560 for the conversion of $30,000 of notes payable, $2,225 of accrued interest, and $23,675 of derivative liability resulting in a gain on settlement of debt of $6,340.

On October 8, 2019, the Company issued 577,496 common shares with a fair value of $31,185 for the conversion of $15,000 of notes payable, $500 of fees, and $17,800 of derivative liability resulting in a gain on settlement of debt of $2,115.

On October 10, 2019, the Company issued 2,036,114 common shares with a fair value of $97,733 for the conversion of $55,000 of notes payable, $4,129 of accrued interest, and $47,710 of derivative liability resulting in a gain on settlement of debt of $9,106.

On October 15, 2019, the Company issued 465,723 common shares with a fair value of $29,341 for the conversion of $12,000 of notes payable, $500 of fees, and $18,440 of derivative liability resulting in a gain on settlement of debt of $1,599.

On October 17, 2019, the Company issued 502,980 common shares with a fair value of $25,149 for the conversion of $13,000 of notes payable, $500 of fees, and $13,747 of derivative liability resulting in a gain on settlement of debt of $2,098.

On October 18, 2019, the Company issued 1,113,981 common shares with a fair value of $54,028 for the conversion of $30,000 of notes payable, $2,350 of accrued interest, and $27,088 of derivative liability resulting in a gain on settlement of debt of $5,410.

On October 21, 2019, the Company issued 542,526 common shares with a fair value of $29,242 for the conversion of $12,000 of notes payable, $500 of fees, $2,061 of accrued interest, and $16,874 of derivative liability resulting in a gain on settlement of debt of $2,193.

On October 25, 2019, the Company issued 559,768 common shares with a fair value of $27,429 for the conversion of $14,500 of notes payable, $500 of fees, $24 of accrued interest, and $15,781 of derivative liability resulting in a gain on settlement of debt of $3,376.

On October 25, 2019, the Company issued 481,557 common shares with a fair value of $23,596 for the conversion of $10,500 of notes payable, $500 of fees, $1,925 of accrued interest and $13,570 of derivative liability resulting in a gain on settlement of debt of $2,899.

On October 28, 2019, the Company issued 2,996,985 common shares for the exercise of cashless warrants.

On October 30, 2019, the Company issued 744,949 common shares with a fair value of $36,503 for the conversion of $20,000 of notes payable, $1,633 of accrued interest, and $19,841 of derivative liability resulting in a gain on settlement of debt of $4,972.

On October 31, 2019, the Company issued 500,000 common shares with a fair value of $24,500 for the conversion of $9,500 of notes payable, $500 of fees, and $16,152 of derivative liability resulting in a gain on settlement of debt of $1,652.

On November 4, 2019, the Company issued 820,497 common shares with a fair value of $33,640 for the conversion of $20,000 of notes payable, $1,661 of accrued interest and derivative liability of $17,362 resulting in a gain on settlement of debt of $5,383.

On November 8, 2019, the Company issued 815,396 common shares with a fair value of $35.877 for the conversion of $6,234 of notes payable, $1,645 of accrued interest, $13,647 of finance penalties, and $19,231 of derivative liability resulting in a gain on settlement of debt of $4,880.

AMERICAN BATTERY METALS CORPORATION

Notes to the Consolidated Financial Statements

For the nine months ended June 30, 2020 and twelve months ended September 30, 2019

9. Common Shares (Continued)

On November 8, 2019, the Company issued 5,560,000 common shares with a fair value of $233,520 for consulting services including 1,000,000 common shares with a fair value of $42,000 to a director of the Company.

On November 12, 2019, the Company issued 972,587 common shares with a fair value of $39,876 for the conversion of $25,000 of notes payable, $1,653 of accrued interest, and $20,360 of derivative liability resulting in a gain on settlement of debt of $7,137.

On November 20, 2019, the Company issued 994,354 common shares with a fair value of $35,797 for the conversion of $20,000 of notes payable, $1,367 of accrued interest, and $19,506 of derivative liability resulting in a gain on settlement of debt of $5,076.

On November 20, 2019, the Company issued 1,986,954 common shares with a fair value of $71,531 for the conversion of $40,000 of notes payable, $2,696 of accrued interest, and $37,954 of derivative liability resulting in a gain on settlement of debt of $9,119.

On November 21, 2019, the Company issued 850,000 common shares with a fair value of $34,000 for the conversion of $11,825 of notes payable, $500 of fees, and $23,375 of derivative liability resulting in a gain on settlement of debt of $1,700.

On November 29, 2019, the Company issued 996,680 common shares with a fair value of $37,874 for the conversion of $20,000 of notes payable, $1,417 of accrued interest, and $21,476 of derivative liability resulting in a gain on settlement of debt of $5,018.

On December 6, 2019, the Company issued 607,477 common shares with a fair value of $20,958 for the conversion of $13,000 of notes payable and $11,339 of derivative liability resulting in a gain on settlement of debt of $3,381.

On December 9, 2019, the Company issued 746,269 common shares with a fair value of $25,224 for the conversion of $15,000 of notes payable and $14,028 of derivative liability resulting in a gain on settlement of debt of $3,804.

On December 10, 2019, the Company issued 999,524 common shares with a fair value of $32,984 for the conversion of $20,000 of notes payable, $1,478 of accrued interest, and $16,607 of derivative liability resulting in a gain on settlement of debt of $5,101.

On December 11, 2019, the Company issued 845,771 common shares with a fair value of $25,458 for the conversion of $17,000 of notes payable and $13,874 of derivative liability resulting in a gain on settlement of debt of $5,416.

On December 12, 2019, the Company issued 700,000 common shares with a fair value of $22,820 for the conversion of $9,650 of notes payable, $500 of fees, and $14,396 of derivative liability resulting in a gain on settlement of debt of $1,726.

On December 13, 2019, the Company issued 703,704 common shares with a fair value of $22,167 for the conversion of $10,000 of notes payable, $3,300 of accrued interest, and $12,107 of derivative liability resulting in a gain on settlement of debt of $3,240.

On December 13, 2019, the Company issued 822,281 common shares with a fair value of $25,902 for the conversion of $15,000 of notes payable, $500 of fees, and $12,103 of derivative liability resulting in a gain on settlement of debt of $1,701.

On December 16, 2019, the Company issued 2,079,180 common shares with a fair value of $62,375 for the conversion of $40,000 of notes payable, $2,981 of accrued interest, and $33,668 of derivative liability resulting in a gain on settlement of debt of $14,274.

On December 16, 2019, the Company issued 567,874 common shares with a fair value of $17,036 for the conversion of $7,000 of notes payable, $500 of fees, $2,872 of accrued interest, and $7,416 of derivative liability resulting in a gain on settlement of debt of $752.

On December 17, 2019, the Company issued 1,047,754 common shares with a fair value of $35,624 for the conversion of $20,000 of notes payable, $1,517 of accrued interest, and $16,552 of derivative liability resulting in a gain on settlement of debt of $2,444.

On December 24, 2019, the Company issued 932,920 common shares with a fair value of $38,670 for the conversion of $6,650 of notes payable, $500 of fees, and $29,558 of derivative liability resulting in a loss of settlement of debt of $1,962.

On December 24, 2019, the Company issued 1,561,157 common shares with a fair value of $64,710 for the conversion of $25,000 of notes payable, $1,646 of accrued interest, and $43,120 of derivative liability resulting in a gain on settlement of debt of $5,056.

AMERICAN BATTERY METALS CORPORATION

Notes to the Consolidated Financial Statements

For the nine months ended June 30, 2020 and twelve months ended September 30, 2019

9. Common Shares (Continued)

On December 27, 2019, the Company issued 896,925 common shares with a fair value of $30,047 for the conversion of $14,000 of notes payable, $500 of fees, $133 of accrued interest, and $16,948 of derivative liability resulting in a gain on settlement of debt of $1,535.

On December 30, 2019, the Company issued 1,164,572 common shares with a fair value of $32,608 for the conversion of $18,500 of notes payable, $500 of fees, and $14,929 of derivative liability resulting in a gain on settlement of debt of $1,321.

On January 2, 2020, the Company issued 2,316,826 common shares with a fair value of $81,090 for the conversion of $40,000 of note payable, $3,167 of accrued interest, and $49,831 of derivative liability resulting in a gain on settlement of debt of $11,908.

On January 2, 2020, the Company issued 1,567,942 common shares with a fair value of $54,878 for the conversion of $25,000 of note payable, $1,708 of accrued interest, and $36,380 of derivative liability resulting in a gain on settlement of $8,210.

On January 2, 2020, the Company issued 892,857 common shares with a fair value of $31,250 for the conversion of $15,000 of note payable and $19,062 of derivative liability resulting in a gain on settlement of $2,812.

On January 3, 2020, the Company issued 1,553,815 common shares with a fair value of $49,722 for the conversion of $21,500 of note payable, $3,530 of accrued interest, $500 of fees, and $48,168 of derivative liability resulting in a gain on settlement of $2,500.

On January 3, 2020, the Company issued 2,000,000 common shares with a fair value of $64,000 for the conversion of $25,933 of note payable, $6,697 of accrued interest and $36,589 of derivative liability resulting in a gain on settlement of $5,219.

On January 3, 2020, the Company issued 892,857 common shares with a fair value of $28,572 for the conversion of $15,000 of note payable and $16,833 of derivative liability resulting in a gain on settlement of $3,261.

On January 6, 2020, the Company issued 860,000 common shares with a fair value of $25,800 for the conversion of $11,311 of note payable, $750 fees and $15,573 of derivative liability resulting in a gain on settlement of $1,834.

On January 6, 2020, the Company issued 1,264,782 common shares with a fair value of $37,944 for the conversion of $20,000 of note payable, $94 of accrued interest, $500 of fees and $19,661 of derivative liability resulting in a gain on settlement of $2,311.

On January 6, 2020, the Company issued 1,071,429 common shares with a fair value of $32,143 for the conversion of $18,000 of note payable and $17,815 of derivative liability resulting in a gain on settlement of $3,672.

On January 7, 2020, the Company issued 802,381 common shares with a fair value of $24,874 for the conversion of $10,000 of note payable, $3,622 of accrued interest and $14,098 of derivative liability resulting in a gain on settlement of $2,846.

On January 7, 2020, the Company issued 1,569,981 common shares with a fair value of $48,669 for the conversion of $25,000 of note payable, $1,743 of accrued interest and $27,445 of derivative liability resulting in a gain on settlement of $5,519.

On January 10, 2020, the Company issued 1,395,332 common shares for a fair value of $35,581 for the conversion of $20,000 of note payable, $1,014 of accrued interest and $21,671 of derivative liability resulting in a gain on settlement of $7,104.

On January 13, 2020, the Company issued 1,938,768 common shares for a fair value $52,347 for the conversion of $30,000 of note payable, $2,142 of accrued interest and $26,911 of derivative liability resulting in a gain on settlement of $6,706.

On January 14, 2020, the Company issued 1,340,000 common shares for a fair value of $45,560 for the conversion of $17,306 of note payable, $750 of fees and $31,041 of derivative liability resulting in a gain on settlement of $3,537.

On January 14, 2020, the Company issued 916,963 common shares for a fair value of $31,177 for the conversion of $14,000 of note payable, $600 of accrued interest, $500 of fees and $19,647 of derivative liability resulting in a gain on settlement of $3,570.

On January 14, 2020, the Company issued 5,021,366 common shares for a fair value of $170,726 for the conversion of $79,067 of note payable, $572 accrued interest and $114,349 of derivative liability resulting in a gain on settlement of $23,262.

AMERICAN BATTERY METALS CORPORATION

Notes to the Consolidated Financial Statements

For the nine months ended June 30, 2020 and twelve months ended September 30, 2019

9. Common Shares (Continued)

On January 15, 2020, the Company issued 1,500,000 common shares for a fair value of $100,470 for the conversion of $19,462 of note payable, $750 of fees and $100,470 of derivative liability resulting in a gain on settlement of 21,212.

On January 15, 2020, the Company issued 4,649,492 common shares for a fair value of $311,422 for the conversion of $75,000 of note payable, $5,938 of accrued interest and $247,423 derivative liability resulting in a gain on settlement of $16,939.

On January 15, 2020, the Company issued 2,805,479 common shares for a fair value of $187,911 for the conversion of $40,000 of note payable, $2,082 of accrued interest and $154,571 of derivative liability resulting in a gain on settlement of $8,742.

On January 15, 2020, the Company issued 3,232,955 common shares for a fair value of $216,543 for the conversion of $50,000 of note payable, $3,597 of accrued interest and $168,041 of derivative liability resulting in a gain on settlement of $5,095.

On January 16, 2020, the Company issued 3,233,793 common shares for a fair value of $181,093 for the conversion of $50,000, accrued interest of $3,611 and derivative liability of $132,763 resulting in a gain on settlement of $5,281.

On January 17, 2020, the Company issued 5,263,014 common shares for a fair value of $302,623 for the conversion of $75,000 of note payable, $3,945 of accrued interest and $242,111 of derivative liability resulting in a gain on settlement of $18,433.

On January 22, 2020, the Company issued 2,591,056 common shares for a fair value of $82,914 for the conversion of $40,000 of note payable, $2,956 accrued interest and $53,413 of derivative liability resulting in a gain on settlement of $13,455.

On January 23, 2020, the Company issued 1,757,077 common shares for a fair value of $70,248 for the conversion of $25,000 of note payable, $1,295 accrued interest and $52,557 of derivative liability resulting in a gain of settlement of $8,604.

On January 23, 2020, the Company issued 3,761,200 common shares with a fair value of $150,448 for consulting services.

On January 23, 2020, the Company issued 3,475,000 common shares with a fair value of $139,000 for consulting services including 1,000,000 common shares with a fair value of $40,000 to a director of the Company.

On January 27, 2020, the Company issued 4,679,001 common shares with a fair value of $170,784 for the conversion of $75,000 of note payable, $6,793 of accrued interest and $150,648 of derivative liability resulting in a gain on settlement of $61,657.

On January 27, 2020, the Company issued 2,594,407 common shares with a fair value of $94,695 for the conversion of $40,000 of note payable, $3,011 of accrued liability and $59,353 of derivative liability resulting in a gain on settlement of $7,669.

On January 30, 2020, the Company issued 2,596,417 common shares with a fair value of $84,383 for the conversion of $40,000, $2,683 of accrued interest and $50,666 of derivative liability resulting in a gain on settlement of 8,966.

On February 4, 2020, the Company issued 6,467,394 common shares with a fair value of $239,293 for the conversion of $98,000 of note payable, $5,907 of accrued interest, $105 of fees and $166,151 of derivative liability resulting in a gain on settlement of $30,870.

On February 5, 2020, the Company issued 2,503,957 common shares with a fair value of $113,930 for the conversion of $40,000 of note payable, $3,589 of accrued interest and $72,495 of derivative liability resulting in a gain on settlement of $2,154.

On February 5, 2020, the Company issued 670,000 common shares with a fair value of $30,485 for the conversion of $8,278 of note payable, $750 of fees and $22,106 of derivative liability resulting in a gain on settlement of $649.

On February 6, 2020, the Company issued 5,026,425 common shares with a fair value of $201,057 for the conversion of $78,630 of note payable, $4,375 of accrued interest and $134,206 of derivative liability resulting in a gain on settlement of $16,154.

On February 10, 2020, the Company issued 9,723,549 common shares with a fair value of $495,901 for the conversion of $150,000 of note payable, $11,096 of accrued interest, $105 of fees and $366,278 of derivative liability resulting in a gain on settlement of $31,578.

AMERICAN BATTERY METALS CORPORATION

Notes to the Consolidated Financial Statements

For the nine months ended June 30, 2020 and twelve months ended September 30, 2019

9. Common Shares (Continued)

On February 10, 2020, the Company issued 1,118,568 common shares with a fair value of $57,047 for the conversion of $20,000 of note payable and $37,087 of derivative liability resulting in a gain on settlement of $40.

On February 10, 2020, the Company issued 7,834,840 common shares with a fair value of $399,577 for the conversion of $125,000 of note payable, $14,524 of accrued interest and $269,904 of derivative liability resulting in a gain on settlement of $9,851.

On February 11, 2020, the Company issued 2,051,298 common shares with a fair value of $137,355 for the conversion of $18,641 of note payable, $4,564 of accrued interest, $1,500 of fees and $108,919 of derivative liability resulting in a gain on settlement of $3,731.

On February 12, 2020, the Company issued 1,388,889 common shares with a fair value of $83,333 for the conversion of $25,000 of note payable and $65,150 of derivative liability resulting in a gain on settlement of $6,817.

On February 14, 2020, the Company issued 2,688,172 common shares with a fair value of $161,290 for the conversion of 50,000 of note payable, $3,550 of accrued interest and $127,306 of derivative liability resulting in a gain on settlement of $19,566.

On February 19, 2020, the Company issued 9,301,308 common shares with a fair value of $836,188 for the conversion of $175,000 of note payable, $14,529 of accrued interest, $105 of fees and $238,239 of derivative liability resulting in a loss on settlement on 408,315.

On February 19, 2020, the Company issued 3,643,827 common shares with a fair value of $327,580 for the conversion of $60,000 of note payable, $5,472 of accrued interest and $327,580 of derivative liability resulting in a gain on settlement of $65,472.

On February 24, 2020, the Company issued 10,000,000 common shares with a fair value of 400,000 for consulting services including 6,000,000 common shares with a fair value of $240,000 to three directors of the Company.

On February 24, 2020, the Company issued 9,206,396 common shares with a fair value of $535,996 for the conversion of $175,000 of note payable, $12,705 of accrued interest, $105 of fees and $398,306 of derivative liability resulting in a gain on settlement of $50,120.

On February 27, 2020, the Company issued 1,313,822 common shares for the exercise of cashless warrants.

On March 1, 2020, the Company issued 2,104,577 common shares with a fair value of $99,967 for the conversion of $35,200 of note payable, $2,147 of accrued interest, $500 fees and $68,868 of derivative liability resulting in a gain on settlement of 3,748.

On March 2, 2020, the Company issued 2,049,666 common shares with a fair value of $97,359 for the conversion of $35,200 of note payable, $2,159 of accrued interest, $500 of fees and $69,374 of derivative liability resulting in a gain on settlement of $9,874.

On March 4, 2020, the Company issued 7,910,062 common shares with a fair value of $514,154 for the conversion of $150,000 of note payable, $11,635 of accrued interest, $105 of fees and $390,342 of derivative liability resulting in a gain on settlement of $37,928.

On March 24, 2020, the Company issued 5,082,065 common shares with a fair value of $193,118 for the conversion of $90,000 of note payable. $6,657 of accrued interest, $105 of fees and $127,986 of derivative liability resulting in a gain on settlement of $31,630.

On April 7, 2020, the Company issued 5,666,272 common shares with a fair value of $214,185 for the conversion of $100,000 of note payable. $7,781 of accrued interest, $105 of fees and $134,929 of derivative liability resulting in a gain on settlement of $28,630.

On April 17, 2020, the Company issued 4,545,632 common shares with a fair value of $259,101 for the conversion of $80,000 of note payable. $6,959 of accrued interest, $105 of fees and $177,250 of derivative liability resulting in a gain on settlement of $5,213.

AMERICAN BATTERY METALS CORPORATION

Notes to the Consolidated Financial Statements

For the nine months ended June 30, 2020 and twelve months ended September 30, 2019

9. Common Shares (Continued)

On April 22, 2020, the Company issued 1,544,271 common shares with a fair value of $64,859 for the conversion of $29,150 of note payable. $1,817 of accrued interest, $500 of fees and $47,556 of derivative liability resulting in a gain on settlement of $14,164.

On April 22, 2020, the Company issued 1,555,098 common shares with a fair value of $76,977 for the conversion of $29,150 of note payable. $1,827 of accrued interest, $500 of fees and $58,343 of derivative liability resulting in a gain on settlement of $12,842.

On April 29, 2020, the Company issued 2,512,923 common shares with a fair value of $150,775 for the conversion of $52,000 of note payable. $2,817 of accrued interest, $105 of fees and $115,796 of derivative liability resulting in a gain on settlement of $19,942.

On April 29, 2020, the Company issued 2,093,860 common shares for the exercise of cashless warrants.

On May 20, 2020, the Company issued 5,657,363 common shares for the exercise of cashless warrants.

On May 22, 2020, the Company issued 6,874,831 common shares with a fair value of $382,928 for consulting services and management fee.

On June 19, 2020, the Company issued 859,259 common shares for the exercise of cashless warrants.

On June 29, 2020, the Company issued 3,750,000 units for proceeds of $150,000. Each unit is comprised of one common share of the Company and 0.8 share purchase warrants where each whole share purchase warrant can be exercised into one common share of the Company at $0.15 per share until October 31, 2024.

On June 30, 2020, the Company issued 1,712,824 common shares as part of the settlement for the exercise of cashless warrants.

As at June 30, 2020, the Company received share subscriptions of $2,450,000 for the future issuance of private placement units at $0.04 per unit, where each unit is comprised of one common share of the Company and 0.8 share purchase warrants where each whole share purchase warrant can be exercised into one common share of the Company at $0.15 per share until October 31, 2024. Refer to Note 12.

Year Ended September 30, 2019

On October 8, 2018, the Company issued 2,500,000 common shares with a fair value of $357,500 for services, including 1,000,000 common shares to the Chief Executive Officer of the Company and 1,000,000 shares to a director of the Company.

On October 10, 2018, the Company issued 250,000 common shares with a fair value of $35,250 as part of the joint venture agreement with CINC.

On October 11, 2018, the Company issued 193,986 common shares with a fair value of $22,308 for the conversion of $20,000 of notes payable resulting in a loss on settlement of debt of $2,308.

On October 12, 2018, the Company issued 240,096 common shares with a fair value of $27,611 for the conversion of $20,000 of notes payable resulting in a loss on settlement of debt of $7,611.

On October 15, 2018, the Company issued 216,086 common shares with a fair value of $21,047 for the conversion of $18,000 of notes payable resulting in a loss on settlement of debt of $3,047.

On October 16, 2018, the Company issued 280,505 common shares with a fair value of $40,673 for the conversion of 20,000 of notes payable resulting in a loss on settlement of debt of $20,673.

On October 16, 2018, the Company issued 100,000 common shares with a fair value of $14,500 for consulting services.

On October 17, 2018, the Company issued 175,035 common shares with a fair value of $25,800 for the conversion of $7,800 of notes payable and $4,680 of accrued interest resulting in a loss on settlement of debt of $13,320.

AMERICAN BATTERY METALS CORPORATION

Notes to the Consolidated Financial Statements

For the nine months ended June 30, 2020 and twelve months ended September 30, 2019

9. Common Shares (Continued)

On October 19, 2018, the Company issued 550,000 common shares with a fair value of $90,750 for consulting services.

On October 23, 2018, the Company issued 150,000 common shares with a fair value of $42,000 for consulting services.

On October 25, 2018, the Company issued 869,285 common shares with a fair value of $139,086 for the conversion of $58,800 of notes payable and $3,180 of accrued interest resulting in a loss on settlement of debt of $77,106.

On October 26, 2018, the Company issued 414,785 common shares with a fair value of $66,366 for the conversion of $25,000 of notes payable and $1,281 of accrued interest resulting in a loss on settlement of debt of $40,085.

On November 7, 2018, the Company issued 443,478 common shares with a fair value of $51,000 as part of a conversion of notes payable at $0.115 per share.

On November 13, 2018, the Company issued 833,895 common shares with a fair value of $179,287 for the conversion of $50,000 of notes payable and accrued interest of $2,836 resulting in a loss on settlement of debt of $126,451.

On November 19, 2018, the Company issued 796,073 common shares with a fair value of $151,254 for the conversion of $75,000 of notes payable and accrued interest of $2,445 resulting in a loss on settlement of debt of $73,809.

On November 21, 2018, the Company issued 420,870 common shares with a fair value of $48,400 for the conversion of notes payable at $0.115 per share.

On December 18, 2018, the Company issued 448,696 common shares with a fair value of $51,600 for the conversion of notes payable at $0.115 per share.

On December 26, 2018, the Company issued 420,870 common shares with a fair value of $48,400 for the conversion of notes payable at $0.115 per share.

On January 8, 2019, the Company issued 708,006 common shares with a fair value of $207,446 upon the conversion of $75,000 of convertible notes payable $4,438 of accrued interest, and derivative liability of $138,845 resulting in a gain on settlement of debt of $10,837.

On January 11, 2019, the Company issued 12,700,000 common shares with a fair value of $4,362,320 for services, including 2,000,000 common shares with a fair value of $703,600 to the Chief Executive Officer of the Company, and 4,000,000 common shares with a fair value of $1,407,200 to directors of the Company.

On January 11, 2019, the Company issued 300,000 common shares with a fair value of $105,540 for consulting services.

On January 11, 2019, the Company issued 180,181 common shares with a fair value of $62,234 upon the conversion of $15,000 of convertible notes payable, resulting in a gain on settlement of debt of $159.

On January 14, 2019, the Company issued 180,180 common shares with a fair value of $62,234 upon the conversion of $15,000 of convertible notes payable and derivative liability of $47,316, resulting in a gain on settlement of debt of $82.

On February 7, 2019, the Company issued 434,783 common shares with a fair value of $50,000 for the conversion of $39,000 of notes payable and $11,000 of accrued interest at $0.115 per share.

On February 22, 2019, the Company issued 629,833 common shares with a fair value of $135,414 upon the conversion of $75,000 of convertible notes payable, $4,438 of accrued interest, and $59,352 of derivative liability resulting in a gain on settlement of debt of $3,376.

On February 27, 2019, the Company cancelled 10,000,000 common shares that were previously issued for consulting services.

On February 27, 2019, the Company issued 6,100,000 common shares with a fair value of $1,220,000 for consulting services, including 1,000,000 common shares with a fair value of $200,000 to a director of the Company.

AMERICAN BATTERY METALS CORPORATION

Notes to the Consolidated Financial Statements

For the nine months ended June 30, 2020 and twelve months ended September 30, 2019

9. Common Shares (Continued)

On February 28, 2019, the Company issued 750,000 common shares with a fair value of $151,500 for consulting services.

On March 19, 2019, the Company issued 110,000 common shares with a fair value of $24,090 for the conversion of $9,400 of convertible notes payable and derivative liability of $14,750, resulting in a gain on settlement of debt of $60.

On April 23, 2019, the Company issued 300,000 common shares with a fair value of $74,250 for consulting services.

On May 8, 2019, the Company issued 184,930 common shares with a fair value of $48,082 for the conversion of $18,100 of convertible notes payable, $1,742 of accrued interest, and derivative liability of $22,363, resulting in a loss on settlement of debt of $5,377.

On June 11, 2019, the Company issued 552,381 common shares with a fair value of $132,516 for the conversion of $75,000 of convertible notes payable, $3,842 of accrued interest and derivative liability of $61,803, resulting in a gain on settlement of debt of $8,129.

On June 11, 2019, the Company issued 869,565 common shares with a fair value of $100,000 as part of a conversion of notes payable at $0.115 per share.

On July 8, 2019, the Company issued 1,650,000 common shares with a fair value of $396,000 for consulting services.

On July 15, 2019, the Company issued 1,352,240 common shares with a fair value of $311,015 as part of a conversion of $190,000 of convertible notes payable, $11,192 of accrued interest and derivative liability of $133,574, resulting in a gain on settlement of debt of $23,750.

On July 19, 2019, the Company issued 1,414.000 common shares with a fair value of $162,610 as part of the conversion of $136,100 of convertible notes payable and $26,510 of accrued interest.

On July 30, 2019, the Company issued 160,552 common shares with a fair value of $27,294 for the settlement of $15,000 of convertible notes payable, conversion fees of $500, accrued interest of $9, and derivative liability of $12,388 resulting in a gain on settlement of debt of $603.

On July 31, 2019, the Company issued 129,453 common shares with a fair value of $23,302 for the settlement of $12,500 of convertible notes payable and $10,853 of derivative liability resulting in a gain on settlement of debt of $51.

On August 1, 2019, the Company issued 300,000 common shares with a fair value of $54,000 for consulting services.

On August 8, 2019, the Company issued 196,711 common shares with a fair value of $34,424 for the settlement of $20,000 of convertible notes payable, conversion fees of $500, and derivative liability of $13,998 resulting in a gain on settlement of debt of $74.

On August 12, 2019, the Company issued 167,946 common shares with a fair value of $28,551 for the settlement of $17,500 of convertible notes payable and $11,110 of derivative liability resulting in a gain on settlement of debt of $59.

On August 21, 2019, the Company issued 1,500,000 common shares with a fair value of $226,500 for consulting services including 1,000,000 common shares with a fair value of $151,000 to the Chief Executive Officer of the Company.

On August 22, 2019, the Company issued 1,233,035 common shares with a fair value of $188,038 for the conversion of $110,000 of convertible notes payable, $6,781 of accrued interest, and $76,580 of derivative liability resulting in a gain on settlement of debt of $5,223.

On August 27, 2019, the Company issued 310,606 common shares with a fair value of $34,167 for the conversion of $20,000 of convertible notes payable, conversion fees of $500, and derivative liability of $13,717 resulting in a gain on settlement of debt of $50.

AMERICAN BATTERY METALS CORPORATION

Notes to the Consolidated Financial Statements

For the nine months ended June 30, 2020 and twelve months ended September 30, 2019

9. Common Shares (Continued)

On August 27, 2019, the Company issued 303,030 common shares with a fair value of $33,333 for the conversion of $20,000 of convertible notes payable and $13,383 of derivative liability resulting in a gain on settlement of debt of $50.

On September 3, 2019, the Company issued 507,826 common shares with a fair value of $49,513 for the settlement of $30,000 of convertible notes payable, conversion fees of $500, and derivative liability of $19,078 resulting in a gain on settlement of debt of $65.

On September 3, 2019, the Company issued 249,727 common shares with a fair value of $24,348 for the settlement of $15,000 of convertible notes payable, $988 of accrued interest, and $9,149 of derivative liability resulting in a gain on settlement of debt of $789.

On September 5, 2019, the Company issued 504,919 common shares with a fair value of $40,394 for the settlement of $25,000 of convertible notes payable, $1,660 of accrued interest, and $15,344 of derivative liability resulting in a gain on settlement of debt of $1,610.

On September 6, 2019, the Company issued 388,257 common shares with a fair value of $29,090 for the settlement of $20,000 of convertible notes payable, conversion fees of $500, and derivative liability of $8,620 resulting in a gain on settlement of debt of $40.

On September 9, 2019, the Company issued 622,086 common shares with a fair value of $42,862 for the settlement of $25,000 of convertible notes payable, $1,688 of accrued interest, and $17,260 of derivative liability resulting in a gain on settlement of debt of $1,086.

On September 11, 2019, the Company issued 426,997 common shares with a fair value of $43,554 for the settlement of $15,000 of convertible notes payable, $500 of conversion fees, and $28,080 of derivative liability resulting in a gain on settlement of debt of $25.

On September 11, 2019, the Company issued 471,763 common shares with a fair value of $48,120 for the settlement of $12,500 of convertible notes payable, $500 of conversion fees, and $2,913 of accrued interest and derivative liability resulting in a loss on settlement of debt of $32,207.

On September 11, 2019, the Company issued 650,000 common shares with a fair value of $66,300 for the settlement of $17,375 of convertible notes payable, $500 of conversion fees, and $49,683 of derivative liability resulting in a gain on settlement of debt of $1,258.

On September 13, 2019, the Company issued 200,000 common shares with a fair value of $14,000 for consulting services.

On September 16, 2019, the Company issued 736,532 common shares with a fair value of $51,395 for the settlement of $30,000 of convertible notes payable, $2,100 of accrued interest, and $50,051 of derivative liability resulting in a gain on settlement of debt of $2,564.

On September 17, 2019, the Company issued 1,619,344 common shares with a fair value of $100,399 for the settlement of $55,000 of convertible notes payable, $3,782 of accrued interest, and $50,872 of derivative liability resulting in a gain on settlement of debt of $9,255.

On September 17, 2019, the Company issued 463,843 common shares with a fair value of $28,758 for the settlement of $10,000 of convertible notes payable, $500 of conversion fees, $6,338 of accrued interest, and $1,487 of derivative liability resulting in a loss on settlement of debt of $10,433.

On September 18, 2019, the Company issued 884,298 common shares with a fair value of $79,587 for the settlement of $30,000 of convertible notes payable, $2,100 of accrued interest, and $50,051 of derivative liability resulting in a gain on settlement of debt of $2,564.

AMERICAN BATTERY METALS CORPORATION

Notes to the Consolidated Financial Statements

For the nine months ended June 30, 2020 and twelve months ended September 30, 2019

10. Share Purchase Warrants

	Number of warrants	Weighted average exercise price $
Balance, September 30, 2018 and 2019	8,925,334	0.09
Issued	6,522,224	0.16
Exercised	(5,610,807)	0.09
Expired	(1,233,639)	0.09

Balance, June 30, 2020	8,603,112	0.14

Additional information regarding share purchase warrants as of June 30, 2020, is as follows:

	Outstanding and exercisable
Range of Exercise Prices $	Number of Warrants	Weighted Average Remaining Contractual Life (years)
0.1	3,250,000	1.1
0.15	4,500,000	2.2
0.17	250,000	0.1
0.18	361,112	0.1
0.5	242,000	0

	8,603,112	3.5

11. Income Taxes

The Company has $24,600,000 of net operating losses carried forward to offset taxable income in future years which expire commencing in fiscal 2032. The income tax benefit differs from the amount computed by applying the US federal income tax rate at 21% per annum to net loss before income taxes. As at June 30, 2020 and September 30, 2019, the Company had no uncertain tax positions.

	June 30,	September 30,
	2020	2019
	$	$
Net loss before taxes	13,318,408	12,625,204
Statutory rate	21%	21%

Computed expected tax recovery	2,796,866	2,651,293
Permanent differences and other	(1,437,275)	(396,668)
Change in valuation allowance	(1,359,591)	(2,254,625)

Income tax provision	-	-

AMERICAN BATTERY METALS CORPORATION

Notes to the Consolidated Financial Statements

For the nine months ended June 30, 2020 and twelve months ended September 30, 2019

11. Income Taxes (continued)

The significant components of deferred income tax assets and liabilities as at June 30, 2020 and September 30, 2019 after applying enacted corporate income tax rates are as follows:

	2020 $	2019 $
Net operating losses carried forward	5,166,165	3,806,574
Valuation allowance	(5,166,165)	(3,806,574)

Net deferred tax asset	-	-

12. Subsequent Events

(a)On July 9, 2020, the Company issued 7,950,000 common shares as consideration for consulting services.

(b)On July 9, 2020, the Company issued 6,081,150 common shares pursuant to the conversion of $147,250 of convertible notes payable and $5,890 accrued interests dated June 25, 2020.

(c)On August 18, 2020, the Company issued 1,000,000 common shares as consideration for management fees and 1,890,000 common shares as consideration for marketing consulting fees.

(d)On August 26, 2020, the Company issued 2,196,822 common shares pursuant to the conversion of $100,000 convertible notes payable and $5,342 accrued interests dated August 20, 2020.

(e)On August 27, 2020, the Company issued 5,055,132 common shares pursuant to the exercise of warrants.

(f)On September 16, 2020, the Company issued 1,696,856 common shares pursuant to the conversion of $77,200 convertible notes payable and $4,653 accrued interests dated September 14, 2020.

Subsequent to June 30, 2020, the Company issued 60,625,000 common shares to various parties for proceeds of $2,425,000 received during the nine months ended June 30, 2020 as part of the private placement at $0.04 per unit. Each unit is comprised of one common share of the Company and 0.8 share purchase warrants where each whole share purchase warrant can be exercised into one common share of the Company at $0.15 per share until October 31, 2024.

PROSPECTUS

AMERICAN BATTERY METALS CORPORATION

50,000,000 SHARES OF

COMMON STOCK

TO BE SOLD BY THE SELLING STOCKHOLDER

January 7, 2021